    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 24, 1997

                                                      REGISTRATION NO. 333-19757
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                               AMERIN CORPORATION
             (Exact name of Registrant as Specified in its Charter)

               DELAWARE                                  6351                                 11-3085148
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                 Identification No.)

                           --------------------------

                      200 EAST RANDOLPH DRIVE, 49TH FLOOR
                          CHICAGO, ILLINOIS 60601-7125
                                 (312) 540-0078
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                          RANDOLPH C. SAILER II, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                      200 EAST RANDOLPH DRIVE, 49TH FLOOR
                          CHICAGO, ILLINOIS 60601-7125
                                 (312) 540-0078
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

              ROBERT A. ZUCCARO, ESQ.                               RICHARD J. SANDLER, ESQ.
             JONES, DAY, REAVIS & POGUE                              DAVIS POLK & WARDWELL
                599 LEXINGTON AVENUE                                  450 LEXINGTON AVENUE
              NEW YORK, NEW YORK 10022                              NEW YORK, NEW YORK 10017
                   (212) 326-3939                                        (212) 450-4000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after this Registration Statement has become effective.
                           --------------------------

    If the only Securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than Securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement contains a prospectus relating to a public offering in the United States and Canada (the "U.S. Offering") of an aggregate of 3,400,000 shares of common stock, par value $.01 per share ("Common Stock"), of Amerin Corporation, together with a separate prospectus cover page relating to a concurrent offering outside the United States and Canada (the "International Offering") of an aggregate of 850,000 shares of Common Stock. The complete prospectus for the U.S. Offering follows immediately after this Explanatory Note. After such prospectus is the alternate front cover page for the International Offering. All other pages of the prospectus for the U.S. Offering are to be used for both the U.S. Offering and the International Offering.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (SUBJECT TO COMPLETION)


ISSUED JANUARY 24, 1997

                                4,250,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                               ------------------


OF THE 4,250,000 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "COMMON STOCK") BEING OFFERED HEREBY, 3,400,000 SHARES ARE BEING OFFERED INITIALLY IN
 THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS AND 850,000 SHARES ARE
  BEING OFFERED INITIALLY OUTSIDE OF THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS. SEE "UNDERWRITERS." ALL OF THE SHARES OF COMMON
   STOCK BEING OFFERED HEREBY ARE BEING SOLD BY THE SELLING STOCKHOLDERS.
    SEE "PRINCIPAL AND SELLING STOCKHOLDERS." THE COMPANY WILL NOT RECEIVE
    ANY PROCEEDS FROM THE SALE OF THE COMMON STOCK BY THE SELLING
     STOCKHOLDERS. THE COMMON STOCK IS LISTED ON THE NASDAQ NATIONAL
      MARKET UNDER THE SYMBOL "AMRN." ON JANUARY 23, 1997, THE REPORTED
      LAST SALE PRICE OF THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET
       WAS $22 3/4 PER SHARE.

                            ------------------------

            SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR INFORMATION
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------

                                PRICE $  A SHARE
                             ---------------------

                                                                UNDERWRITING      PROCEEDS TO
                                                PRICE TO       DISCOUNTS AND        SELLING
                                                 PUBLIC        COMMISSIONS(1)   STOCKHOLDERS(2)
                                            ----------------  ----------------  ----------------
PER SHARE.................................         $                 $                 $
TOTAL (3).................................         $                 $                 $

------------

(1) THE COMPANY AND THE SELLING STOCKHOLDERS HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
(2) EXPENSES ESTIMATED AT $          WILL BE PAID BY THE COMPANY.
(3) THE SELLING STOCKHOLDERS HAVE GRANTED THE U.S. UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS FROM THE DATE HEREOF, TO PURCHASE UP TO 637,500 ADDITIONAL SHARES OF COMMON STOCK AT THE PRICE TO PUBLIC, LESS THE UNDERWRITING DISCOUNTS AND COMMISSIONS, FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE U.S. UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND
    PROCEEDS TO SELLING STOCKHOLDERS WILL BE $          , $          AND
    $          , RESPECTIVELY. SEE "UNDERWRITERS."

    THE SHARES OF COMMON STOCK ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY DAVIS POLK & WARDWELL, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT
DELIVERY OF THE SHARES OF COMMON STOCK WILL BE MADE ON OR ABOUT           , 1997
AT THE OFFICES OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, NEW YORK AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.

                            ------------------------

MORGAN STANLEY & CO.
       INCORPORATED
         CREDIT SUISSE FIRST BOSTON
                   DONALDSON, LUFKIN & JENRETTE
                         SECURITIES CORPORATION
                                                               J.P. MORGAN & CO.

              , 1997

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY SELLING STOCKHOLDER OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

    NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER THAT WOULD PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE REQUIRED BY THE COMPANY, THE SELLING STOCKHOLDERS AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT, AND TO OBSERVE ANY RESTRICTIONS AS TO, THE OFFERING OF THE COMMON STOCK AND THE DISTRIBUTION OF THIS PROSPECTUS.
                           --------------------------

                               TABLE OF CONTENTS


Prospectus Summary............................          3
Risk Factors..................................         10
Recent Financial and Operating Results........         19
Use of Proceeds...............................         22
Price Range of Common Stock and Dividend
  Policy......................................         22
Capitalization................................         23
Industry Overview.............................         24
Selected Consolidated Financial Information...         30
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..................................         32
Business......................................         43
Management....................................         75
Certain Transactions..........................         78
Principal and Selling Stockholders............         80
Shares Eligible for Future Sale...............         83
Description of Capital Stock..................         85
Certain U.S. Federal Income Tax Consequences..         88
Underwriters..................................         92
Validity of Securities........................         95
Experts.......................................         95
Available Information.........................         95
Incorporation of Certain Documents by
  Reference...................................         96
Glossary of Selected Mortgage Insurance
  Terms.......................................         97
Index to Consolidated Financial Statements....        F-1


                           --------------------------

IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULE 10B-6 AND 10B-7 UNDER THE SECURITIES EXCHANGE ACT OF 1934. IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B6-A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITERS."


AMERIN CORPORATION DIRECTLY OWNS ALL OF THE OUTSTANDING SHARES OF CAPITAL STOCK OF AMERIN GUARANTY CORPORATION ("AMERIN GUARANTY"), AN INSURANCE COMPANY LEGALLY DOMICILED IN ILLINOIS AND CURRENTLY COMMERCIALLY DOMICILED IN CALIFORNIA, AND AMERIN RE CORPORATION ("AMERIN RE"), AN INSURANCE COMPANY LEGALLY DOMICILED IN ILLINOIS. ILLINOIS INSURANCE LAWS PROVIDE THAT NO PERSON MAY, DIRECTLY OR INDIRECTLY, ACQUIRE "CONTROL" OF AMERIN CORPORATION (AND THEREBY INDIRECT CONTROL OF AMERIN GUARANTY AND AMERIN RE), UNLESS SUCH PERSON FILES A STATEMENT WITH THE ILLINOIS DIRECTOR OF INSURANCE AND OBTAINS THE DIRECTOR'S PRIOR APPROVAL (THE DIRECTOR MAY HOLD A PUBLIC HEARING ON THE MATTER). BECAUSE AMERIN GUARANTY IS CURRENTLY COMMERCIALLY DOMICILED IN CALIFORNIA AND IS THEREFORE SUBJECT TO CERTAIN CALIFORNIA INSURANCE LAWS, NO PERSON MAY ACQUIRE CONTROL OF AMERIN CORPORATION (AND THEREBY INDIRECT CONTROL OF AMERIN GUARANTY) WITHOUT ALSO FILING A STATEMENT WITH THE CALIFORNIA COMMISSIONER OF INSURANCE AND OBTAINING THE COMMISSIONER'S PRIOR APPROVAL (OR WAITING UNTIL 60 DAYS AFTER THE STATEMENT IS FILED, IF THE COMMISSIONER HAS NOT DISAPPROVED OF THE ACQUISITION DURING THE 60-DAY PERIOD). UNDER THE CALIFORNIA AND ILLINOIS INSURANCE LAWS, "CONTROL" IS PRESUMED TO EXIST IF A PERSON OWNS OR CONTROLS 10% OR MORE OF THE VOTING SECURITIES OF AMERIN CORPORATION, ALTHOUGH THE ILLINOIS DIRECTOR OF INSURANCE AND THE CALIFORNIA COMMISSIONER OF INSURANCE EACH HAVE THE STATUTORY AUTHORITY TO FIND THAT "CONTROL" IN FACT DOES OR DOES NOT EXIST WHERE A PERSON OWNS OR CONTROLS EITHER A LESSER OR GREATER AMOUNT OF SECURITIES.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS (INCLUDING NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS INDICATED OTHERWISE, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THAT THE U.S. UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. TERMS PRINTED IN BOLDFACE TYPE THE FIRST TIME THEY APPEAR IN THIS PROSPECTUS ARE DEFINED UNDER THE CAPTION "GLOSSARY OF SELECTED MORTGAGE INSURANCE TERMS." UNLESS OTHERWISE INDICATED, THE COMPANY'S FINANCIAL INFORMATION SET FORTH IN THIS PROSPECTUS IS BASED ON GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP") AND NOT STATUTORY ACCOUNTING PRACTICES ("SAP"), AND ALL SHARE AND PER SHARE NUMBERS HAVE BEEN ADJUSTED TO REFLECT A RECAPITALIZATION OF THE COMPANY'S CAPITAL STRUCTURE EFFECTED ON NOVEMBER 2, 1995. INDUSTRY DATA INCLUDED HEREIN RELATES TO THE UNITED STATES AND UNLESS OTHERWISE INDICATED (I) HAVE BEEN DERIVED FROM INSIDE MORTGAGE FINANCE, FACT BOOK AND MEMBERSHIP DIRECTORY OF MORTGAGE INSURANCE COMPANIES OF AMERICA ("MICA FACT BOOK") AND OTHER SOURCES WHICH THE COMPANY BELIEVES TO BE RELIABLE BUT WHICH HAVE NOT BEEN INDEPENDENTLY VERIFIED AND (II) DOES NOT INCLUDE DATA WITH RESPECT TO POOL INSURANCE. AMERIN CORPORATION IS A HOLDING COMPANY WHICH CONDUCTS ITS BUSINESS PRIMARILY THROUGH TWO DIRECT WHOLLY-OWNED SUBSIDIARIES:
AMERIN GUARANTY CORPORATION ("AMERIN GUARANTY"), AN ILLINOIS INSURANCE COMPANY, AND AMERIN RE CORPORATION ("AMERIN RE"), AN ILLINOIS INSURANCE COMPANY. UNLESS THE CONTEXT OTHERWISE REQUIRES, WHEN USED HEREIN THE TERM "COMPANY" OR "AMERIN" REFERS TO AMERIN CORPORATION AND ITS SUBSIDIARIES. CERTAIN AMOUNTS WHICH APPEAR IN THIS PROSPECTUS MAY NOT SUM BECAUSE OF ROUNDING.

                                  THE COMPANY

    The Company provides mortgage insurance based on innovative approaches to sales, products, UNDERWRITING and claims processing. The Company believes these innovations result in lower costs to borrowers and enhanced profitability, greater efficiency and ease of interaction for mortgage lenders, and are therefore particularly attractive to larger mortgage lenders. Since initiating mortgage insurance underwriting in 1993, the Company has increased its market share, based on new PRIMARY INSURANCE written, from .2% in 1993 to 5.4% for 1995 and 6.1% for the first nine months of 1996. The Company has also experienced significant growth in INSURANCE IN FORCE, from $272.4 million at year-end 1993 to $13.4 billion at September 30, 1996. The Company's customers include eight of the 10 largest mortgage lenders based on originations in the first nine months of 1996: Bank of America, Chase Manhattan Mortgage Corporation, Countrywide Home Loans, Fleet Mortgage Group, FT Mortgage Companies, HomeSide Lending, Norwest Mortgage, Inc. and Resource Bancshares Mortgage Group, Inc.

    Private mortgage insurance typically is used by mortgage lenders to enable them to sell mortgages into the secondary mortgage market, principally to the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac"), and to reduce a mortgage lender's credit risk in LOW DOWN PAYMENT, HIGH LOAN TO VALUE ("LTV") mortgage loans. Home purchasers who make down payments of less than 20% of the value of the home are usually required by the mortgage lender to qualify and pay for primary mortgage insurance on their mortgage loans. If the homeowner defaults on the mortgage loan, mortgage insurance pays the owner of the insured loan its losses up to a specified coverage amount or based on a coverage formula. Mortgage insurance does not cover losses that result from damage to the property.

    Privately insured mortgage originations in the U.S. were $109.6 billion in 1995, as compared to $39.0 billion in 1990. Management believes that the substantial growth in privately insured mortgage originations in recent years is due to (i) a recent increase in the percentage of mortgage loans carrying mortgage insurance due to increased volumes of high LTV loans (due in part to "affordable housing" and urban housing initiatives) coupled with higher regulatory capital requirements for depositary institutions holding uninsured, high LTV mortgages and (ii) increased mortgage originations and outstanding mortgage amounts resulting from, among other factors, historically low interest rates, increased housing affordability and increased consumer confidence. In addition, in the first quarter of 1995, Fannie Mae and Freddie Mac began to require higher mortgage insurance coverage on certain high LTV loans as a condition of purchase of such loans. For the mortgage insurer, this higher coverage requirement increases both the amount of RISK IN FORCE and the amount of PREMIUMS WRITTEN with respect to the same size loan.

    Management believes that there has been and will continue to be a trend of consolidation in the mortgage origination industry, resulting in concentration of mortgage origination market share among a relatively small number of high volume national financial institutions. In 1995, the top 10 and 25 mortgage lenders accounted for 25.5% and 38.4%, respectively, of all mortgage originations, an increase from 17.5% and 28.4%, respectively, in 1990. The Company also believes that such industry consolidation will result in more centralized decision making by leading mortgage lenders with respect to mortgage insurance for their loans.

    The Company has developed an innovative and efficient operating structure to take advantage of the consolidation in the mortgage origination industry and to provide lower cost insurance and alternative products to mortgage lenders and borrowers. The Company's operating structure includes (i) a small noncommissioned sales force of approximately 19 salespeople with a selling effort focused on lender senior management and emphasis on a centralized mortgage insurance decision, (ii) extensive use of DELEGATED UNDERWRITING and efficient issuance of insurance certificates with experienced mortgage lenders capable of meeting the Company's financial, operating and quality requirements,
(iii) a streamlined claims procedure reducing the time and costs to settle claims and (iv) leverage of existing technology and databases and the flexibility to adapt new technologies such as ELECTRONIC DATA INTERCHANGE ("EDI") to improve efficiency and interaction with lenders. Management believes that its low cost structure will allow it to maintain operating costs lower than those of the mortgage insurance industry in general, thereby allowing the Company to offer lower cost products. However, because of the Company's limited operating history, there can be no assurance that the Company's approach will ultimately enable it to achieve or maintain a lower cost structure to support lower price products. The Company's lower pricing approach is the result of the Company's low cost structure and operating efficiencies, not the product of a more aggressive approach to underwriting and risk management. Management further believes that the Company's delegated underwriting and streamlined claims paying procedures provide it with a competitive advantage through speed of delivery and ease of interaction with the mortgage lender.

    The Company's products are designed to take advantage of this innovative low cost structure. The Company offers BORROWER-PAID MORTGAGE INSURANCE ("BPMI"), which is similar to traditional mortgage insurance in which the borrower pays the mortgage insurance premium to the mortgage lender or LOAN SERVICER, who in turn remits the premiums to the mortgage insurer. The lower cost of the Company's BPMI gives the lender the opportunity to offer choice and value to borrowers, thereby offering the lender an advantage in attracting new customers. The Company began offering BPMI products nationwide in February 1994. In 1994, 1995 and the first nine months of 1996, BPMI accounted for approximately 65%, 73% and 75%, respectively, of the Company's NET premiums written.

    In April 1993, the Company introduced a new type of mortgage insurance, LENDER PAID MORTGAGE INSURANCE ("LPMI") and was the first mortgage insurer to be approved for the use of LPMI by Fannie Mae and Freddie Mac. Unlike BPMI, where the borrower pays the mortgage insurance premium, in LPMI, the mortgage lender or loan servicer pays the mortgage insurance premiums to the mortgage insurer. The mortgage lender's obligation to pay these premiums is generally reflected in an increased interest rate on the borrower's loan; however, the mortgage premiums on Amerin's LPMI are lower than those generally available from other mortgage insurers for BPMI and the full amount of interest on LPMI-insured mortgages is generally deductible by borrowers. Therefore, Amerin's LPMI allows mortgage lenders to offer borrowers lower-cost "all-in" mortgages. LPMI also reduces closing costs for home buyers as compared to BPMI. The Company also offers an innovative, experienced-based LPMI product which gives mortgage lenders an opportunity to benefit from the long-term performance of their insured portfolio, while also sharing in the risks. In 1994, 1995 and the first nine months of 1996, LPMI accounted for approximately 35%, 27% and 25%, respectively, of the Company's net premiums written.

    Amerin Guaranty has developed a program that permits mortgage lenders to participate on a limited basis in the risks and rewards of insuring loans originated by such lenders. To date, under this program Amerin Guaranty has entered into reinsurance arrangements with mortgage reinsurance affiliates of two of its mortgage lending customers. See "Risk Factors--Certain Legal Matters Relating to Captive Mortgage Reinsurance Arrangements" and "Business--Reinsurance."

    Virtually all of the Company's mortgage insurance is written through a delegated underwriting program under which participating mortgage lenders are permitted to commit the Company to insure mortgage loans that meet mutually agreed criteria. The Company performs extensive financial, operating and quality analyses on a mortgage lender before allowing it to participate in the delegated underwriting program. Following acceptance of a mortgage lender, the Company uses numerous procedures, including daily monitoring of all loans committed for insurance and periodic on-site lender reviews, to assess compliance with agreed criteria. To further manage the risk profile of its insured mortgage portfolio, the Company does not insure loans with scheduled NEGATIVE AMORTIZATION, and generally does not allow delegated underwriting for 97% LTV loans ("97s") or loans on non-owner occupied properties. In conjunction with its program of delegated underwriting, the Company provides a simplified post-closing procedure for the processing of insurance certificates and related documentation.

    The majority of claims under private mortgage insurance policies have historically occurred during the third through the sixth years after issuance of the policies. Amerin Guaranty wrote its first mortgage insurance policy in April 1993, and, as of September 30, 1996, approximately 91% of Amerin Guaranty's risk in force was written since October 1, 1994. This means that less than 10% of Amerin Guaranty's insurance in force had reached the beginning of the expected peak claims period. No assurance can be given that Amerin Guaranty's claims or loss experience will follow historical industry patterns. Because of the Company's limited operating history, its loss experience is expected to significantly increase as its policies continue to age.

    At September 30, 1996, the Company's investment portfolio was carried at fair market value which was $311.7 million. All of the Company's investments are in fixed income securities, including U.S. government securities, corporate obligations and municipal bonds, and short-term debt securities. On September 30, 1996, based on carrying value, 91.8% of the Company's investment portfolio consisted of fixed income securities, 98.6% of which were rated "A" or better by at least one nationally recognized securities rating organization or which, in the case of municipal bonds or short-term debt securities, had an equivalent rating.

    Amerin Guaranty's claims-paying ability is currently rated "Aa3" by Moody's Investors Service ("Moody's") and "AA" by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"). Each such rating is the second highest generic rating given by such rating agency. Both ratings were granted on September 10, 1992, and the issuance and maintenance of each such rating is subject to compliance by the Company and Amerin Guaranty with certain conditions imposed by the respective rating agencies. On January 4, 1996, S&P reaffirmed its "AA" rating of Amerin Guaranty's claims-paying ability.

    The Company began operations in 1992 under Gerald L. Friedman, its Chairman and Chief Executive Officer, and Stuart M. Brafman, who served as President and Chief Operating Officer until his retirement in December 1996. In the same month, Mr. Friedman assumed the Presidency of the Company and of Amerin Guaranty, and established the Office of the Chairman, consisting of Mr. Friedman, Roy J. Kasmar, Executive Vice President of Operations and Chief Operating Officer of Amerin Guaranty, and Jerome J. Selitto, Executive Vice President and National Director of Marketing and Sales of Amerin Guaranty. Mr. Friedman began his career in 1961 at Mortgage Guaranty Insurance Company ("MGIC"), a major mortgage insurer, and served as President of MGIC Investment Corporation, the holding company for MGIC, from 1978 to 1981. Thereafter, he founded and served as Chairman and President of Financial Guaranty Insurance Company ("FGIC"), a financial guarantor that was purchased by General Electric Credit Corporation in 1989. Mr. Kasmar, who joined Amerin Guaranty in May 1996, served as Managing Director of Prudential Home Mortgage's Capital Markets area from 1988 to 1996 and as Vice President in charge of Secondary Marketing and Chief Operating Officer at First Boston Capital Group from 1984 to 1988. Mr. Selitto, who has been with Amerin Guaranty since 1992, was managing director and manager of the Asset-Backed Securities Group at First Chicago Capital Markets, Inc. from 1989 to 1992. Following completion of this Offering, Mr. Friedman will own 3.9% of the Common Stock, none of the Company's outstanding nonvoting common stock, par value $.01 per share (the "Nonvoting Common Stock," and, together with the Common Stock, the "Common Equity"), and 3.7% of the outstanding Common Equity. See "Principal and Selling Stockholders."

    In November 1995, the Company consummated an initial public offering (the "Initial Public Offering") of 13,340,000 shares of its Common Stock.

SELLING STOCKHOLDERS

    Amerin Guaranty (then named U.S. Mortgage Insurance Company) was purchased in April 1992 by the Company, which in turn was owned by an investor group comprised of The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF"), J.P. Morgan Capital Corporation ("JPMCC"), Aetna Life Insurance Company, First Plaza Group Trust (a trust organized for the benefit of certain employee benefit plans of General Motors Corporation and its subsidiaries), and Leeway & Co. (a nominee for the AT&T Master Pension Trust) (collectively, the "Principal Stockholders") and Mr. Friedman.

    Upon consummation of the Offering: (i) Mr. Friedman and the Principal Stockholders (together with Mr. Brafman, a limited partnership and a trust formed for the benefit of Mr. Brafman or members of his family, two relatives of Mr. Friedman, and certain trusts and a foundation formed by or for the benefit of Mr. Friedman or certain members of his family, the "Selling Stockholders") will own, in the aggregate, 25.4% of the outstanding Common Stock, (ii) certain Principal Stockholders will own, in the aggregate, 100.0% of the Nonvoting Common Stock and (iii) the Original Stockholders (as defined below) will own, in the aggregate, 30.0% of the Common Equity.

    Pursuant to the terms of an Amended and Restated Shareholders Agreement dated as of November 1, 1995 (the "Stockholders Agreement"), so long as the Principal Stockholders, together with Messrs. Friedman and Brafman and certain transferees thereof pursuant to the terms of the Stockholders Agreement (the "Original Stockholders"), continue to own, in the aggregate, at least 20% of the Common Equity, and certain other conditions are met, the Original Stockholders (other than JPMCC) are required to designate Mr. Friedman for nomination to the Company's board of directors, and have the right to designate four additional persons for nomination. The stockholders party to the Stockholders Agreement (other than JPMCC) are required to vote their Common Stock and to take such other actions as may be necessary to effectuate the composition of the Company's board of directors as contemplated by the Stockholders Agreement. See "Certain Transactions" and "Principal and Selling Stockholders."

    MSLEF is an affiliate of both Morgan Stanley & Co. Incorporated ("MS&Co"), a representative of the U.S. Underwriters, and Morgan Stanley & Co. International Limited ("MS&Co International"), a representative of the International Underwriters. JPMCC is an affiliate of both J.P. Morgan Securities Inc., a representative of the U.S. Underwriters, and J.P. Morgan Securities Ltd., a representative of the International Underwriters.
                            ------------------------

    See "Risk Factors" for a discussion of certain considerations relevant to an investment in the Common Stock.
                            ------------------------

    Amerin Corporation is a Delaware corporation. Its principal office is located at 200 East Randolph Drive, Chicago, Illinois 60601-7125 (telephone number (312) 540-0078).

                                  THE OFFERING


Common Stock offered by the
  Selling Stockholders:
  U.S. Offering...............  3,400,000 shares
  International Offering......  850,000 shares
                                -----------
      Total...................  4,250,000 shares(1)
Common Equity outstanding
  after the Offering..........  26,080,839 shares(2)(3)
Nasdaq National Market
  Symbol......................  AMRN
Use of Proceeds...............  The Selling Stockholders will receive all of the net proceeds of the Offering. See "Use of Proceeds."


------------------------

(1) Excludes up to 637,500 additional shares of Common Stock subject to the U.S. Underwriters' over-allotment option.


(2) Excludes: (i) currently outstanding options issued under the Company's 1992 Long-Term Stock Incentive Plan (the "Stock Incentive Plan") to purchase an aggregate of 943,180 shares of Common Stock at exercise prices ranging from $4.24 to $26.50 per share and (ii) an additional 1,957,605 shares of Common Stock available for future issuance under the Stock Incentive Plan.



(3) Includes 24,496,963 shares of Common Stock and 1,583,876 shares of Nonvoting Common Stock. See "Description of Capital Stock--Common Equity."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

    The following Summary Consolidated Financial Information has been derived principally from the Company's consolidated financial statements prepared in accordance with generally accepted accounting principles. Certain information at December 31, 1995 and 1994 and for each of the years in the three year period ended December 31, 1995 has been derived from the Company's audited financial statements which appear elsewhere herein. Certain information at December 31, 1993 and 1992 and for the the year ended December 31, 1992 has been derived from the Company's audited financial statements which are not contained or incorporated by reference herein. Certain information at September 30, 1996 and for the respective nine month periods ended September 30, 1996 and 1995 has been derived from the Company's unaudited condensed consolidated financial statements, which are also contained in this Prospectus, and which, in the opinion of the Company, reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation. Results for the nine month period ended September 30, 1996 are not necessarily indicative of results for the full year. All such financial information is qualified in its entirety by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements (including Notes thereto). Certain statutory information derived from the statutory financial statements of Amerin Guaranty is also presented. For a description of certain differences between SAP and GAAP, see Note 3 of Notes to Consolidated Financial Statements.


    See "Recent Financial and Operating Results" for information concerning preliminary 1996 results.

                                                                         NINE MONTHS ENDED
                                                                           SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                                                       ---------------------  -------------------------------
                                                                          1996       1995       1995       1994       1993
                                                                       ----------  ---------  ---------  ---------  ---------

                                                                       (IN THOUSANDS OF DOLLARS EXCEPT RATIOS, PER SHARE DATA
                                                                                               OR AS
                                                                                        OTHERWISE INDICATED)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
  Net premiums written...............................................  $   49,988  $  20,729  $  33,946  $  10,274  $   1,611
  Increase in unearned premiums......................................      (6,431)    (3,775)    (6,387)    (5,037)    (1,285)
  Net premiums earned................................................      43,557     16,954     27,559      5,237        326
  Net investment income..............................................      12,401      4,984      7,612      4,818      4,251
  Realized investment gains (losses).................................        (133)       493        491        435        707
      Total revenues.................................................      55,825     22,431     35,662     10,490      5,284
Expenses:
  Losses incurred....................................................      13,958      3,819      7,757        262     --
  Policy acquisition costs...........................................       6,120      4,963      6,641      2,456      2,677
  Underwriting and other expenses(1).................................       7,865      4,863      6,915      5,765      5,403
  Compensation charge resulting from initial public offering(2)......      --         --         35,741     --         --
      Total expenses.................................................      27,943     13,645     57,054      8,482      8,080
Income tax expense...................................................       7,909         50      1,419     --         --
Net income (loss)....................................................      19,973      8,736    (22,811)     2,008     (2,795)
Pay-in-kind dividends on preferred stock(3)..........................      --          4,255      5,287      5,067      4,437
Net income (loss) applicable to common stockholders..................      19,973      4,481    (28,098)    (3,059)    (7,232)
OTHER OPERATING DATA:
  Mortgage insurance operating ratios (GAAP)(4)
    Loss ratio.......................................................        32.0%      22.5%      28.2%       5.0%    --
    Expense ratio....................................................        32.1       58.0       49.2      157.0         (5)
    Combined ratio...................................................        64.1%      80.5%      77.3%     162.0%        (5)
  Mortgage insurance operating ratios (SAP)(4)
    Loss ratio.......................................................        32.0%      22.5%      28.2%       5.0%    --
    Expense ratio....................................................        27.7       51.0       42.8       97.4         (5)
    Combined ratio...................................................        59.7%      73.5%      70.9%     102.4%        (5)
PER SHARE DATA:(6)
  Net income (loss)..................................................  $      .76  $     .42  $   (2.32) $    (.36) $    (.99)
  Weighted average shares outstanding (in thousands).................      26,349     10,623     12,106      8,466      7,328
  Book value (at period end).........................................  $    11.09  $    6.61  $   10.55  $    5.59  $    5.66


                                                                         1992
                                                                       ---------

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
  Net premiums written...............................................  $  --
  Increase in unearned premiums......................................     --
  Net premiums earned................................................     --
  Net investment income..............................................      1,380
  Realized investment gains (losses).................................         15
      Total revenues.................................................      1,395
Expenses:
  Losses incurred....................................................     --
  Policy acquisition costs...........................................     --
  Underwriting and other expenses(1).................................      5,721
  Compensation charge resulting from initial public offering(2)......     --
      Total expenses.................................................      5,721
Income tax expense...................................................     --
Net income (loss)....................................................     (4,326)
Pay-in-kind dividends on preferred stock(3)..........................      1,250
Net income (loss) applicable to common stockholders..................     (5,576)
OTHER OPERATING DATA:
  Mortgage insurance operating ratios (GAAP)(4)
    Loss ratio.......................................................     --
    Expense ratio....................................................     N/A
    Combined ratio...................................................     N/A
  Mortgage insurance operating ratios (SAP)(4)
    Loss ratio.......................................................     --
    Expense ratio....................................................     N/A
    Combined ratio...................................................     N/A
PER SHARE DATA:(6)
  Net income (loss)..................................................  $   (1.98)
  Weighted average shares outstanding (in thousands).................      2,810
  Book value (at period end).........................................  $    6.67

                                                                         NINE MONTHS ENDED
                                                                           SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                                                       ---------------------  -------------------------------
                                                                          1996       1995       1995       1994       1993
                                                                       ----------  ---------  ---------  ---------  ---------
                                                                       (IN THOUSANDS OF DOLLARS EXCEPT RATIOS, PER SHARE DATA
                                                                                               OR AS
                                                                                        OTHERWISE INDICATED)
OPERATING AND STATUTORY DATA:(7)
  Number of policies in force........................................     109,383     54,546     68,112     22,937      2,473
  Default rate.......................................................        1.07%       .68%       .89%       .18%       .16%
  Persistency........................................................        86.8%      96.1%      93.0%      96.2%    --
  Direct primary insurance in force (in millions)....................  $   13,380  $   6,581  $   8,262  $   2,750  $     272
  Direct primary risk in force (in millions).........................  $    3,306  $   1,556  $   1,989  $     580  $      57
  Statutory capital..................................................  $    250.8  $    95.8  $   227.0  $    90.5  $    70.8
  Risk to capital ratio..............................................        12.3       15.2        8.2        6.4         .8
  Net premiums written:
    New..............................................................  $   10,776  $   7,479  $  11,060  $   7,459  $   1,611
    Renewal..........................................................  $   39,212  $  13,250  $  22,886  $   2,815     --
  Market share(8)....................................................         6.1%       5.1%       5.4%       1.9%        .2%

                                                                         1992
                                                                       ---------
OPERATING AND STATUTORY DATA:(7)
  Number of policies in force........................................     --
  Default rate.......................................................     --
  Persistency........................................................     --
  Direct primary insurance in force (in millions)....................     --
  Direct primary risk in force (in millions).........................     --
  Statutory capital..................................................  $    73.8
  Risk to capital ratio..............................................     N/A
  Net premiums written:
    New..............................................................
    Renewal..........................................................
  Market share(8)....................................................

                                                                                SEPTEMBER 30, 1996
                                                                             -------------------------
                                                                             (IN THOUSANDS OF DOLLARS)
CONSOLIDATED BALANCE SHEET DATA:
  Total investments........................................................          $311,701
  Total assets.............................................................           336,829
  Unearned premiums........................................................            19,141
  Loss reserves............................................................            15,375
  Total common stockholders' equity........................................           289,026

------------------------------
(1) Includes fees paid to the Principal Stockholders of $.7 million, $.9 million, $.8 million, $.8 million and $.2 million, in the nine months ended September 30, 1995 and in 1995, 1994, 1993 and 1992, respectively, in respect of their standby commitments during such periods to provide additional equity capital to the Company under specified conditions, which standby commitments terminated upon consummation of the Initial Public Offering.

(2) This nonrecurring non-cash charge was incurred in the fourth quarter of 1995 as a result of Messrs. Friedman and Brafman being entitled to 2,250,068 shares of Common Stock upon consummation of the Initial Public Offering pursuant to a Management and Stock Voting Agreement (the "MSV Agreement").

(3) The preferred stock was redeemed in connection with the Initial Public Offering.

(4) GAAP and SAP ratios reflect the Company's status as a new company and include start-up and other expenses incurred prior to the commencement of significant operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Expenses." SAP ratios reflect the combined results of the Company's insurance subsidiaries and do not include holding company costs. The GAAP expense and combined ratios for the year ended December 31, 1995 exclude the compensation charge resulting from the Initial Public Offering.

(5) Not meaningful.

(6) See Notes 2, 9, 10 and 15 of Notes to the Consolidated Financial Statements.

(7) Operating and Statutory Data includes data only for Amerin Guaranty except for net premiums written which is consolidated.

(8) Based on new primary insurance written during the period as reported by INSIDE MORTGAGE FINANCE.

                                  RISK FACTORS

    IN ADDITION TO THE INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE COMPANY, ITS BUSINESS AND AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

POTENTIAL INCREASE IN CLAIMS

    A number of factors affecting the Company and the private mortgage insurance industry in general could cause claims on policies issued to increase and thus materially adversely affect the Company's financial condition and results of operations, as discussed below. Because mortgage insurance coverage generally cannot be canceled by the insurer and RENEWAL PREMIUMS generally are fixed for the life of the policy at the time the policy is issued, if a particular product offered by Amerin Guaranty turns out to have poor risk characteristics or if the economy in general or of a particular region undergoes unanticipated stress, such adverse developments cannot be offset by renewal premium increases or mitigated by nonrenewal of coverage.

    COMPOSITION OF RISK IN FORCE. At September 30, 1996, Amerin Guaranty's risk in force included a substantial percentage of mortgages with LTVs in excess of 90% and less than or equal to 95% ("95s") and adjustable rate mortgages ("ARMs"), which have risk characteristics that exceed the risk characteristics associated with other mortgage loans. At September 30, 1996, 49.0% of Amerin Guaranty's risk in force consisted of 95s, which the Company believes have a claim incidence substantially higher than mortgages with LTVs equal to or less than 90% and over 85% ("90s"). At September 30, 1996, 13.0% of Amerin Guaranty's risk in force consisted of ARMs and 7.5% consisted of ARM 95s. The proportion of Amerin Guaranty's new INSURANCE WRITTEN in 1995 and the first nine months of 1996 with these risk factors is slightly less than the comparable proportion for new insurance written in the same period for the overall mortgage insurance industry. However, the proportion of such loans in Amerin Guaranty's risk in force is higher than the comparable proportion for the overall mortgage insurance industry due to Amerin Guaranty's recent entry into the mortgage insurance business and an overall industry trend in recent years toward a greater percentage of 95s.

    The Company believes that the introduction of monthly premium products throughout the mortgage insurance industry in 1993 and 1994, including by Amerin Guaranty in the first quarter of 1994, have increased the popularity of 95s by making these loans affordable to certain borrowers previously unable to obtain sufficient funds for closing costs. As a result of Fannie Mae and Freddie Mac's DEEP COVERAGE requirements on certain 95s, which became effective during the first quarter of 1995, the average size of claims on loans having such deep coverage will increase.

    Amerin Guaranty's premium rates are based upon the expected risk of claim on the insured loan and take into account the LTV, loan type, mortgage term, occupancy status and COVERAGE PERCENTAGE. Unless otherwise noted, references to coverage percentages are to standard mortgage insurance industry coverage percentages, which are different from, but which correspond to, the coverage percentages used by the Company. See "Business--Coverage." In addition, the premium rates take into account PERSISTENCY, operating expenses and REINSURANCE costs, as well as profit and capital needs and the prices offered by competitors. However, PREMIUMS EARNED, and the associated investment income, may ultimately prove to be inadequate to compensate for future losses. See "Business--Products" and "--Overview of Direct Risk in Force."

    GEOGRAPHIC CONCENTRATIONS. In addition to nationwide economic conditions that affect all mortgage insurers, a mortgage insurer can be particularly affected by economic downturns in specific regions where a large portion of its business is concentrated. Amerin Guaranty has a relatively high percentage of its risk in force concentrated in California (26.4% at September 30, 1996, reduced from 31.1% at December 31, 1995 and 43.2% at December 31, 1994). The Company's concentration arose as a result of greater early market penetration by the Company of lenders doing business in California, particularly Southern California, relative to other regions. While this level of concentration exceeded Amerin Guaranty's long-term goals for geographic concentration, management determined that this concentration would be reduced by increased market penetration of lenders active in other regions, and has not sought to limit or reduce the amount of Amerin Guaranty's business in the state. California, and Southern California in particular, has experienced poor economic conditions in recent years and industry claims rates on insured mortgages in California have been substantially higher than national averages in recent periods. While Amerin Guaranty's business has become more geographically diverse, continued and prolonged adverse economic conditions in California could result in high levels of claims and losses for the Company. In addition, refinancing activity can have the effect of concentrating an insurer's insurance in force in economically weaker areas, since loans in areas experiencing property value appreciation are less likely to require mortgage insurance at the time of refinancing than are loans in areas experiencing limited or no property value appreciation. See "Business--Geographic Dispersion" and "--Defaults and Claims--Defaults."

    GENERAL ECONOMIC FACTORS. The Company believes that the loss experience of private mortgage insurers, including Amerin Guaranty, would be materially and adversely affected by extended national or regional economic recessions, falling housing values, rising unemployment rates, interest rate volatility or combinations of such factors. Such economic events could also materially adversely impact the demand for housing and, consequently, mortgage insurance. See "Industry Overview" and "Business--Defaults and Claims--Claims."

    LOSS EXPERIENCE; LOSS RESERVES. The majority of claims under private mortgage insurance policies have historically occurred during the third through the sixth years after issuance of the policies. See "Business--Defaults and Claims--Claims." Amerin Guaranty wrote its first mortgage insurance policy in April 1993, and, as of September 30, 1996, approximately 91% of Amerin Guaranty's risk in force was written since October 1, 1994. This means that less than 10% of Amerin Guaranty's insurance in force has reached the beginning of the expected peak claims period. No assurance can be given that Amerin Guaranty's claims or loss experience will follow historical industry patterns. Because of the Company's limited operating history, its loss experience is expected to significantly increase as its policies continue to age. If the claim frequency on such risk in force significantly exceeds the claim frequency that was assumed in setting premium rates, the Company's financial condition and results of operations would be materially and adversely affected.

    To recognize the liability for unpaid losses related to its insurance in force with respect to mortgage loans which are in default, Amerin Guaranty establishes LOSS RESERVES in respect of such defaults, based upon the estimated CLAIM RATE and related CLAIM AMOUNT. These estimates are regularly reviewed and updated using the most current information available. Such reserves are necessarily based on estimates and the ultimate claim rate and the resulting aggregate amount of claims may vary from such estimates. Any resulting adjustments, which may be material, are reflected in the Company's then current consolidated results of operations. There can be no assurance that Amerin Guaranty's reserves will be adequate to cover ultimate loss development on incurred defaults. The Company's results of operations would be adversely affected to the extent that Amerin Guaranty's reserves are insufficient to cover the actual related claims paid and expenses incurred. GAAP does not permit Amerin Guaranty to establish loss reserves in respect of estimated potential defaults that may occur in the future. See "Business--Loss Reserves."

DELEGATED UNDERWRITING

    While other mortgage insurers offer a program of delegated underwriting to some of the lenders with which they do business, Amerin Guaranty is the only mortgage insurer which writes substantially all of its insurance on a delegated underwriting basis. The performance of loans insured through programs of delegated underwriting, including Amerin's program of delegated underwriting, has not been tested over an extended period of time or over portfolios almost exclusively written based on delegated underwriting, nor has the performance of such loans been tested in a period of adverse economic conditions. See "Business--Overview of Direct Risk in Force" and "--Underwriting Practices."

    Once a lender is accepted for delegated underwriting, Amerin Guaranty does not have the option to refuse to insure, or rescind coverage on, a particular loan originated by such lender based on Amerin Guaranty's subsequent evaluation of the loan's risk profile or the lender's failure to comply with the agreed upon delegated underwriting criteria. Amerin Guaranty may, however, curtail or terminate a lender's delegated underwriting authority if the risk profile of such lender's insured loans is unacceptable to Amerin Guaranty or based on failure to comply with applicable criteria. Amerin Guaranty's ability to take action against a lender is therefore limited by its access to data with which to assess the risk of a lender's insured loans and to assess compliance with applicable criteria. Moreover, Amerin Guaranty would remain at risk for any loans insured by a lender prior to Amerin Guaranty's taking action against such lender. It is therefore possible that a lender could cause Amerin Guaranty to insure a material volume of loans with unacceptable risk profiles before such lender's delegated underwriting authority was terminated.

    Amerin Guaranty collects data in connection with each application for insurance which it believes covers the most important risk factors relating to a loan, reviews this data daily and takes action if a significant risk issue becomes apparent. In addition, Amerin Guaranty underwriters conduct periodic reviews of full loan documentation of all or a sample of a lender's insured loans. Actions may also be taken against lenders based on the findings of these reviews, which are conducted at intervals of six to 12 weeks for lenders with a significant volume of insured loans. Management believes that these procedures, in connection with Amerin Guaranty's lender approval process, provide acceptable protection against abuse of the delegated underwriting process.

CONCENTRATION OF BUSINESS WITH LENDERS

    Amerin Guaranty is dependent on a small number of lenders for a substantial portion of its business. Ten lenders were responsible for 98.7%, 89.9%, 86.8% and 87.0% of Amerin Guaranty's DIRECT RISK IN FORCE at December 31, 1993, 1994 and 1995 and September 30, 1996, respectively. At September 30, 1996, the three largest single customers of Amerin Guaranty (including branches and affiliates of such customers), measured by direct risk in force, were Norwest Mortgage, Inc., Countrywide Home Loans and Bank of America, which accounted for 40.0%, 22.4% and 8.3%, respectively, of Amerin Guaranty's direct risk in force. From time to time, concentration of business with lenders may increase as a result of, among other factors, mergers or other combinations of lenders. For example, during 1996, Norwest Mortgage, Inc. acquired Prudential Home Mortgage and Chase Manhattan Mortgage Corporation merged with Chemical Residential Mortgage Corporation. While management believes its relations with the major lenders doing business with Amerin Guaranty to be good, there can be no assurance that these lenders will not reduce the amount of business currently given to Amerin Guaranty or cease doing business with Amerin Guaranty altogether. Amerin Guaranty's master policies and related lender agreements do not, and by law can not, require lenders to do business with Amerin Guaranty. The loss of business from any of Amerin Guaranty's major lenders would have a material adverse effect on Amerin Guaranty's business and financial results. See "Business--Customers" and "--Overview of Direct Risk in Force."

CLAIMS-PAYING ABILITY RATINGS

    Moody's and S&P have rated the claims-paying ability of Amerin Guaranty as "Aa3" and "AA," respectively. Certain national mortgage lenders, and a large segment of the mortgage securitization market, including Fannie Mae and Freddie Mac, generally will not purchase mortgages or mortgage-backed securities unless the private mortgage insurance on the mortgages has been issued by an insurer with a claims-paying ability rating of at least "Aa3" from Moody's or "AA-" from S&P, Duff & Phelps Credit Ratings Co. ("D&P") or Fitch Investors Service, Inc. ("Fitch"). Any downgrading of Amerin Guaranty's ratings below such levels would have a material adverse effect on the Company's results of operations and prospects. Adverse developments in Amerin Guaranty's financial condition or results of operations, by virtue of underwriting or investment losses or otherwise, or changes in the views of the rating agencies, could cause the rating agencies to lower Amerin Guaranty's ratings. There can be no assurance that Amerin Guaranty's claims-paying ability ratings will not be downgraded by one or more rating agencies in the future.

    The Company and Amerin Guaranty are parties to agreements (the "Rating Agency Agreements") required by Moody's and S&P as a condition of the issuance to Amerin Guaranty and maintenance of their respective claims-paying ability ratings of "Aa3" and "AA." See "Business--Claims-Paying Ability Ratings." Among the requirements imposed by the Rating Agency Agreements is a limitation on the amount of insurance risk that may be written by Amerin Guaranty to a multiple of 20 times its STATUTORY CAPITAL (which includes the CONTINGENCY RESERVE) less the carrying value of non-investment grade debt and tax and loss bonds and investment in affiliates, or such higher or lower multiple as is reasonably determined by the rating agency in its sole discretion. At September 30, 1996, Amerin Guaranty's risk to capital ratio was 12.3 to 1.

    Amerin Guaranty has several alternatives available to control its RISK TO CAPITAL RATIO, including obtaining capital contributions from the Company, purchasing additional QUOTA SHARE or EXCESS LOSS REINSURANCE and reducing the amount of new business written. However, the Company currently does not have any substantial available funds and there can be no assurance that the Company could raise additional funds, or do so on a timely basis, in order to make a capital contribution to Amerin Guaranty. In addition, there can be no assurance that needed reinsurance would be available to Amerin Guaranty or, if available, would be on satisfactory terms to Amerin Guaranty. A material reduction in statutory capital, whether resulting from underwriting or investment losses or otherwise, or a disproportionate increase in risk in force, could increase the risk to capital ratio. An increase in the risk to capital ratio could limit Amerin Guaranty's ability to write new business (which in turn could materially adversely affect the Company's results of operations and prospects).

    The higher coverage requirements effective in the first quarter of 1995 for 90s and 95s announced by Fannie Mae and Freddie Mac (see "Industry Overview--Fannie Mae and Freddie Mac") have increased the average coverage percentages of new insurance written by Amerin Guaranty, as well as increased premiums earned on policies subject to such requirements. These requirements have increased Amerin Guaranty's risk in force and risk to capital ratio, and the Company expects that they will continue to have some incremental effect in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

COMPETITION; MARKET SHARE

    The principal sources of Amerin's direct competition are (i) other private mortgage insurers (some of which are well capitalized, diversified public companies or their affiliates, have higher claims-paying ability ratings and have greater access to capital than Amerin) and (ii) federal and state governmental and quasi-governmental agencies (principally the Federal Housing Administration ("FHA")). Indirectly, Amerin Guaranty also competes with mortgage lenders which forego third-party coverage and retain the full risk of loss on their high LTV loans.

    The environment for the nine active insurers which comprise the U.S. private mortgage insurance industry is both highly dynamic and intensely competitive. Numerous factors bear on the relative position of the private mortgage insurance industry versus the "direct" government and quasi-governmental competition as well as the "indirect" competition of lending institutions which choose to remain uninsured. These factors include legislative and/or regulatory initiatives which affect the FHA's competitive position as well as the capital adequacy of, and alternative business opportunities for, lending institutions. See "-- Fannie Mae and Freddie Mac; Federal Legislation."

    In the first nine months of 1996, MGIC possessed the largest share of the private mortgage insurance market based on new primary insurance written with 25.4%, and GE Capital Mortgage Insurance Corporation ("GEMICO"), an affiliate of GE Capital Corporation, PMI Mortgage Insurance Co.

("PMI"), United Guaranty Residential Insurance Company ("UGC"), an affiliate of American International Group, Inc., Republic Mortgage Insurance Company ("RMIC"), an affiliate of Old Republic International Corporation, and Commonwealth Mortgage Assurance Company ("CMAC") had market shares of 18.8%, 14.7%, 12.7%, 11.2% and 9.5%, respectively.

    Amerin Guaranty's market shares for new primary insurance written for 1993, 1994, 1995 and the first nine months of 1996 were .2%, 1.9%, 5.4% and 6.1%, respectively. There can be no assurance that the Company's market share of new insurance written will grow. See "Business--Mortgage Insurance Industry Market Share."

HISTORY OF LOSSES; LIMITED OPERATING HISTORY

    The Company was incorporated in November 1991 and commenced its insurance operations (through Amerin Guaranty) in April 1993. Accordingly, the Company has only a limited operating history. In addition, during the time the Company has owned Amerin Guaranty (since April 1992), Amerin Guaranty's principal insurance regulators have not conducted a statutory financial examination of Amerin Guaranty and none are currently scheduled. The Company had net income applicable to common stockholders of $20.0 million for the nine months ended September 30, 1996, and net losses applicable to common stockholders of $28.1 million, $3.1 million, and $7.2 million for the years ended December 31, 1995, 1994 and 1993, respectively. The Company had net losses before pay-in-kind dividends on the Company's 13.5% Convertible Preferred Stock, which was redeemed in connection with the Initial Public Offering, of $2.8 million in 1993, net income before such pay-in-kind dividends of $2.0 million for 1994, and a net loss before such pay-in-kind dividends of $22.8 million for 1995. The 1995 net loss included a nonrecurring charge of $35.7 million of compensation expenses. See Note 15 of Notes to the Consolidated Financial Statements.

DEPENDENCE ON KEY OFFICERS

    The Company's founding and its operations to date have depended to a significant degree on the efforts of Gerald L. Friedman, Chairman and Chief Executive Officer of the Company, and Stuart M. Brafman, who served as President and Chief Operating Officer until his retirement in December 1996. In the same month, Mr. Friedman assumed the Presidency of the Company and of Amerin Guaranty, and established the Office of the Chairman, consisting of Mr. Friedman, Roy J. Kasmar, Executive Vice President of Operations and Chief Operating Officer of Amerin Guaranty, and Jerome J. Selitto, Executive Vice President and National Director of Marketing and Sales of Amerin Guaranty. The Company's operations may be adversely affected if Mr. Friedman ceases to be active in the Company's management. Mr. Friedman has entered into an employment agreement with Amerin Guaranty for a period ending May 1, 1997. Since the inception of the Company, Mr. Friedman has been obligated to devote the equivalent of at least two business days a week to Amerin Guaranty's affairs or such lesser or greater amount of time as he shall reasonably and in good faith determine and is not permitted to accept any other responsibilities, with or without compensation, that would be inconsistent with the services to be rendered by him under his employment agreement. Since the inception of the Company, Mr. Friedman has devoted the equivalent of three to four business days a week to Amerin Guaranty's affairs. See "Management."

CERTAIN MATTERS RELATING TO LENDER PAID MORTGAGE INSURANCE

    Because the cost of LPMI is paid by the lender, to recover such additional cost, the mortgage loans insured pursuant to LPMI policies generally bear interest at a rate in excess of comparable loans insured by BPMI policies. Based on the advice of Davis Polk & Wardwell, which in turn is based in part on certain representations by Amerin regarding the structure of LPMI, Amerin believes that the use of LPMI on a mortgage loan does not affect the deductibility from gross income for U.S. federal income tax purposes of otherwise deductible mortgage interest paid by the borrower on such loan. There can be no assurance, however, that the United States Internal Revenue Service ("IRS") may not challenge the conclusions reached by Amerin Guaranty's counsel, and a ruling by the IRS that did so could have a material adverse effect on Amerin's business and financial results. The Company does not intend to seek a ruling from the IRS.

    Political and monetary pressures to reduce the nation's budget deficit could, among other things, result in the partial or entire loss of the U.S. federal income tax deduction for mortgage interest, which could result in downward pressure on housing prices. Any reduction or loss of such deduction could reduce the volume of low down payment mortgages originated and private mortgage insurance written and adversely impact mortgage default patterns, and would materially adversely affect the Company's LPMI business.

CERTAIN LEGAL MATTERS RELATING TO CAPTIVE MORTGAGE REINSURANCE ARRANGEMENTS

    Amerin Guaranty has developed a program that permits mortgage lenders to participate on a limited basis in the risks and rewards of insuring loans originated by such lenders. To date, under this program, Amerin Guaranty has entered into reinsurance arrangements ("Captive Arrangements") with mortgage reinsurance affiliates of two of its mortgage lending customers. Such customers are not affiliated with a national bank or a federal savings and loan association and therefore are not subject to regulation by federal banking authorities.


    In October 1996, the Office of the Controller of the Currency (the "OCC"), which regulates banks, announced that Captive Arrangements were permissible for subsidiaries of banks, and that the OCC would consider applications from banks for approval of Captive Arrangements. On January 22, 1997, the OCC granted approval to Chase Manhattan Bank USA, NA, an affiliate of Chase Manhattan Mortgage Corporation, to enter into a Captive Arrangement. In December 1996, the Office of Thrift Supervision (the "OTS"), which regulates thrifts, announced that it would consider applications from thrifts for approval of Captive Arrangements. To date, the OTS has not approved any Captive Arrangements. No assurance can be given as to when or whether any approvals from the OTS or additional approvals from the OCC will be forthcoming or whether such approvals will contain any conditions on any Captive Arrangements.


    In April 1996, Amerin Guaranty met with the Department of Housing and Urban Development ("HUD") and presented its position that Amerin Guaranty's Captive Arrangements are in compliance with the Real Estate Settlement Procedures Act of 1974, and the regulations promulgated thereunder (collectively, "RESPA"). To date, HUD has not made any pronouncement with respect to Captive Arrangements. Based on the advice of Patton Boggs, L.L.P., Amerin believes that its Captive Arrangements comply with RESPA. There can be no assurance, however, that HUD will not challenge the compliance of Captive Arrangements under RESPA. A ruling by HUD that limits or prohibits the use of Captive Arrangements could have a material adverse effect on Amerin's business and financial results.

FANNIE MAE AND FREDDIE MAC; FEDERAL LEGISLATION

    As the most significant beneficiaries of private mortgage insurance, Fannie Mae and Freddie Mac impose requirements for private mortgage insurers to be eligible to insure loans sold to such agencies. The Company believes that Fannie Mae and Freddie Mac purchased a majority of the loans insured by Amerin Guaranty in 1995 and the first nine months of 1996. While loans insured by Amerin Guaranty have been continuously eligible for purchase by Fannie Mae and Freddie Mac since Amerin Guaranty commenced operations, there can be no assurance that Amerin Guaranty will remain a Fannie Mae or Freddie Mac eligible insurer. The Company is not aware of any changes to Fannie Mae or Freddie Mac requirements under consideration, or any other factors, that would materially impact the purchaseability or saleability of loans insured by Amerin Guaranty. Any change in Amerin Guaranty's eligibility status would have a material adverse effect on the Company's financial condition, results of operations and prospects. See "Industry Overview--Fannie Mae and Freddie Mac" and "Business--Regulation."


    Private mortgage insurers, including Amerin Guaranty, are highly dependent upon federal housing legislation and other laws and regulations which affect the demand for private mortgage insurance and the housing market generally. Proposals have been advanced which would allow Fannie Mae and Freddie Mac additional flexibility in determining the amount and nature of alternative recourse arrangements or other credit enhancements which they could utilize as substitutes for private mortgage insurance. In addition, Fannie Mae and Freddie Mac have entered into, and may in the future seek to enter into, alternative recourse arrangements or other credit enhancements based on their existing legislative authority. Fannie Mae recently announced a proposed change to its policy with respect to cancellation of mortgage insurance on loans owned or securitized by Fannie Mae. This proposal, if adopted in its current form, would result in automatic cancellation of mortgage insurance on some loans based on scheduled maturity and minimum aging requirements, simplified conditions for cancellation of mortgage insurance on certain other loans, and the delivery of annual disclosure statements to all borrowers explaining the conditions under which their mortgage insurance could be cancelled. The Company cannot predict whether this proposal will be adopted or the overall effect of such adoption on the Company or the mortgage insurance industry generally.


    General public discussions have taken place from time to time concerning the desirability of limiting or eliminating the deductibility of qualifying residential mortgage interest for U.S. federal income tax purposes. The Company cannot predict whether any such proposals will be adopted, but, if adopted and depending upon the nature and extent of revisions made, demand for private mortgage insurance may be adversely affected. Future changes in laws or regulations or their interpretations which adversely impact the demand for private mortgage insurance, restrict premium rates or otherwise restrict or impair the ability of Amerin Guaranty to compete for business could have a material adverse effect on the Company's financial condition and results of operations. See "Industry Overview" and "Business--Regulation."

NO INTENTION TO PAY DIVIDENDS

    The Company has never paid any cash dividends on its capital stock. The Company currently intends to retain its future earnings to finance the growth and development of its business and therefore does not anticipate paying cash dividends on the Common Stock for the foreseeable future. Amerin Corporation is a holding company whose principal source of cash flow is dividends and other permitted payments from its subsidiaries, Amerin Guaranty and Amerin Re. See "Price Range of Common Stock and Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Statutory Capital and Dividend Capacity of Amerin Guaranty." For a description of restrictions on the payment of dividends applicable to Amerin Corporation and Amerin Guaranty, see Note 12 of Notes to Consolidated Financial Statements.

CONCENTRATION OF OWNERSHIP

    Immediately following the Offering, the Original Stockholders will collectively own 30.0% of the Common Equity and 25.4% of the Common Stock (27.6% and 23.7%, respectively, if the U.S. Underwriters' over-allotment option is exercised in full), and certain Principal Stockholders will own beneficially 100.0% of the Nonvoting Common Stock. The Stockholders Agreement provides that so long as the Original Stockholders, together with certain transferees thereof pursuant to the terms of the Stockholders Agreement and grantees under the Stock Incentive Plan ("Plan Grantees"), continue to own, in the aggregate, at least 20% of the Common Equity, and certain other conditions are met, the Principal Stockholders (other than JPMCC) are required to designate Mr. Friedman for nomination to the Company's board of directors and may also designate up to four additional persons for nomination. The stockholders party to the Stockholders Agreement and the Plan Grantees are required to vote their Common Stock and the stockholders party to the Stockholders Agreement are required to take such other actions as may be necessary to effectuate the composition of the Company's board of directors as contemplated by the Stockholders Agreement. JPMCC owns less than 5% of the Common Stock and is not a party to the voting provisions of the Stockholders Agreement, although an officer of JPMCC is a director of the Company. See "Management," "Certain Transactions" and "Principal and Selling Stockholders."

    Although immediately following the Offering the Original Stockholders in the aggregate will not hold a majority of the voting securities of the Company, their respective significant beneficial holdings, rights to nominate directors and obligations to vote in favor of specified nominees under the Stockholders Agreement will enable them to exercise substantial influence over the management of the Company and its future direction and operations, including decisions regarding business opportunities and the issuance of additional shares of Common Stock and other securities. The concentration of beneficial ownership of the Company may have the effect of delaying, deferring or preventing a change of control of the Company, may discourage bids for the Common Stock at a premium over market price and may adversely affect the market price of the Common Stock.

    Upon consummation of the Offering, MSLEF will own 12.3% of the Common Stock and 11.6% of the Common Equity (11.2% and 10.6%, respectively, if the U.S. Underwriters' over-allotment option is exercised in full) and, so long as MSLEF owns at least 5% of the outstanding Common Stock, it will be entitled to designate two directors for nomination. MSLEF is an affiliate of both MS&Co, a representative of the U.S. Underwriters, and MS&Co International, a representative of the International Underwriters. Upon consummation of the Offering, JPMCC will own 1.3% of the Common Stock and 3.7% of the Common Equity (1.3% and 3.5%, respectively, if the U.S. Underwriters' over-allotment option is exercised in full). JPMCC is an affiliate of both J.P. Morgan Securities Inc., a representative of the U.S. Underwriters, and J.P. Morgan Securities Ltd., a representative of the International Underwriters.

EFFECT ON PUBLIC MARKET OF SHARES ELIGIBLE FOR FUTURE SALE


    The total number of shares of Common Equity outstanding after the Offering will remain unchanged at 26,080,839, consisting of 24,496,963 shares of Common Stock after the Offering (22,471,214 shares before the Offering) and 1,583,876 shares of Nonvoting Common Stock after the Offering (3,609,625 shares before the Offering) which is convertible into Common Stock in accordance with the Company's Amended and Restated Certificate of Incorporation (the "Certificate"). Of these shares, the shares sold pursuant to the Offering and an additional 13,527,414 shares of Common Stock that were outstanding prior to the Offering will be tradeable without restrictions or further registration under the Securities Act except for any such shares held by "affiliates" (as defined in the Securities Act of 1933, as amended (the "Securities Act")) of the Company. The 7,817,602 shares of Common Equity held by the Original Stockholders after the Offering are "restricted" securities within the meaning of the Securities Act and may not be sold in the absence of registration under the Securities Act or an exemption therefrom, including the exemptions contained in Rule 144 under the Securities Act. No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of such shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock or the ability of the Company to raise capital through a public offering of its equity securities.



    The Company, the Original Stockholders (who, following the Offering will own in the aggregate 6,233,726 shares of Common Stock and 1,583,876 shares of Nonvoting Common Stock, assuming no exercise of the U.S. Underwriters' over-allotment option), and the directors and other executive officers of the Company, have agreed, subject to certain limited exceptions, not to (i) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are now owned by such party or are hereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise for a period of 90 days after the date of this Prospectus without the prior written consent of the representatives of the U.S. Underwriters in the case of MSLEF, or of MS&Co in the case of the Company and the other Selling Stockholders. See "Shares Eligible for Future Sale" and "Underwriters."

    Pursuant to the Stockholders Agreement and subject to certain conditions, the Original Stockholders have certain demand registration rights with respect to the shares of Common Stock that they currently own, and this Offering is being effected pursuant to such demand registration rights. Additional demand registration rights may not be exercised within six months of the effective date of any registration statement relating to the Common Stock (including the registration statement related to the Offering). See "Certain Transactions--Stockholders Agreement." Subject to the 90 day lock-up period described above and (with respect to additional demand registrations) the six month limitation described immediately above, one or more of the Original Stockholders may choose to dispose of the Common Stock owned by them (or shares of Common Stock issuable upon conversion of Nonvoting Common Stock). The timing of such sales or other dispositions will depend on market and other conditions, but could occur relatively soon after the 90 day lock-up period described above, including pursuant to the exercise of their registration rights (which are in turn subject to the six month limitation). Such dispositions could be privately negotiated transactions or public sales or, in the case of MSLEF, distributions to its limited partners, in whose hands such shares of Common Stock would generally be freely tradeable and not subject to the provisions of the Stockholders Agreement.

SAFE HARBOR FOR FORWARD LOOKING STATEMENTS

    The statements contained in this Prospectus and in the documents incorporated by reference herein that are not historical facts are forward looking statements. Actual results may differ materially from those projected in the forward looking statements. These forward looking statements involve risks and uncertainties, including but not limited to, the following risks: that interest rates may increase rather than remain stable or decrease; that housing demand may decrease for any number of reasons including changes in interest rates, adverse economic conditions, or other reasons; that Amerin's market share may decrease as a result of changes in underwriting criteria by Amerin or its competitors, or other reasons; and changes in the performance of the financial markets, in the demand for and market acceptance of Amerin products, and in general economic conditions. Investors are also directed to other risks discussed herein under "Risk Factors" and in documents filed by the Company with the Securities and Exchange Commission (the "Commission") and incorporated by reference herein.

                     RECENT FINANCIAL AND OPERATING RESULTS



    THE INFORMATION SET FORTH BELOW WITH RESPECT TO 1996 FINANCIAL RESULTS IS BASED ON UNAUDITED FINANCIAL INFORMATION AND MAY BE SUBJECT TO CHANGE UPON COMPLETION OF THE COMPANY'S ANNUAL AUDIT. THE COMPANY HAS NO REASON TO BELIEVE THAT FINAL AUDITED FINANCIAL RESULTS AT OR FOR THE YEAR ENDED DECEMBER 31, 1996 WILL DIFFER MATERIALLY FROM THE INFORMATION SET FORTH BELOW.


                                                                                                    YEAR ENDED DECEMBER 31,
                                                                                                    ------------------------
                                                                                                       1996         1995
                                                                                                    -----------  -----------
                                                                                                    (IN THOUSANDS OF DOLLARS
                                                                                                    EXCEPT RATIOS, PER SHARE
                                                                                                     DATA, OR AS OTHERWISE
                                                                                                           INDICATED)

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
  Net premiums written............................................................................  $    70,000  $    33,946
  Increase in unearned premiums...................................................................       (7,651)      (6,387)
  Net premiums earned.............................................................................       62,349       27,559
  Net investment income...........................................................................       16,871        7,612
  Realized investment gains (losses)..............................................................          161          491
      Total revenues..............................................................................       79,381       35,662
Expenses:
  Losses incurred.................................................................................       20,681        7,757
  Policy acquisition costs........................................................................        8,485        6,641
  Underwriting and other expenses.................................................................       10,623        6,915
  Compensation charge resulting from initial public offering(1)...................................      --            35,741
      Total expenses..............................................................................       39,789       57,054
Income tax expense................................................................................       11,363        1,419
Net income (loss).................................................................................       28,229      (22,811)
Pay-in-kind dividends on preferred stock(2).......................................................      --             5,287
Net income (loss) applicable to common stockholders...............................................       28,229      (28,098)
OTHER OPERATING DATA:
  Mortgage insurance operating ratios (GAAP)(3)
    Loss ratio....................................................................................         33.2%        28.2%
    Expense ratio.................................................................................         30.6%        49.2
    Combined ratio................................................................................         63.8%        77.3%
  Mortgage insurance operating ratios (SAP)(3)
    Loss ratio....................................................................................         33.2%        28.2%
    Expense ratio.................................................................................         27.4         42.8
    Combined ratio................................................................................         60.6%        70.9%
PER SHARE DATA:(4)
  Net income (loss)...............................................................................  $      1.07  $     (2.32)
  Weighted average shares outstanding (in thousands)..............................................       26,351       12,106
  Book value (at period end)......................................................................  $     11.53  $     10.55
OPERATING AND STATUTORY DATA:(5)
  Number of policies in force.....................................................................      120,385       68,112
  Default rate....................................................................................         1.20%         .89%
  Persistency.....................................................................................         87.6%        93.0%
  Direct primary insurance in force (in millions).................................................  $    14,777  $     8,262
  Direct primary risk in force (in millions)......................................................  $     3,671  $     1,989
  Statutory capital...............................................................................  $     260.7  $     227.0
  Risk to capital ratio...........................................................................         13.3          8.2
  Net premiums written:
    New...........................................................................................  $    13,115  $    11,060
    Renewal.......................................................................................  $    56,885  $    22,886

                                                                                                                     DECEMBER 31,
                                                                                                                         1996
                                                                                                                     -------------
CONSOLIDATED BALANCE SHEET DATA:
  Total investments................................................................................................   $   328,793
  Total assets.....................................................................................................       354,824
  Unearned premiums................................................................................................        20,525
  Loss reserves....................................................................................................        18,730
  Total common stockholders' equity................................................................................       300,609


------------------------------


(1) The nonrecurring non-cash charge was incurred in the fourth quarter of 1995 as a result of Messrs. Friedman and Brafman being entitled to 2,250,068 shares of Common Stock upon consummation of the Initial Public Offering pursuant to the MSV Agreement.



(2) The preferred stock was redeemed in connection with the Initial Public Offering.



(3) GAAP and SAP ratios reflect the Company's status as a new company and include start-up and other expenses incurred prior to the commencement of significant operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Expenses." SAP ratios reflect the combined results of the Company's insurance subsidiaries and do not include holding company costs. The GAAP expense and combined ratios for the year ended December 31, 1995 exclude the compensation charge resulting from the Initial Public Offering.



(4) See Notes 2, 9, 10, 15 of Notes to the Consolidated Financial Statements.



(5) Operating and Statutory Data includes data only for Amerin Guaranty except for net premiums written which is consolidated.



    Total revenues for 1996 were $79.4 million, an increase of 122.6% over 1995 total revenues of $35.7 million. The growth in revenues was due primarily to the increases in net premiums earned and investment income in 1996 as compared to 1995, as discussed below.



    New insurance written in 1996 was $7.7 billion, compared to $5.9 billion in 1995. New insurance written was $1.7 billion in the fourth quarter of 1996 as compared with $1.9 billion in the fourth quarter of 1995. As of December 31, 1996, Amerin's primary insurance in force was $14.8 billion as compared with $8.3 billion as of December 31, 1995, an increase of 78.9%.



    Net premiums written for 1996 were $70.0 million compared to $33.9 million for 1995, an increase of 106.2%. The increase was primarily attributable to a 30.1% increase in Amerin Guaranty's new insurance written to $7.7 billion and growth in insurance in force and related renewal premiums. Management believes that Amerin Guaranty was able to increase revenues due primarily to increased use by existing lenders of the Company's BPMI, the addition of new, large lenders which began doing business with the Company during the second half of 1995 and in 1996, and increased sales of LPMI. The increase in new insurance written was also due to a lesser extent to higher average premiums during 1996 compared to 1995, principally due to the increased coverage requirements imposed by Fannie Mae and Freddie Mac during the first quarter of 1995, which requirements took effect over the course of 1995. Amerin Guaranty's monthly premium plan represented 86.6% and 81.5% of new insurance written for 1996 and 1995, respectively.



    Renewal premiums for 1996 increased 148.6% from 1995 to $56.9 million, due primarily to the growth of insurance in force throughout 1995, as well as increased popularity of the monthly premium plan in 1996. With respect to the monthly premium product, the first month's premium is recorded as new business and all subsequent premiums are recorded as renewals. Net premiums written for new business in 1996 increased 18.6% from 1995 to $13.1 million due to a greater volume of new business written in 1996. However, net premiums written for new business declined in the fourth quarter of 1996 as compared to the fourth quarter of 1995 due to the increased percentage of the Company's business written under the monthly premium plan in the fourth quarter of 1996.



    Net premiums earned increased by $34.8 million to $62.3 million for 1996 from $27.6 million for 1995. This increase was primarily due to the increase in insurance written and in force in 1996 as compared to 1995.

    The carrying value of Amerin's investment portfolio at December 31, 1996 was $328.8 million, as compared to $296.9 million at December 31, 1995. This increase resulted primarily from investment of Amerin's net operating cash flows over the course of 1996. Net investment income of $16.9 million for 1996 increased by $9.3 million (or 121.6%) over 1995, due primarily to investment of the proceeds from the Initial Public Offering, as well as Amerin's net operating cash flows over the course of 1996, which together resulted in an increase of 138.4% in the monthly average amount of invested assets. Realized investment gains for 1996 were $.2 million compared to realized investment gains of $.5 million for 1995. This decrease reflected lower sales activity within the portfolio in order to maintain the desired composition of the investment portfolio. Sales of investments in 1996 were made primarily in connection with the continuation of the Company's current investment strategy to increase investment in tax-exempt securities. As of December 31, 1996 and 1995, the yields to maturity on the investment portfolio were 5.8% and 6.2%, respectively, and the average durations of the investment portfolio were 6.4 years and 3.3 years, respectively. The average duration at December 31, 1995 reflected the investment of the net proceeds of the Initial Public offering in short-term investments pending their investment in longer maturity tax-exempt securities.



    Losses incurred in 1996 were $20.7 million, compared to $7.8 million of losses incurred in 1995, as a result of aging of the Company's policies. Because of the Company's limited operating history, its loss experience is expected to increase significantly as its policies continue to age. Policy acquisition costs during 1996 of $8.5 million increased by $1.8 million (or 27.8%) compared to 1995 principally due to the growth in the level of marketing and underwriting activity in connection with the increased production of new insurance written in 1996 compared to 1995. Underwriting and other expenses during 1996 increased by $3.7 million or 53.6% compared to 1995 due to the institution of an excess loss treaty, the increase in insurance in force and increases in various administrative and occupancy costs relating to growth in the Company's personnel, offset in part by the elimination in 1996 of standby commitment fees previously paid to certain of the Principal Stockholders.



    Computed on a SAP basis, Amerin's loss ratio increased from 28.2% for 1995 to 33.2% for 1996. Amerin's expense ratio declined from 42.8% for 1995 to 27.4% for 1996. This resulted in a combined ratio of 60.6% for 1996 as compared to 70.9% for 1995.



    Persistency was 87.6% at December 31, 1996, compared with 93.0% at December 31, 1995.



    The Company's effective tax rate was 28.7% in 1996. The Company incurred tax expense in 1995 notwithstanding the fact that the Company reported a loss before taxes, which loss resulted from the Company's recording of the non-recurring non-deductible charge of $35.7 million discussed in the following paragraph. The Company fully utilized its net operating losses in 1995, with the result that no additional net operating losses were available for utilization in 1996. The effective tax rate for 1996 was below the statutory rate of 35%, principally reflecting the benefits of tax-exempt investment income.



    As a result of the foregoing factors, the Company had net income of $28.2 million for 1996, or $1.07 per share, compared to a net loss before pay-in-kind dividends on its previously outstanding 13.5% Convertible Preferred Stock of $22.8 million for 1995. The 1995 net loss was due to a non-recurring non-deductible charge of $35.7 million in the fourth quarter of 1995 as a result of its Chairman and President being entitled to shares of Common Stock pursuant to the MSV Agreement upon consummation of the Initial Public Offering. The net loss applicable to common shareholders (after pay-in-kind dividends) was $28.1 million, or $2.32 per share, for 1995. The 13.5% Convertible Preferred Stock was redeemed in connection with the Initial Public Offering.

                                USE OF PROCEEDS

    All of the shares of Common Stock offered hereby are being offered by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the shares being offered.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Common Stock is listed on the Nasdaq National Market ("Nasdaq") under the symbol "AMRN." The following table sets forth, for the periods indicated, the high and low sale prices of the Common Stock as reported by Nasdaq since November 22, 1995, the date of the Initial Public Offering.

                                                                                                                    HIGH
                                                                                                                 -----------
1995:
  Fourth Quarter (from November 22)............................................................................  $   28 1/2

1996:
  First Quarter................................................................................................  $   28 1/2
  Second Quarter...............................................................................................  $   27 1/4
  Third Quarter................................................................................................  $   26
  Fourth Quarter...............................................................................................  $   25 3/4

1997:
  First Quarter (through January 24, 1997).....................................................................  $   26 1/4

                                                                                                                     LOW

                                                                                                                 -----------

1995:
  Fourth Quarter (from November 22)............................................................................  $   18

1996:
  First Quarter................................................................................................  $   22 3/4

  Second Quarter...............................................................................................  $   19 3/4

  Third Quarter................................................................................................  $   20

  Fourth Quarter...............................................................................................  $   19

1997:
  First Quarter (through January 24, 1997).....................................................................  $   19 3/4




    On January 23, 1997, the reported last sale price of the Common Stock, on the Nasdaq was $22 3/4 per share. As of January 1, 1997, there were 102 holders of record of the Common Stock and five holders of record of the Nonvoting Common Stock.


    The Company has never paid any cash dividends on its capital stock. The Company currently intends to retain its future earnings to finance the growth and development of its business and therefore does not anticipate paying cash dividends on the Common Stock for the foreseeable future. Amerin Corporation is a holding company whose principal source of cash flow is dividends and other permitted payments from its subsidiaries, Amerin Guaranty and Amerin Re. See "Risk Factors--No Intention to Pay Dividends" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Statutory Capital and Dividend Capacity of Amerin Guaranty." For a description of restrictions on the payment of dividends applicable to Amerin Corporation and Amerin Guaranty, see
Note 12 of Notes to Consolidated Financial Statements.

                                 CAPITALIZATION

    The following table sets forth the unaudited capitalization of the Company as of September 30, 1996. The following table should be read in conjunction with the Condensed Consolidated Financial Statements (including Notes thereto) included and incorporated by reference in this Prospectus.


    See "Recent Financial and Operating Results" for information concerning preliminary 1996 results.


                                                                                              SEPTEMBER 30, 1996
                                                                                            ----------------------
                                                                                               (IN THOUSANDS OF
                                                                                                   DOLLARS)
Common Stockholders' Equity:
  Common Stock, $.01 par value, 50,000,000 shares authorized, 22,453,100 shares issued and
    outstanding at September 30, 1996(1)(2)...............................................        $      224
  Nonvoting Common Stock, $.01 par value, 50,000,000 shares authorized, 3,609,625 issued
    and outstanding at September 30, 1996(1)..............................................                36
  Additional paid-in capital..............................................................           315,302
  Net unrealized investment losses........................................................            (2,543)
  Retained-earnings deficit...............................................................           (23,993)
                                                                                                    --------
      Total common stockholders' equity...................................................           289,026
                                                                                                    --------
  Total capitalization....................................................................        $  289,026
                                                                                                    --------
                                                                                                    --------

------------------------

(1) In connection with the Offering, 2,025,749 shares of Nonvoting Common Stock will be converted into an equal number of shares of Common Stock.

(2) Excludes (i) 943,180 shares of Common Stock subject to options outstanding under the Stock Incentive Plan at exercise prices ranging from $4.24 to $24.00 per share, of which 171,258 of such shares relate to options granted after September 30, 1996, and (ii) 18,080 shares of Common Stock issued after September 30, 1996.

                               INDUSTRY OVERVIEW

FANNIE MAE AND FREDDIE MAC

    The modern private mortgage insurance industry in the United States began in 1957. The development of the industry was significantly influenced by the enactment of the Emergency Home Finance Act of 1970, which authorized Fannie Mae and Freddie Mac to create secondary markets for "conventional" mortgage loans (mortgages that are not insured by the FHA or the Department of Veterans' Affairs (the "VA")) on single family residences having a principal balance less than a specified amount ($214,700 since January 1, 1997). Fannie Mae and Freddie Mac are the predominant purchasers and sellers of conventional mortgage loans in the United States, providing a direct link between the primary mortgage origination markets and the capital markets. See "Risk Factors--Fannie Mae and Freddie Mac; Federal Legislation."

    The role of Fannie Mae and Freddie Mac has increased in part because risk-based capital regulations, adopted in recent years by the various federal bank and savings institution regulatory agencies, assign lower asset risk weights to mortgage-related securities issued or guaranteed by Fannie Mae or Freddie Mac than to the underlying mortgage loans themselves. Consequently, banks and savings institutions have a financial incentive to sell mortgage loans to Fannie Mae and Freddie Mac and to acquire such mortgage-related securities as portfolio investments. Fannie Mae's and Freddie Mac's importance has also increased due to the increase in the level of mortgage loans being originated by mortgage bankers, which sell substantially all of their mortgage loan production into the secondary market.

    Since 1970, Fannie Mae and Freddie Mac have been permitted to purchase conventional high LTV mortgages only if the lender (i) secures private mortgage insurance from an eligible insurer on those loans; (ii) retains a participation of not less than 10% in the mortgage; or (iii) agrees to repurchase or replace the mortgage in the event of a default under specified conditions. If the lender retains a participation in the mortgage or agrees to repurchase or replace the mortgage, applicable federal bank and savings institution regulations require the lender to maintain capital with respect to the mortgage. Because loan originators prefer to make loans that may be marketed in the secondary market to Fannie Mae and Freddie Mac without having to hold such capital, they are motivated to purchase mortgage insurance from insurers deemed eligible by Fannie Mae and Freddie Mac. Loans insured by Amerin Guaranty are eligible for purchase by Fannie Mae and Freddie Mac. See "Business--Regulation--Direct Regulation."

    Both Fannie Mae and Freddie Mac have established higher coverage requirements for higher LTV 30-year loans eligible for purchase by them starting in the first quarter of 1995. 95s must have 30% coverage in contrast to the 25% coverage previously required, while 90s must have 25% coverage in contrast to the 17% coverage previously required. 30% coverage is now required for 97s. Management estimates that, on average, such increased coverage has increased Amerin Guaranty's monthly premium rates (on a 30-year fixed rate loan) by approximately 38% for 90s and approximately 26% for 95s, while at the same time increasing the borrowers' monthly mortgage payments, including mortgage insurance, by less than 2%. These higher coverage requirements have increased risk in force and the risk to capital ratio compared to insuring an equal amount of new mortgages under the prior coverage requirements, and the Company expects that they will continue to have some incremental effect in the future. In addition, coverage requirements on shorter term amortizing loans (15- and 20-year terms) were lowered for 90s and for loans having LTVs below 85%.

    Both Fannie Mae and Freddie Mac have been subject to 1992 oversight legislation for "government sponsored enterprises" (the "GSEs") which tightened capital requirements for them and, at the same time, mandated that 30% of all loans purchased by the GSEs (determined on the basis of the number of dwelling units securing the loan) be LOW-TO-MODERATE loans and that 30% of all loans purchased by the GSEs (determined on the basis of the number of dwelling units securing the loan) be for housing located in central cities. The Company believes that the GSE requirement to expand purchases of low-to-moderate loans and central city loans has increased and may continue to increase the overall size of the total mortgage insurance market because such loans are traditionally in excess of 80% LTV, with a majority being in excess of 90% LTV.

    The Company believes that Fannie Mae and Freddie Mac purchased a majority of the loans insured by Amerin Guaranty in 1993, 1994, 1995 and the first nine months of 1996.

    In February 1994, Fannie Mae announced a six month pilot program of purchasing 97s to help meet its 30% low-to-mod loan and central city loan purchase requirements. Based on the success of this pilot program, in November 1994 Fannie Mae expanded its Community Home Buyers Program to include 97s. Freddie Mac began purchasing 97s in October 1996. Amerin Guaranty began offering a 97% product in the third quarter of 1994. At September 30, 1996, less than .3% of the Company's risk in force was in 97s.

    Fannie Mae and Freddie Mac have each announced alternatives to their traditional method of approving loan purchases after the closing of a mortgage loan. Such alternatives are new automated underwriting services called Loan Prospector (Freddie Mac) and Desktop Underwriter (Fannie Mae), which can be used by a mortgage originator to determine, prior to the closing of a mortgage loan, whether the respective agency will purchase such loan. Lenders must purchase these services and pay related fees. Through these systems, lenders will also be able to obtain approval for mortgage guaranty insurance issued by any mortgage insurer participating in these services. Eight mortgage insurers including Amerin Guaranty have agreed to participate in this service, and Amerin Guaranty is working with Fannie Mae and Freddie Mac to ensure that lenders will be able to select Amerin Guaranty under either of these systems. The Company cannot predict what impact, if any, the use of these systems will have on such originators' choices in purchasing mortgage guaranty insurance.

SELECTED FACTORS INFLUENCING PERFORMANCE

    The results of operations of a primary mortgage insurer are affected, among other things, by: (i) the overall demand for and persistency of mortgage insurance, which directly affects insurance in force and is related to the level of home sales and refinancing activity, which in turn is influenced by a number of economic and demographic factors and trends, including housing affordability, interest rates, consumer confidence, GNP growth, rates of employment and inflation, and the aging of the U.S. population; (ii) the amount of new insurance written and any given mortgage insurer's percentage thereof, which are affected by such mortgage insurer's ability to compete against other private mortgage insurance companies as well as mortgage insurance provided by the FHA and, to a lesser extent, the VA and state housing insurance funds, and by the extent to which lenders forego third-party coverage and retain the full risk of loss on high LTV mortgage loans; (iii) the degree to which an insurer is able to charge premiums commensurate with the ultimate cost of the risks insured; (iv) CLAIM FREQUENCY, which is influenced by national and regional economic conditions (including recessions), the geographic dispersion of risk in force, the borrower's equity in the home at the time of default, the underlying mortgage amount, the type and term of the insured mortgage and the type of property securing the mortgage; (v) CLAIM SEVERITY, which is influenced in part by the amount of accrued interest on the mortgage loan, the foreclosure expenses and appreciation or depreciation in housing prices; (vi) an insurer's expenses; and (vii) the performance of an insurer's investment portfolio. The results of operations for a mortgage insurer may be significantly affected in any period by any of the foregoing factors. See "Business--Coverage" and "--Defaults and Claims--Claims."

INDUSTRY PERFORMANCE

    The mortgage insurance industry, as a whole, has shown positive UNDERWRITING INCOME throughout the 1990s. Between 1990 and 1995, the industry recorded cumulative underwriting income of $1.55 billion.

    The following table shows certain financial performance ratios for the private mortgage insurance industry since 1991. The COMBINED RATIO is a principal indicator of a private mortgage insurer's profitability on its insurance written. In respect of any year, the lower the combined ratio, the higher an insurer's earnings from its insurance underwriting activities, with a combined ratio below 100% indicating an underwriting profit for such year. The Company began writing mortgage insurance in 1993. Prior period information is for background information only. No assurance can be given that Amerin would have performed or will perform similarly to the industry under historical or future conditions.

           PRIVATE MORTGAGE INSURANCE INDUSTRY PERFORMANCE RATIOS(1)

                                                                              YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------------------------------
                                                             1995         1994         1993         1992         1991
                                                          -----------  -----------  -----------  -----------  -----------
TOTAL INDUSTRY:
Loss ratio..............................................       51.3%        59.3%        53.3%        50.1%        58.1%
Expense ratio...........................................       23.6         25.2         24.4         23.9         25.1
Combined ratio..........................................       74.9%        84.5%        77.6%        74.0%        83.2%

------------------------

(1) Based on SAP. Includes companies writing new mortgage insurance and companies in runoff.

Source: MICA FACT BOOK.

    Between 1985 and 1989, the mortgage insurance industry experienced a cumulative net underwriting loss of $2.6 billion partially offset by investment income of approximately $1.2 billion. These losses resulted primarily from liberal credit standards and low premium rates offered by the industry in the early 1980s and extremely adverse conditions in the property markets of the nation's major energy producing states in the mid-1980s. The industry's response to these losses included premium rate increases, wider differentiation of premium rates based on risk characteristics, more conservative underwriting standards and improved risk management methods.

COMPETITION

    The U.S. private mortgage insurance industry consists of nine active mortgage insurers, including MGIC, GEMICO (an affiliate of GE Capital Corporation), PMI, UGC (an affiliate of American International Group, Inc.), CMAC, and RMIC (an affiliate of Old Republic International Corporation). Amerin Guaranty is the seventh largest private mortgage insurer in the United States, based on new primary insurance written in the first nine months of 1996. In the first nine months of 1996, MGIC possessed the largest share of the private mortgage insurance market, with 25.4% of new primary insurance written, and GEMICO, PMI, UGC, RMIC, CMAC and Amerin Guaranty had market shares of 18.8%, 14.7%, 12.7%, 11.2%, 9.5% and 6.1%, respectively.

    Amerin Guaranty and other private mortgage insurers also compete directly with federal and state governmental and quasi-governmental agencies, principally the FHA and, to a lesser degree, the VA. These agencies sponsor government-backed mortgage insurance programs which, according to data from HUD, VA and INSIDE MORTGAGE FINANCE, accounted for 46.9%, 51.8% and 36.1% of all loans insured by the FHA, VA or by private mortgage insurers in 1993, 1994 and 1995, respectively. Currently, the maximum individual loan amount that the FHA can insure is $155,250, and the maximum individual loan amount that the VA can insure is $207,000. Private mortgage insurers have higher maximum individual loan amounts that they can insure. Generally, Amerin Guaranty and other private mortgage insurers have lower premium rates than the FHA and VA and a greater variety of insured loan products. However, the FHA and VA have more flexible loan underwriting guidelines than Amerin Guaranty and the other private mortgage insurers, the servicers of FHA-or VA-insured loans receive a higher servicing fee than they receive from loans insured with private mortgage insurance, and the FHA and VA provide higher insurance coverage percentages than private mortgage insurers. In addition, FHA and VA regulations allow the financing of almost all closing costs, including the initial mortgage insurance premium, thus resulting in little or no cash being required of the borrower at closing, while mortgage lenders originating conventional loans and using private mortgage insurance generally are unable to finance the same level of closing costs, thus requiring the borrower to provide a greater amount of cash at closing. Management believes that the introduction of the monthly premium product and lender paid mortgage insurance has increased the competitiveness of the private mortgage insurers versus the FHA and VA by spreading the initial premium over a 12-month period and thereby lowering the borrower's closing costs.

    In addition to competition from federal agencies, Amerin Guaranty and other private mortgage insurers face competition from state-supported mortgage insurance funds. As of December 31, 1996, several states (among them, California, Connecticut, Maryland, Massachusetts, New York and Vermont) have state housing insurance funds which are either independent agencies or affiliated with state housing agencies.

    The following table sets forth (i) the dollar amount of total mortgage loan origination, (ii) mortgage loan origination insured by FHA/VA or private mortgage insurance and (iii) the percentage of such insured loan origination to total mortgage loan origination during the periods shown. Management believes that the principal factors influencing the percentage of total loan originations which are insured are interest rates and general economic conditions. Interest rates have a strong effect on the relationship between purchase money mortgages and refinanced loans, which are more prevalent in lower interest rate environments and are less likely to require mortgage insurance. General economic conditions have a significant effect on demand for one to four family homes. Weaker economic conditions create uncertainties which can reduce demand for purchase money mortgages and thus the demand for insured loans.

                        TOTAL MORTGAGE LOAN ORIGINATIONS

                                                   SIX MONTHS
                                                   ENDED JUNE
                                                    30, 1996        1995        1994        1993        1992        1991
                                                  -------------  ----------  ----------  ----------  ----------  ----------
                                                                 (IN BILLIONS OF DOLLARS EXCEPT PERCENTAGES)
Total origination...............................   $   418.1     $   650.1   $   773.1   $ 1,009.3   $   893.7   $   562.1
FHA/VA and private mortgage insured
 origination....................................       112.5         257.5       272.5       257.5       174.5       116.9
Percentage of total origination.................        26.9%         39.6%       35.2%       25.5%       19.5%       20.8%

------------------------------

Sources: MICA, MICA FACT BOOK and INSIDE MORTGAGE FINANCE.

    Management believes the share of newly-originated mortgages carrying mortgage insurance is influenced by several factors. The share of high-LTV loans carrying mortgage insurance has been increased by higher regulatory capital requirements for depository institutions holding uninsured high-LTV loans. The high-LTV share of mortgage originations is influenced by the level of refinancing activity (the share of high-LTV loans among refinancings is lower than among purchase money mortgages), and may be increased by affordable housing and central-city housing initiatives.

    The following table indicates the relative share of the mortgage insurance market based on new insurance written by FHA/VA and private mortgage insurers for the periods shown.

         FEDERAL GOVERNMENT AND PRIVATE MORTGAGE INSURANCE MARKET SHARE

                                                          SIX MONTHS
                                                             ENDED
                                                         JUNE 30, 1996     1995        1994        1993        1992        1991
                                                         -------------  ----------  ----------  ----------  ----------  ----------
FHA/VA.................................................        43.1%         36.1%       51.8%       46.9%       42.1%       53.8%
Private mortgage insurance.............................        56.9          63.9        48.2        53.1        57.9        46.2
                                                              -----         -----       -----       -----       -----       -----
                                                              100.0%        100.0%      100.0%      100.0%      100.0%      100.0%
                                                              -----         -----       -----       -----       -----       -----
                                                              -----         -----       -----       -----       -----       -----

------------------------------

Sources: MICA FACT BOOK and INSIDE MORTGAGE FINANCE.

    Management believes that the market share of private mortgage insurers relative to the FHA and VA has been influenced by factors including: (i) the percentage of loans exceeding the FHA and VA limits, which has generally increased over time but may be reduced by increases in the FHA and VA limits;
(ii) the percentage of high-LTV borrowers making down payments of 5% or more, at which levels private mortgage insurance has generally been more cost-effective than FHA borrowing; (iii) the number of borrowers eligible for VA insurance, which has recently been increased to include members of the National Guard and Reserves with at least six years' service; (iv) the level of refinancing activity (beginning in 1992, the FHA ceased charging renewal premiums on FHA refinancings of FHA loans, which made such refinancings relatively attractive) and (v) the relative attractiveness of FHA and privately insured mortgage products in various market conditions.

    Various proposals are being discussed by Congress and certain federal agencies to reform or modify the FHA. The Company is unable at this time to predict the scope and content of such proposals, or whether any such proposals will be enacted into law, and, if enacted, the effect on the Company.

    Amerin Guaranty and other private mortgage insurers also compete indirectly with mortgage lenders that elect to retain the risk of loss from defaults on all or a portion of their high LTV mortgage loans rather than obtain insurance for such risk. Any change in legislation which affects the risk-based capital rules imposed on savings institutions, like the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), may affect the desirability of forgoing insurance for savings institutions and, therefore, Amerin Guaranty's opportunity to insure more high LTV mortgage loans from such institutions. See "--Legislative and Regulatory Changes."

LEGISLATIVE AND REGULATORY CHANGES

    Legislative and regulatory changes affecting the FHA and certain savings institutions and commercial banks that forgo insurance have affected demand for private mortgage insurance.

    Housing legislation enacted in 1992 permits up to 100% of borrower closing costs to be financed by loans insured by the FHA, a significant increase from the previous 57% limit. Also, in April 1992, the FHA stopped charging renewal premiums if a loan insured by the FHA was refinanced, which made FHA insurance for refinancings relatively more attractive. In April 1994, HUD reduced the initial premium (payable at loan origination) for FHA insurance from 3.0% to 2.25%. The Company believes that this reduction has not had a significant effect to date on the relative market shares of FHA insurance and private mortgage insurance. In addition, the maximum individual loan amount that the FHA could insure was increased from $151,725 to $152,363 in the third quarter of 1994 and to $155,250 in the first quarter of 1996, and the maximum individual loan amount that the VA could insure was increased from $184,000 to $203,150 in the fourth quarter of 1994 and to $207,000 in the first quarter of 1996. Legislation that increases the number of persons eligible for FHA or VA mortgages could have an adverse effect on the Company's ability to compete with the FHA or VA. See "Business--Regulation--Indirect Regulation."

    In August 1989, Congress adopted FIRREA, which required insured savings and loan associations, federal savings banks and other similar savings institutions to maintain certain levels of capital relative to their lending and investment risk. If such an institution forgoes insurance for conventional high LTV mortgage loans and retains such loans in its portfolio, the institution must maintain a relatively high level of risk-based capital (generally 8% of the principal amount of a mortgage). If, however, such loans are insured by a private mortgage insurer, the institution can reduce its capital held for such loans by 50% (generally to 4% of the principal amount of a mortgage), which has helped increase the demand for private mortgage insurance from lenders that, prior to FIRREA, did not purchase insurance for high LTV mortgages. See "Business--Regulation--Indirect Regulation."

    Pursuant to the FDIC Improvement Act of 1991, the federal banking agencies (the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, OCC, and OTS) on December 31, 1992, issued uniform regulations prescribing standards for real estate lending. Under the regulations, mortgage insurance is recommended for mortgage loans at or above 85% LTV, while previously mortgage insurance was recommended only for loans at or above 90% LTV. The Company believes these regulations have increased, although not to a significant extent, the demand for mortgage insurance from lenders who may have remained uninsured for mortgage loans having LTVs between 85% and 90%.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following Selected Consolidated Financial Information has been derived principally from the Company's consolidated financial statements prepared in accordance with generally accepted accounting principles. Certain information at December 31, 1995 and 1994 and for each of the years in the three year period ended December 31, 1995 has been derived from the Company's audited financial statements which appear elsewhere herein. Certain information at December 31, 1993 and 1992 and for the the year ended December 31, 1992 has been derived from the Company's audited financial statements which are not contained or incorporated by reference herein. Certain information at September 30, 1996 and for the respective nine month periods ended September 30, 1996 and 1995 has been derived from the Company's unaudited condensed consolidated financial statements, which are also contained in this Prospectus, and which, in the opinion of the Company, reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation. Results for the nine month period ended September 30, 1996 are not necessarily indicative of results for the full year. All such financial information is qualified in its entirety by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements (including Notes thereto). Certain statutory information derived from the statutory financial statements of Amerin Guaranty is also presented. For a description of certain differences between SAP and GAAP, see Note 3 of Notes to Consolidated Financial Statements.


    See "Recent Financial and Operating Results" for information concerning preliminary 1996 results.

                                                                        NINE MONTHS ENDED
                                                                          SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                                                      ---------------------  -------------------------------
                                                                         1996       1995       1995       1994       1993
                                                                      ----------  ---------  ---------  ---------  ---------

                                                                      (IN THOUSANDS OF DOLLARS EXCEPT RATIOS, PER SHARE DATA
                                                                                              OR AS
                                                                                       OTHERWISE INDICATED)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
  Net premiums written..............................................  $   49,988  $  20,729  $  33,946  $  10,274  $   1,611
  Increase in unearned premiums.....................................      (6,431)    (3,775)    (6,387)    (5,037)    (1,285)
  Net premiums earned...............................................      43,557     16,954     27,559      5,237        326
  Net investment income.............................................      12,401      4,984      7,612      4,818      4,251
  Realized investment gains (losses)................................        (133)       493        491        435        707
      Total revenues................................................      55,825     22,431     35,662     10,490      5,284
Expenses:
  Losses incurred...................................................      13,958      3,819      7,757        262     --
  Policy acquisition costs..........................................       6,120      4,963      6,641      2,456      2,677
  Underwriting and other expenses(1)................................       7,865      4,863      6,915      5,765      5,403
  Compensation charge resulting from initial public offering(2).....      --         --         35,741     --         --
      Total expenses................................................      27,943     13,645     57,054      8,482      8,080
Income tax expense..................................................       7,909         50      1,419     --         --
Net income (loss)...................................................      19,973      8,736    (22,811)     2,008     (2,795)
Pay-in-kind dividends on preferred stock(3).........................      --          4,255      5,287      5,067      4,437
Net income (loss) applicable to common stockholders.................      19,973      4,481    (28,098)    (3,059)    (7,232)
OTHER OPERATING DATA:
  Mortgage insurance operating ratios (GAAP)(4)
    Loss ratio......................................................        32.0%      22.5%      28.2%       5.0%    --
    Expense ratio...................................................        32.1       58.0       49.2      157.0         (5)
    Combined ratio..................................................        64.1%      80.5%      77.3%     162.0%        (5)
  Mortgage insurance operating ratios (SAP)(4)
    Loss ratio......................................................        32.0%      22.5%      28.2%       5.0%    --
    Expense ratio...................................................        27.7       51.0       42.8       97.4         (5)
    Combined ratio..................................................        59.7%      73.5%      70.9%     102.4%        (5)
PER SHARE DATA:(6)
  Net income (loss).................................................  $      .76  $     .42  $   (2.32) $    (.36) $    (.99)
  Weighted average shares outstanding (in thousands)................      26,349     10,623     12,106      8,466      7,328
  Book value (at period end)........................................  $    11.09  $    6.61  $   10.55  $    5.59  $    5.66


                                                                        1992
                                                                      ---------

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
  Net premiums written..............................................  $  --
  Increase in unearned premiums.....................................     --
  Net premiums earned...............................................     --
  Net investment income.............................................      1,380
  Realized investment gains (losses)................................         15
      Total revenues................................................      1,395
Expenses:
  Losses incurred...................................................     --
  Policy acquisition costs..........................................     --
  Underwriting and other expenses(1)................................      5,721
  Compensation charge resulting from initial public offering(2).....     --
      Total expenses................................................      5,721
Income tax expense..................................................     --
Net income (loss)...................................................     (4,326)
Pay-in-kind dividends on preferred stock(3).........................      1,250
Net income (loss) applicable to common stockholders.................     (5,576)
OTHER OPERATING DATA:
  Mortgage insurance operating ratios (GAAP)(4)
    Loss ratio......................................................     --
    Expense ratio...................................................     N/A
    Combined ratio..................................................     N/A
  Mortgage insurance operating ratios (SAP)(4)
    Loss ratio......................................................     --
    Expense ratio...................................................     N/A
    Combined ratio..................................................     N/A
PER SHARE DATA:(6)
  Net income (loss).................................................  $   (1.98)
  Weighted average shares outstanding (in thousands)................      2,810
  Book value (at period end)........................................  $    6.67

                                                                        NINE MONTHS ENDED
                                                                          SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                                                      ---------------------  -------------------------------
                                                                         1996       1995       1995       1994       1993
                                                                      ----------  ---------  ---------  ---------  ---------
                                                                      (IN THOUSANDS OF DOLLARS EXCEPT RATIOS, PER SHARE DATA
                                                                                              OR AS
                                                                                       OTHERWISE INDICATED)
OPERATING AND STATUTORY DATA:(7)
  Number of policies in force.......................................     109,383     54,546     68,112     22,937      2,473
  Default rate......................................................        1.07%       .68%       .89%       .18%       .16%
  Persistency.......................................................        86.8%      96.1%      93.0%      96.2%    --
  Direct primary insurance in force (in millions)...................  $   13,380  $   6,581  $   8,262  $   2,750  $     272
  Direct primary risk in force (in millions)........................  $    3,306  $   1,556  $   1,989  $     580  $      57
  Statutory capital.................................................  $    250.8  $    95.8  $   227.0  $    90.5  $    70.8
  Risk to capital ratio.............................................        12.3       15.2        8.2        6.4         .8
  Net premiums written:
    New.............................................................  $   10,776  $   7,479  $  11,060  $   7,459  $   1,611
    Renewal.........................................................  $   39,212  $  13,250  $  22,886  $   2,815     --
  Market share(8)...................................................         6.1%       5.1%       5.4%       1.9%        .2%

                                                                        1992
                                                                      ---------
OPERATING AND STATUTORY DATA:(7)
  Number of policies in force.......................................     --
  Default rate......................................................     --
  Persistency.......................................................     --
  Direct primary insurance in force (in millions)...................     --
  Direct primary risk in force (in millions)........................     --
  Statutory capital.................................................  $    73.8
  Risk to capital ratio.............................................     N/A
  Net premiums written:
    New.............................................................
    Renewal.........................................................
  Market share(8)...................................................

                                                                                                YEAR ENDED DECEMBER 31,
                                                                           SEPTEMBER 30,   ---------------------------------
                                                                                1996          1995        1994       1993
                                                                           --------------  ----------  ----------  ---------
                                                                                       (IN THOUSANDS OF DOLLARS)
CONSOLIDATED BALANCE SHEET DATA:
  Total investments......................................................    $  311,701    $  296,982  $   96,246  $  72,094
  Total assets...........................................................       336,829       316,328     107,261     79,421
  Unearned premiums......................................................        19,141        12,710       6,323      1,286
  Loss reserves..........................................................        15,375         7,092         262     --
  13.5% Convertible Preferred Stock(3)...................................        --            --          40,755     35,687
  Total common stockholders' equity......................................       289,026       274,137      58,081     40,840


                                                                             1992
                                                                           ---------

CONSOLIDATED BALANCE SHEET DATA:
  Total investments......................................................  $  73,580
  Total assets...........................................................     80,126
  Unearned premiums......................................................     --
  Loss reserves..........................................................     --
  13.5% Convertible Preferred Stock(3)...................................     31,250
  Total common stockholders' equity......................................     47,978

------------------------------
(1) Includes fees paid to the Principal Stockholders of $.7 million, $.9 million, $.8 million, $.8 million and $.2 million, in the nine months ended September 30, 1995 and in 1995, 1994, 1993 and 1992, respectively, in respect of their standby commitments during such periods to provide additional equity capital to the Company under specified conditions, which standby commitments terminated upon consummation of the Initial Public Offering.

(2) This nonrecurring non-cash charge was incurred in the fourth quarter of 1995 as a result of Messrs. Friedman and Brafman being entitled to 2,250,068 shares of Common Stock upon consummation of the Initial Public Offering pursuant to the MSV Agreement.

(3) The preferred stock was redeemed in connection with the Initial Public Offering.

(4) GAAP and SAP ratios reflect the Company's status as a new company and include start-up and other expenses incurred prior to the commencement of significant operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Expenses." SAP ratios reflect the combined results of the Company's insurance subsidiaries and do not include holding company costs. The GAAP expense and combined ratios for the year ended December 31, 1995 exclude the compensation charge resulting from the Initial Public Offering.

(5) Not meaningful.

(6) See Notes 2, 9, 10 and 15 of Notes to the Consolidated Financial Statements.

(7) Operating and Statutory Data includes data only for Amerin Guaranty except for net premiums written which is consolidated.

(8) Based on new primary insurance written during the period as reported by INSIDE MORTGAGE FINANCE.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis of the Company's consolidated financial condition and results of operations should be read in conjunction with the Selected Consolidated Financial Information, the Consolidated Financial Statements (including Notes thereto), the Condensed Consolidated Financial Statements (including Notes thereto) and the other information included or incorporated by reference in this Prospectus.

OVERVIEW

    Amerin Corporation is a holding company whose principal assets are its investments in Amerin Guaranty, which conducts the Company's mortgage insurance operations, and Amerin Re, through which the Company's deep coverage reinsurance is conducted. The Company was capitalized in 1992, and all of its revenues for that year were as a result of net investment income and realized investment gains. The Company began underwriting mortgage insurance and generating net premiums in April 1993 when Amerin Guaranty began writing mortgage insurance in the form of LPMI. In June 1993, Amerin Guaranty began offering BPMI on a limited basis in California. Beginning in February 1994, Amerin Guaranty commenced offering BPMI on a national basis at rates which the Company believes were generally lower than those available from other mortgage insurers, which resulted in a significant increase in the level of insurance volume written by Amerin Guaranty from 1994 to date.

    REVENUES. Revenues are derived from net premiums earned from the Company's mortgage insurance operations, net investment income and realized net investment gains. Premiums ceded by Amerin Guaranty to Amerin Re for reinsurance coverage, like all intercompany accounts, are eliminated in consolidation in accordance with GAAP.

    Net premiums earned consist of net premiums written on both new business and renewal business less the increase in unearned premiums associated with such business. The level of such premiums is directly affected by the contribution of new insurance written during a period to insurance in force as well as the persistency of insurance written in prior periods. Premiums are written on a monthly, annual and single premium basis. Generally, premiums are earned ratably over the term of the related policy, regardless of whether the premiums are paid monthly, annually or in a single lump sum; however, initial premiums, or portions thereof, which relate to risk periods extending beyond the first policy year are earned over the period at risk in correspondence with the expiration of risk. Unearned premiums are a liability consisting of premiums written that are not yet recognized as revenue.

    Amerin Guaranty's MONTHLY PREMIUM PLAN spreads the receipt of premiums over 12 equal monthly payments compared to the annual prepayment method (where the entire annual premium is recorded as written at the effective date of the policy). For the monthly premium plan, Amerin Guaranty only recognizes the first month's premium as new premiums written while subsequent monthly premium payments are recognized as renewal premiums. The monthly premium products have been priced to compensate for the different timing of cash flows (as compared to annual premium products) and the attendant effect on investment income, and accordingly, are not currently anticipated to have a significant effect on the Company's results of operations or cash flows.

    The Company's investment portfolio is invested in fixed income securities. Net investment income is generated almost exclusively from interest on fixed maturity investments, which is credited to income as interest accrues, less associated investment expenses. A substantial portion of the Company's investment portfolio is invested in U.S. Treasury bonds and tax-exempt municipal bonds, the latter of which are generally lower yielding securities, but which the Company has found generate a greater after-tax return than investments in taxable fixed income securities of comparable risk, maturity and other investment characteristics. See "Business--Investment Portfolio."

    EXPENSES. The Company's principal expense categories are policy acquisition costs, underwriting and other expenses and losses incurred on insurance policies. Policy acquisition costs include only those expenses that relate directly to, and vary with premium production, such as compensation of employees involved in underwriting, marketing and policy issuance functions, state premium taxes, and certain other underwriting expenses. Underwriting and other expenses include occupancy costs, personnel-related costs of non-production personnel, and administrative support and compliance costs. Because of the Company's limited operating history, its loss experience is not yet meaningful and is expected to increase significantly as its policies age. See "Risk Factors--Potential Increase in Claims."

    The Company follows a low cost strategy which includes the use of a small, noncommissioned sales force and a single centralized location (without a network of field offices), predetermined coverage amounts, streamlined claims procedures and the use of technology to enhance efficiency. As is typical with a new company, the Company's start-up costs and costs of maintaining its organization were incurred in advance of significant operations. Because the Company's premiums written were not significant until the second half of 1994, the Company's EXPENSE RATIOS for the early periods of its operations are distorted and appear extremely high. The Company's expense ratio has declined as additional premiums have been written. The Company believes that its expense ratio will decline further as the Company writes new business and ultimately allow the Company to attain expense ratios below industry averages.

    LOSS RESERVES. Consistent with industry practice and GAAP, the Company establishes loss reserves only as to insured mortgage loans which are actually in default but not in respect of estimated potential defaults that may occur in the future. The Company establishes loss reserves based on notices of default received with respect to insured mortgage loans. Reserves are also established for estimated losses incurred on notices of default which may have occurred but which are not yet reported by lenders. Revised estimates of such loss reserves are normal and expected in the insurance industry, including the mortgage insurance industry, and are generally based on more complete claim experience data than that which was available at the time of earlier estimates. Under GAAP, the effects of such revised estimates are recorded in the financial statements in the period the revised estimates occurred. Revised estimates which relate to prior years can have a significant impact on the reported results of operations in the year such revised estimates are made and can make the underlying current operating trends less apparent. Because of the Company's limited operating history, its loss experience is expected to increase significantly as its policies age further. See "Risk Factors--Potential Increase in Claims--Loss Experience; Loss Reserves."

    U.S. FEDERAL INCOME TAXES. At December 31, 1994, the Company had consolidated net operating loss carryforwards of $10.7 million. During 1992, 1993 and 1994, the Company did not generate net taxable income for U.S. federal income tax purposes. With respect to 1995, the Company was able to offset its taxable income by fully utilizing such net operating loss carryforwards. As a result of the Company's recent profitability, management believes the deferred tax asset at December 31, 1995 and September 30, 1996 is more likely than not to be fully realizable and, consequently, all valuation allowances previously recorded were reversed by December 31, 1995.

    MORTGAGE INSURANCE UNDERWRITING SUMMARY. The following table summarizes the Company's mortgage insurance underwriting experience for the periods presented.

                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,        YEAR ENDED DECEMBER 31,(1)
                                                  --------------------  -------------------------------
                                                    1996       1995       1995       1994       1993
                                                  ---------  ---------  ---------  ---------  ---------

                                                         (IN THOUSANDS OF DOLLARS EXCEPT RATIOS)
Net premiums written............................  $  49,988  $  20,729  $  33,946  $  10,274  $   1,611
Net premiums earned.............................     43,557     16,954     27,559      5,237        326
Losses incurred.................................     13,958      3,819      7,757        262     --
Policy acquisition costs........................      6,120      4,963      6,641      2,456      2,677
Underwriting and other expenses.................      7,865      4,863      6,913      5,765      5,403
GAAP operating ratios:(2)
  Loss ratio....................................       32.0%      22.5%      28.2%       5.0%    --
  Expense ratio(3)..............................       32.1       58.0       49.2      157.0      *
  Combined ratio................................       64.1%      80.5%      77.3%     162.0%     *
SAP operating ratios:(2)
  Loss ratio....................................       32.0%      22.5%      28.2%       5.0%    --
  Expense ratio(3)..............................       27.7       51.0       42.8       97.4      *
  Combined ratio................................       59.7%      73.5%      70.9%     102.4%     *

------------------------

*   Not meaningful.

(1) Although the Company was capitalized in 1992, it did not begin underwriting mortgage insurance policies until 1993.

(2) These ratios reflect the Company's status as a new company and include start-up and other expenses incurred prior to the commencement of significant operations. See "--Expenses" above.

(3) Expense ratios under SAP and GAAP differ due to different accounting treatment of policy acquisition costs. Under SAP, insurance policy acquisition costs are charged against operations in the year incurred and expense ratios are calculated based on net premiums written. Under GAAP, these costs are deferred and amortized as the related premiums are earned; accordingly, GAAP expenses reflect such deferral and amortization, and GAAP expense ratios are calculated based on net premiums earned. In addition, under SAP, holding company expenses are excluded in determining expense ratios. The GAAP expense ratio for the year ended December 31, 1995 excludes the compensation charge resulting from the Initial Public Offering.

RESULTS OF CONSOLIDATED OPERATIONS

  NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995.

    Net premiums written for the nine months ended September 30, 1996 were $50.0 million compared to $20.7 million for the nine months ended September 30, 1995 which represents a 141% increase. The increase was primarily attributable to a 48.7% increase in Amerin Guaranty's new insurance written and growth in insurance in force and related renewal premiums. Management believes that Amerin Guaranty was able to increase revenues due primarily to increased use by existing lenders of the Company's BPMI, the addition of new, large lenders which began doing business with the Company during the second half of 1995 and increased sales of LPMI. The increase in net premiums written was also due to higher average premiums during the nine months ended September 30, 1996 compared to the first nine months of 1995, principally due to the increased coverage requirements introduced by Fannie Mae and Freddie Mac during the first quarter of 1995, which requirements took effect over the course of 1995. Amerin Guaranty's monthly premium plan represented 85.5% of new insurance written for the nine months ended September 30, 1996 compared to 81.2% for the same period in 1995.

    Renewal premiums for the nine months ended September 30, 1996 increased 196% from the comparable prior year period due primarily to the growth of insurance in force throughout 1995, as well as increased popularity of the monthly premium plan.

    Net premiums earned increased by $26.6 million to $43.6 million for the nine months ended September 30, 1996 from $17.0 million for the nine months ended September 30, 1995. This increase was primarily due to the increase in insurance written and in force in the 1996 period over the corresponding portion of the 1995 period.

    Net investment income of $12.4 million for the first nine months of 1996 increased by $7.4 million (or 149%) over the first nine months of 1995 primarily due to investment of the proceeds from the Initial Public Offering, which resulted in an increase of 174.6% in the monthly average amount of invested assets. Realized investment losses for the first nine months of 1996 were $133,000 compared to realized investment gains of $493,000 for the first nine months of 1995. This change was due primarily to a smaller number of profitable sales in 1996, resulting from reduced activity within the existing portfolio due to the Company's desire to maintain the current composition of the investment portfolio. As of September 30, 1996 and 1995, the yields to maturity in the investment portfolio were 5.8% and 6.4%, respectively, and the average durations of the investment portfolio were 6.5 years and 5.1 years, respectively.


    Losses incurred in the first nine months of 1996 were $14.0 million, compared to $3.8 million of losses incurred in the first nine months of 1995 as a result of the aging of the Company's policies. Because of the Company's limited operating history, its loss experience is expected to significantly increase as its policies continue to age. Policy acquisition costs during the first nine months of 1996 of $6.1 million increased by $1.2 million (or 23.3%) compared to the first nine months of 1995 principally due to the growth in the level of marketing and underwriting activity in connection with the increased production of new insurance written in the 1996 period compared to the prior year period. Underwriting and other expenses increased by $3.0 million (or 61.7%) for the first nine months of 1996 over the first nine months of 1995 due to the institution of an excess loss treaty, the increase in insurance in force and increases in various administrative and occupancy costs relating to growth in the Company's personnel, offset in part by the elimination in the 1996 period of standby commitment fees previously paid to certain of the Principal Stockholders.



    The Company's effective tax rate was 28.4% in the nine months ended September 30, 1996, compared to 1% in the first nine months of 1995. The increase in the effective tax rate resulted from the fact that the Company fully utilized its net operating losses in 1995 and no additional net operating losses were available for utilization in the first nine months of 1996. The effective tax rate for the first nine months of 1996 was below the statutory rate of 35%, principally reflecting the benefits of tax-exempt investment income.


    As a result of the foregoing factors, the Company had net income of $20.0 million for the first nine months of 1996, compared to net income before pay-in-kind dividends on its previously outstanding 13.5% Convertible Preferred Stock of $8.7 million for the first nine months of 1995. Net income applicable to common stockholders (after pay-in-kind dividends) was $4.5 million for the first nine months of 1995. The 13.5% Convertible Preferred Stock was redeemed in connection with the Initial Public Offering.

  1995 COMPARED TO 1994

    Net premiums written for 1995 were $33.9 million compared to $10.3 million for 1994, which represents a 230.4% increase. The increase was primarily attributable to a 137.1% increase in Amerin Guaranty's new insurance written and growth in insurance in force and related renewal premiums. Management believes that Amerin Guaranty was able to increase revenues due primarily to increased use by existing lenders of the Company's BPMI, which was introduced nationwide in February 1994 at rates which the Company believes are lower than those generally offered by other mortgage insurance companies, the addition of new, large lenders which began doing business with the Company during the second half of 1994 and 1995 and increased sales of LPMI. The increase in new insurance written was further enhanced to a lesser extent by higher average premiums during 1995 compared to 1994, principally due to the increased coverage requirements imposed by Fannie Mae and Freddie Mac. Amerin Guaranty's monthly premium plan represented 81.5% of new insurance written for 1995. Renewal premiums for 1995 increased from the comparable prior year period due primarily to the increased popularity of the monthly premium plan.

    Net premiums earned increased by $22.4 million to $27.6 million for 1995 from $5.2 million for 1994. This increase was primarily due to the increase in insurance written and in force in 1995 as compared to 1994.

    Net investment income of $7.6 million for 1995 increased by $2.8 million (or 58.3%) over 1994. Substantially all of such increase was due to 55.0% growth in the monthly average amount of invested assets. Realized investment gains for 1995 of $.5 million increased by 12.7% compared to 1994 due to a greater number of sales with higher profits in the latter period. Sales of investments in the latter period were made primarily in connection with the Company's current investment strategy to increase investment in tax-exempt securities. See "Liquidity and Capital Resources" below. As of December 31, 1995 and 1994, the yields to maturity on the investment portfolio were 6.2% and 6.3%, respectively, and the average durations of the investment portfolio were 3.3 years and 4.6 years, respectively. The average duration at December 31, 1995 reflected the investment of the net proceeds of the Initial Public Offering in short-term investments pending their investment in longer maturity tax-exempt securities.

    Losses incurred in 1995 were $7.8 million, compared to $.3 million of losses incurred in 1994. The low level of 1994 losses reflected the fact that the Company's book of business was at an early stage of development. Policy acquisition costs during 1995 of $6.6 million increased by $4.2 million (or 170.4%) compared to 1994 principally due to the growth in the level of marketing and underwriting activity in connection with the increased production of new insurance written in 1995 compared to 1994.

    Underwriting and other expenses increased by $1.1 million or 19.9% due to the increase in insurance in force and increases in various administrative and occupancy costs relating to growth in the Company's personnel.

    The Company incurred a nonrecurring non-cash charge of $35.7 million in the fourth quarter of 1995 as a result of Messrs. Friedman and Brafman being entitled to 2,250,068 shares of Common Stock pursuant to the MSV Agreement upon consummation of the Initial Public Offering. The nonrecurring charge was not deductible by the Company for U.S. federal income tax purposes because Messrs. Friedman and Brafman previously made 83(b) elections in 1992 with respect to such shares. Accordingly, there was no current deduction in 1995 available to the Company for the nonrecurring charge caused by the removal of restrictions on such shares. Although the nonrecurring charge taken by the Company increased the Company's retained earnings deficit, there was a corresponding increase in additional paid in capital and, accordingly, total common stockholders' equity was unchanged. The nonrecurring charge did not affect Amerin Guaranty's or Amerin Re's statutory financial statements.

    As a result of the foregoing factors, the Company had a net loss before pay-in-kind dividends on the 13.5% Convertible Preferred Stock of $22.8 million for 1995, compared to net income before such pay-in-kind dividends of $2.0 million for 1994. Net loss applicable to common stockholders (after such pay-in-kind dividends) was $28.1 million for 1995 compared to a net loss applicable to common stockholders of $3.1 million for 1994.

  1994 COMPARED TO 1993

    Net premiums written increased $8.7 million to $10.3 million in 1994 from $1.6 million in 1993. Of such increase, $6.5 million was due to the introduction of BPMI nationwide in February 1994, which enhanced the Company's penetration of the mortgage insurance market because it offered lenders Amerin Guaranty's economies and operational efficiencies in a familiar form, and $2.2 million of such increase reflected increased sales of LPMI. The introduction of BPMI resulted in a significant increase in the levels of premium written by the Company, primarily in the second half of 1994, despite a rise in interest rates which resulted in a decrease in the total industry's new primary mortgage insurance written. When the Company began writing business in April 1993, it wrote mortgage insurance exclusively in the form of LPMI. The Company believes that record levels of home purchases and corresponding levels of mortgage lending activity in 1993 caused by low interest rates demanded the full attention of mortgage lenders and made it difficult for the Company to introduce LPMI. Accordingly, the Company wrote a minimal amount of insurance and corresponding premiums in 1993.

    Net premiums earned increased by $4.9 million to $5.2 million in 1994 from $.3 million in 1993 due to the substantial increase in insurance in force described above.

    Net investment income of $4.8 million for 1994 increased by 13.3% over net investment income of $4.3 million in 1993. Substantially all of such increase was due to 12.6% growth in the monthly average amount of invested assets in 1994 compared to 1993, while the balance of the increase related to higher investment yields consistent with a general increase in interest rates in 1994. Realized investment gains for 1994 of $.4 million decreased compared to the $.7 million realized in 1993 due to reduced activity within the existing portfolio required to maintain the overall portfolio's desired composition in accordance with the Company's investment strategy. As of December 31, 1994 and 1993, the yields to maturity on the investment portfolio were 6.3% and 5.7%, respectively, and the average durations of the investment portfolio were 4.6 years and 5.8 years, respectively.

    Losses incurred on mortgage insurance in 1994 of $.3 million were the first such losses incurred since the Company began operations. There were no such losses incurred in 1993. Because of the Company's limited operating history, its loss experience was not yet meaningful. Policy acquisition costs decreased by 8.3% to $2.5 million for 1994 compared to $2.7 million in 1993 even though new insurance written increased by 812% in 1994 compared to 1993. The decrease in policy acquisition costs in 1994 resulted from a significant increase in the deferral of policy acquisition costs in that year related to the 812% increase in new insurance written from 1993 to 1994. In contrast, the deferral of policy acquisition costs in 1993 was minimal due to the volume of business written in 1993.

    As a result of the foregoing factors, the Company had net income before pay-in-kind dividends on the 13.5% Convertible Preferred Stock of $2.0 million in 1994 compared to a net loss before such pay-in-kind dividends of $2.8 million in 1993. Net loss applicable to common stockholders (after such pay-in-kind dividends) was $3.1 million for 1994 compared to a net loss applicable to common stockholders of $7.2 million for 1993.

LIQUIDITY AND CAPITAL RESOURCES

    The liquidity and capital resources considerations are different for Amerin Corporation and its principal insurance operating subsidiary, Amerin Guaranty, as discussed below.

    Amerin Corporation is a holding company whose principal assets are its investments in Amerin Guaranty and Amerin Re. Amerin Corporation has no operations of its own and no employees and has only limited needs for liquidity to meet certain legal, accounting, tax and administrative expenses. Amerin Corporation relies primarily on dividends and other permitted distributions from Amerin Guaranty and Amerin Re as sources of funds. Amerin Corporation does not currently have any committed lines of credit. Amerin Corporation does not plan to pay cash dividends on its Common Stock for the foreseeable future. See "Risk Factors--No Intention to Pay Dividends."

    The principal sources of funds for Amerin Guaranty are premiums received on new and renewal business, amounts earned from the investment of its contributed capital as well as the investment of its cash flow and commissions on ceded business and reimbursement of losses from reinsurers. The principal uses of funds by Amerin Guaranty are the payment of claims and related expenses, reinsurance premiums, other operating expenses and dividends to Amerin Corporation. Liquidity requirements are influenced significantly by the level of claims incidence. Amerin Guaranty does not currently have any committed lines of credit.

    In the mortgage insurance industry, liquidity refers to the ability of an enterprise to generate adequate amounts of cash from its normal operations, including premiums received and investment income, in order to meet its financial commitments, which are principally obligations under the insurance policies it has written.

    Amerin Guaranty generates substantial cash flows from operations as a result of premiums being received in advance of the time when claim payments are required. Cash flows generated from Amerin Guaranty's mortgage insurance operations totaled $22.8 million and $4.8 million for 1995 and 1994, respectively, and $34.3 million and $14.6 million for the first nine months of 1996 and the first nine months of 1995, respectively. These operating cash flows, along with that portion of the investment portfolio that is held in cash and highly liquid securities, are available to meet the liquidity requirements of Amerin Guaranty. Amerin Guaranty's investment portfolio was $275.1 million at September 30, 1996, $260.8 million at December 31, 1995 and $90.9 million at December 31, 1994. Significant increases in claims, which are expected as Amerin Guaranty's policies age and which may be significantly exacerbated by adverse economic conditions, would create increased liquidity requirements for Amerin Guaranty. Should Amerin Guaranty experience cash flow shortfalls due to significantly higher than anticipated claims, or for other reasons, the Company anticipates funding such shortfalls through sales of investments. Because, on average, approximately 12 months elapses between defaults on insured loans and the related claim payments, management intends to utilize available time to manage any required sales of investments so as to minimize losses to the investment portfolio.

    Because of the Company's limited operating history, its loss experience is expected to significantly increase as its policies continue to age. See "Risk Factors--Potential Increase in Claims--Loss Experience; Loss Reserves."

    During 1995, the Company entered into a noncancelable 10 year operating lease for office space. In addition to base rental costs, the lease provides for rent escalations resulting from increased assessments for real estate taxes, utilities and maintenance. Aggregate minimum rental commitments under the lease are $.2 million per year through 2000, and $1.4 million in total thereafter. See
Note 11 of Notes to Consolidated Financial Statements.

    The Company's investment strategy is the result of various interrelated investment considerations including protection of principal, appreciation potential, tax consequences and yield. The Company typically maintains its investment portfolio with a longer average duration than its anticipated claims development in order to achieve higher yields. The Company has found this strategy to be cost effective and expects that reasonably foreseeable cash mismatches may be met by cash generated from operations or sales of investments. The Company's investments are managed by Scudder, Stevens & Clark pursuant to the terms of an agreement which may be terminated upon 90 days notice by either party.

    At January 1, 1994, the Company implemented SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." At that time, the Company designated all its securities as available for sale. Investments designated as available for sale are expected to be held for an indefinite period and may be sold depending on tax position, interest rates, liquidity needs and other considerations. The aggregate market value (carrying value) of the fixed income securities was less than amortized cost at September 30, 1996 by $3.9 million. At December 31, 1995, the aggregate market value (carrying value) of the Company's fixed income securities was greater than amortized cost by $5.0 million. The decrease during the nine months ended September 30, 1996 in the market value of the Company's fixed income securities compared to amortized cost reflects the increase in interest rates during the nine months ended September 30, 1996 as well as the significant percentage of the Company's fixed income securities with long-term maturities. Fixed income securities of $203.4 million or 71.1% of total fixed income securities at September 30, 1996 have maturities of 10 years or greater. As a result of these substantial long-term holdings, if interest rates should increase, the market value of these securities will decline and stockholder's equity will decrease.

    All of the Company's $286.0 million of fixed income securities at September 30, 1996 are rated "investment grade," which is defined by the Company as a security having a National Association of Insurance Commissioners ("NAIC") rating of 1 or 2 or an S&P rating ranging from "AAA" to "BBB-."

    The Company expects to incur aggregate capital costs of approximately $4 million in 1997 to expand and enhance its computer hardware and software. The Company expects to fund such expenditure with cash flow from operations.

    The Company's experience to date regarding the persistency of its policies in force is limited. As of September 30, 1996, 86.8% of Amerin Guaranty's policies in force as of September 30, 1995 remained in force. Management believes that the Company's persistency rate will decline as its policies continue to age. Subject to the effects of aging on persistency, management expects that, in general, persistency will tend to be stable or improve in a stable or increasing interest rate environment because loans insured by the Company would be less likely to be refinanced; conversely, management expects that, in general, persistency will decrease if interest rates declined sufficiently to cause mortgage refinancings to increase.

STATUTORY CAPITAL AND DIVIDEND CAPACITY OF AMERIN GUARANTY

    Maintenance of appropriate levels of Amerin Guaranty's statutory capital is a primary objective of the Company. As discussed below, Amerin Guaranty is subject to regulatory requirements as to statutory capital and the adequacy of statutory capital is a principal factor considered by the rating agencies in assigning claims-paying ability ratings. Amerin Guaranty's dividend capacity is also limited by the level of specified components of statutory capital.

    STATUTORY CAPITAL. Statutory capital is the sum of POLICYHOLDERS' SURPLUS and the contingency reserve. Policyholders' surplus consists principally of paid-in-capital and UNASSIGNED SURPLUS. The contingency reserve is a special statutory reserve required of all mortgage insurers, which is designed to provide a cushion against the effect of adverse economic cycles. Every month an amount equal to 50% of premiums earned in such month is deducted from unassigned surplus and added to the contingency reserve and must be maintained in such reserve for 10 years (after which it is released to unassigned surplus). Prior to 10 years, upon notice to the Illinois Insurance Director, the contingency reserve is available to Amerin Guaranty to the extent necessary to make loss payments with respect to any year in which Amerin Guaranty's INCURRED LOSSES in such year exceed the greater of (i) 35% of earned premiums for such year or (ii) 70% of the amount contributed to the contingency reserve for such year. Additions to the contingency reserve have the effect of reducing the growth of policyholders' surplus. In periods of significant premium growth, policyholders' surplus may decline if the required additions to the contingency reserve exceed the statutory net income. The Company anticipates continuing growth in the contingency reserve. The contingency reserve is not permitted under GAAP.

    Amerin Guaranty's policyholders' surplus, the principal components thereof and the contingency reserve were as follows on the dates indicated below.

                                                           AT SEPTEMBER 30,            AT DECEMBER 31,
                                                         --------------------  -------------------------------
                                                           1996       1995       1995       1994       1993
                                                         ---------  ---------  ---------  ---------  ---------

                                                                       (IN MILLIONS OF DOLLARS)
Liabilities:
  Contingency reserve..................................  $    38.6  $    12.5  $    18.3  $     4.3  $      .4
Surplus:
  Paid-in and other surplus............................      224.5       97.5      224.5       97.5       77.8
  Unassigned surplus...................................      (12.3)     (14.2)     (15.8)     (11.3)      (7.4)
                                                         ---------  ---------  ---------  ---------  ---------
    Policyholders' surplus.............................      212.2       83.3      208.7       86.2       70.4
                                                         ---------  ---------  ---------  ---------  ---------
      Statutory capital................................  $   250.8  $    95.8  $   227.0  $    90.5  $    70.8
                                                         ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------

    Amerin Guaranty's statutory capital increased $155.0 million from $95.8 million at September 30, 1995 to $250.8 million at September 30, 1996. This increase was primarily attributable to the aggregate capital contributions of $127.0 million made by the Company to Amerin Guaranty in December 1995 from the proceeds of the Initial Public Offering as well as increases to the contingency reserve and the statutory basis results of operations for the nine months ended September 30, 1996.

    Amerin Guaranty's statutory capital increased to $227.0 million at December 31, 1995 from $90.5 million at December 31, 1994 due to contributions from proceeds of the Initial Public Offering as well as the net growth of the contingency reserve offset in part by an increase in the deficit of unassigned surplus. Amerin Guaranty's statutory capital increased to $90.5 million at December 31, 1994 from $70.8 million at December 31, 1993 as the result of increases to the contingency reserve offset in part by an increase in the deficit of unassigned surplus, as well as a capital contribution of $25.0 million from the Company in August 1994. See Note 3 of Notes to Consolidated Financial Statements.

    In April 1992, the Company was capitalized by the Principal Stockholders with contributions of $10.0 million. The Company in turn purchased Amerin Guaranty, which at the time was an inactive insurance company, for $6.7 million. In September 1992 and August 1994, respectively, the Principal Stockholders made additional capital contributions to the Company of $72.9 and $25.0 million, which the Company in turn contributed to the capital of Amerin Guaranty in order to increase the statutory capital of Amerin Guaranty by such amounts. The Initial Public Offering in November 1995 resulted in net proceeds of $200.2 million to the Company. Of these proceeds, $46 million were used to retire all of the outstanding 13.5% Convertible Preferred Stock on December 1, 1995, and $127 million and $25 million was contributed to the capital of Amerin Guaranty and Amerin Re, respectively, in order to increase the statutory capital of the two companies by such amounts.

    RISK TO CAPITAL RATIO. As a condition to maintenance of its claims-paying ratings, the total amount of insurance risk that may be written by Amerin Guaranty is limited to a multiple of 20 times its statutory capital (which includes the contingency reserve) less the carrying value of non-investment grade debt and tax and loss bonds and investments in affiliates, or such higher or lower multiple as is reasonably determined by the rating agency in its sole discretion. Amerin Guaranty has several alternatives available to control its risk to capital ratio, including obtaining capital contributions from the Company, purchasing quota share reinsurance and reducing the amount of new business written. A material reduction in statutory capital, whether resulting from underwriting or investment losses or otherwise, or a disproportionate increase in risk in force, could increase the risk to capital ratio. An increase in the risk to capital ratio could limit Amerin Guaranty's ability to write new business (which in turn could materially adversely affect the Company's results of operations and prospects). See "Business--Claims-Paying Ability Ratings." At September 30, 1996 and 1995 and December 31, 1995 and 1994, Amerin Guaranty's risk to capital ratio was 12.3 to 1, 15.2 to 1, 8.2 to 1 and 6.4 to 1, respectively.

    The higher coverage requirements effective in the first quarter of 1995 for 90s and 95s announced by Fannie Mae and Freddie Mac (see "Industry Overview--Fannie Mae and Freddie Mac") have increased the average coverage percentages of new insurance written by Amerin Guaranty as well as increased premiums earned on policies subject to such requirements. These higher coverage requirements will have the effect of increasing risk in force and, initially, increasing the risk to capital ratio. Amerin Guaranty intends to maintain a risk to capital ratio at levels required to maintain Amerin Guaranty's claims-paying ability ratings.

    DIVIDEND LIMITATIONS. The Company has never paid a cash dividend on its capital stock and does not anticipate paying cash dividends on the Common Stock for the foreseeable future. Limitations on Amerin Guaranty's risk to capital ratio also effectively limit Amerin Guaranty's ability to pay dividends, because the payment of dividends reduces statutory capital.

    Amerin Guaranty is subject to the insurance laws of Illinois, its state of domicile, and California, because, under California law, it is currently deemed to be COMMERCIALLY DOMICILED in California. Under the insurance laws of both Illinois and California, the ability of a mortgage insurance company to pay dividends is limited by certain tests that are based on the insurer's statutory policyholders' surplus, net income and, in the case of Illinois, unassigned surplus. For a further description of restrictions on the payment of dividends payable by Amerin Corporation and Amerin Guaranty, see Note 12 of Notes to Consolidated Financial Statements.

    The Company and Amerin Guaranty are parties to agreements (the "Rating Agency Agreements") required by Moody's and S&P as a condition of the issuance to Amerin Guaranty and maintenance of their respective claims-paying ratings of "Aa3" and "AA." Failure to comply with the provisions of either of the Rating Agency Agreements could result in the withdrawal or reduction of Amerin Guaranty's claims-paying rating by one or both of the rating agencies. Pursuant to the Moody's Rating Agency Agreement, the Company and Amerin Guaranty have covenanted that neither company will declare or pay any dividend or other distribution on any of its capital stock unless (a) Amerin Guaranty's claims-paying ability rating is not less than "Aa3" and (b) Amerin Guaranty's risk to capital ratio does not exceed the ratio then required by Moody's to be maintained by Amerin Guaranty. Pursuant to the S&P Rating Agency Agreement, the Company has covenanted that it will cause Amerin Guaranty not to declare or pay any dividend or distribution unless the Company shall have received a certificate of Amerin Guaranty's Chief Financial Officer that following such transaction Amerin Guaranty's statutory capital less the carrying value of non-investment grade debt and tax and tax loss bonds and investments in affiliates would not be less than $20 million or such higher amount as may be necessary to ensure that Amerin Guaranty's risk to capital ratio does not exceed the ratio then required by S&P to be maintained by Amerin Guaranty.

REINSURANCE

    Amerin Guaranty cedes reinsurance to Amerin Re to comply with maximum policy coverage percentage limitations, and utilizes a minimal amount of third-party reinsurance. In the future, Amerin Guaranty may seek reinsurance to reduce its NET RISK IN FORCE and its risk to capital ratio or to manage risk. The availability and cost of reinsurance are subject to prevailing market conditions, both in terms of price, which can affect the Company's profitability, and available capacity, which can affect the Company's ability to increase insurance in force. The Company also is subject to credit risk with respect to its ability to recover amounts due from its reinsurers, as the ceding of risk to its reinsurers generally does not relieve the Company of direct liability to its insureds. At September 30, 1996, there were $0 of reinsurance recoverables for losses. For discussion of the Company's reinsurance arrangements and the claims-paying ability ratings of its reinsurers, see "Business--Reinsurance."

    To provide against the possibility that rapid growth of the Company's business may generate levels of risk in force that could not be supported solely by internally-generated capital, the Company entered into an excess loss agreement with a major reinsurer at the end of 1995, with coverage provided from January 1,

1996, and cancelable by the Company for a fee beginning in 2000. The claims-paying ability of the reinsurer is rated AA by S&P. This agreement provides additional capital support in the event that the Company's risk to capital ratio and its combined ratio both exceed specified levels and will be taken into account by S&P in measuring the Company's risk to capital ratio to the extent required by rapid growth. Premiums payable with respect to any quarterly period may vary to the extent that the Company's combined insurance risk to capital ratio exceeds certain specified levels.

TAX CONSOLIDATION

    Beginning in 1993, the Company and Amerin Guaranty entered into an agreement to file a consolidated federal income tax return. Amerin Re, which was incorporated in 1994, became a party to this agreement in 1994. Income taxes are allocated to members of the group generally on a separate return basis. The Company and Amerin Guaranty filed separate federal income tax returns for 1992.

                                    BUSINESS

GENERAL

    The Company is a holding company which, through Amerin Guaranty, is a provider of private mortgage insurance coverage in the United States to mortgage bankers, savings institutions, commercial banks and other lenders. Primary mortgage insurance provides mortgage default protection on individual loans. Amerin Guaranty issues primary insurance for first mortgage loans on owner occupied, one-to-four unit residential properties, including condominiums. Private mortgage insurance is used by mortgage lenders to reduce their credit risk in high LTV mortgage loans as well as to enhance their ability to sell the loans into the secondary mortgage market, principally to Fannie Mae and Freddie Mac. Home purchasers who make down payments of less than 20% of the value of their home are usually required by the mortgage lender to qualify and pay for primary mortgage insurance on their mortgage loans. If the homeowner defaults on the mortgage loan, mortgage insurance reduces and, in some instances, eliminates any loss to the insured lender. Mortgage insurance does not cover losses that result from damage to the property.

    Amerin Guaranty is a mono-line insurer which is restricted by state law to providing mortgage guaranty insurance on residential first mortgage loans. See "--Regulation--Direct Regulation."

PRODUCTS

  PRODUCT FEATURES

    All of Amerin Guaranty's mortgage insurance products share three important features which differentiate Amerin Guaranty's mortgage insurance products from those of other mortgage insurers. Amerin Guaranty's use of fully delegated underwriting coupled with post-closing issuance of insurance certificates provides lenders with greater certainty and reduces paperwork and expense. Amerin Guaranty's streamlined processing of claims substantially eliminates the administrative work involved in filing and documenting a traditional mortgage insurance claim. Finally, due to operating and marketing efficiencies, Amerin Guaranty has been able to offer premium rates which have been consistently lower than those generally available from other mortgage insurers.

  BORROWER-PAID MORTGAGE INSURANCE AND LENDER-PAID MORTGAGE INSURANCE

    Traditionally, all mortgage insurance has been sold in the form of BPMI, whereby mortgage insurance premiums are charged to the borrower by the mortgage lender or loan servicer, which in turn remits the premiums to the mortgage insurer. Amerin Guaranty first offered BPMI on a limited basis in California beginning in June 1993, and began offering BPMI nationwide in February 1994 at rates which are generally lower than those currently approved for use in most states by other private mortgage insurers. In December 1996, the Company introduced an alternative set of premium rates ("Retail Rates"). The Retail Rates, which are substantially similar to the premium rates charged by other mortgage insurers, will be used with certain mortgage lenders which have requested that Amerin provide additional services and support beyond those provided by the Company under its regular premium plans. Management believes that the cost of such services and support will be offset by the additional premium revenue to be received under the Retail Rates.

    In addition to BPMI, Amerin Guaranty also offers comparable mortgage insurance coverage in the form of LPMI, whereby mortgage insurance premiums are charged to the mortgage lender or loan servicer, which pays the premiums to the mortgage insurer. The mortgage lender's obligation to pay these premiums is generally reflected in an increased interest rate on the borrower's loan; however, the mortgage premiums on Amerin's LPMI are lower than those generally available from other mortgage insurers for BPMI and the full amount of interest on LPMI-insured mortgages is generally deductible by borrowers. Therefore, Amerin's LPMI allows mortgage lenders to offer borrowers lower-cost "all-in" mortgages.

LPMI also reduces closing costs for home buyers and results in lower pretax and after tax total monthly payments compared to BPMI. In April 1993, Amerin Guaranty was the first private mortgage insurer to offer LPMI, and was the first mortgage insurer to be approved for the use of LPMI by Fannie Mae and Freddie Mac. See "Risk Factors--Certain Matters Relating to Lender Paid Mortgage Insurance."

    THE AWARD PLUS PLAN. Amerin Guaranty offers a program known as the Award Plus Plan to lenders utilizing LPMI. Under the Award Plus Plan, the lender is charged lower premium rates for loans insured. Based on performance of such loans over an extended period of time, the lender may be entitled to receive cash awards from, or required to pay cash surcharges to, Amerin Guaranty. Effectively, awards and surcharges result in adjustments to premium on a prospective basis, because any award or surcharge is paid only if a new premium is paid on a newly insured loan or a renewal premium is paid on an existing loan. If the performance of a portfolio insured under the Award Plus Plan falls within a middle range which includes average historical industry loss experience, no award or surcharge is applicable. The first such award or surcharge, if any, pursuant to an Award Plus Plan is determined based on four full years of participation by the lender in the Award Plus Plan, and applies to both new and renewal business written in the fifth year of participation. Thereafter, a determination is made at the end of each subsequent year of participation by the lender, based on the lesser of (i) seven full years of participation or (ii) the lender's term of participation in the Award Plus Plan, and any award and surcharge will be applicable to new and renewal business written in the immediately succeeding year.

    If the lender sells servicing on loans insured under the Award Plus Plan, it may be required to make a one-time payment to Amerin Guaranty. This one-time payment is designed to compensate Amerin Guaranty for the fact that such loans, which were insured at premium rates lower than Amerin Guaranty's standard rates, will henceforth not be included in any calculation of awards and surcharges.

    As of September 30, 1996, 8.0% of Amerin Guaranty's direct risk in force was comprised of loans insured under the Award Plus Plan. Amerin Guaranty expects to begin paying awards in April 1997 to the largest participant in the Award Plus Plan. The Company believes that the cost of such awards will be substantially offset by savings resulting from lower claims payments on such loans over time.

  PREMIUM PAYMENT PLANS

    Amerin Guaranty has three basic types of premium payment plans. The most popular is a monthly premium plan, introduced in March 1994, under which only one or two months premium is paid at the mortgage loan closing, and thereafter premiums are remitted on a monthly basis to Amerin Guaranty. In January 1995, in response to similar products introduced by competitors, Amerin Guaranty introduced a new monthly premium plan under which no premium is payable at loan closing. For the nine months ended September 30, 1996, monthly premium plans represented 85.5% of Amerin Guaranty's new insurance written. Based on the rapid market acceptance of monthly premium plans, the Company expects that such percentage will remain at this level or continue to increase slightly. The second type of premium payment plan is an ANNUAL PREMIUM PLAN in which a first-year premium is paid at the mortgage loan closing and annual renewal payments are paid thereafter. Renewal payments generally are (i) collected monthly from the borrower along with the mortgage payment and held in escrow by the loan servicer or (ii) reserved by the loan servicer for annual remittance to Amerin Guaranty in advance of each renewal year. See "-- Borrower-Paid Mortgage Insurance and Lender-Paid Mortgage Insurance." The third type of premium payment plan is a SINGLE PREMIUM PLAN that involves a lump-sum payment at the loan closing. The single premium can be financed by the borrower by adding it to the principal amount of the mortgage. Premiums written under any of these plans may be either non-refundable or refundable if the coverage is canceled by the insured lender (which generally occurs when the loan is repaid or the LTV is less than 80% as a result of loan amortization and/or property appreciation).

    Amerin Guaranty's customers periodically request mortgage insurance programs that differ in one or more respects from its existing programs. In response to such requests, Amerin Guaranty may from time to time create special programs or products that are designed to meet the Company's risk and profitability goals. While Amerin Guaranty has not, to date, written any material business under special programs, the Company expects that requests for such programs, particularly from Amerin Guaranty's larger customers, are likely to increase in the future as mortgage originators search for new ways to insure more loans and different types of loans.

    In addition to primary insurance written on a loan-by-loan basis, Amerin Guaranty may choose to provide primary insurance under terms and pricing negotiated between Amerin Guaranty and the lender. In addition to newly originated loans, this business may include seasoned loans (which are originated prior to the year in which the loans are included in the transaction). To date, Amerin Guaranty has insured one block of seasoned loans, and management intends to consider other appropriate opportunities as they arise.

  PRICING

    Amerin Guaranty's premium rates are based upon the expected risk of a claim on the insured loan and take into account the LTV, loan type, mortgage term, occupancy status and coverage percentage. In addition, the Company's premium rates take into account persistency, operating expenses and reinsurance costs, as well as profit and capital needs and the prices offered by competitors. Premium rates cannot be changed after the issuance of coverage. The Company has structured its operations and products in accordance with its overall business strategy of reducing the cost of mortgage insurance and passing on these savings to lenders and borrowers. See "--Sales and Marketing."

    Similar to general industry practice, the Company generally employs a national pricing strategy rather than a regional or local policy, because it believes that each region of the United States is subject to similar factors affecting the risk of loss on insurance written. Economic conditions are a principal determinant of mortgage default rates, and private mortgage insurance entails risk exposure which lasts for the term of the mortgage loan and does not permit termination by the insurer or adjustment of renewal premium rates. Therefore, in establishing premium rates, the Company takes into account long-term average expected claims incidence on insured mortgage loans. These long-term average expected claims incidence levels incorporate varying levels of performance associated with varying economic conditions including moderate and severe recessionary scenarios. Adverse economic conditions can create levels of claims incidence in excess of the long-term average expected claims incidence on which the Company's premium rates are based. The Company seeks broad geographic diversification of its portfolio in order to reduce its exposure to the economic performance of any particular region.

    The Company's premium rates and policy forms are subject to regulation in every state in which it is licensed to transact business in order to protect policyholders against the adverse effects of excessive, inadequate or unfairly discriminatory rates and to encourage competition in the insurance marketplace. In all states, premium rates and, in most states, policy forms must be filed prior to their use. In some states, such rates and forms must also be approved prior to use. Changes in premium rates must be justified to regulators, generally on the basis of the insurer's loss experience, expenses and future trend analysis. The general default experience in the mortgage insurance industry may also be considered.

SALES AND MARKETING

    The Company has introduced innovative mortgage insurance programs to the mortgage lending market which result in lower monthly payments by the borrower and increased profitability to lenders. The Company employs sophisticated marketing materials which provide comparative information and analysis for the Company's BPMI and LPMI products as well as mortgage insurance products of several major competitors. The Company also provides a secondary market pricing model which allows its clients to optimize profitability and borrower benefits through LPMI pricing to borrowers. The Company's unique operating structure with its small, noncommissioned sales force and streamlined underwriting and claims procedures allows the Company to offer its products to both mortgage lenders and borrowers at lower premium rates than most of its competitors. The Company's sales and marketing efforts emphasize increased lender profitability, borrower benefits and operating efficiencies. The main focus of the sales effort is the senior management of a relatively small number of mortgage lenders. The Company's regional marketing directors and regional managers work with lender management to promote the overall benefits of the Company's products and premium pricing. Where appropriate, the Company's marketing representatives market directly to certain targeted regional and branch offices of clients which have not yet fully centralized mortgage insurance purchasing decisions.

    At September 30, 1996, the Company's sales force consisted of approximately 19 marketing professionals drawn from various backgrounds in the mortgage lending and mortgage insurance industries, who operate from the Company's office in Chicago, Illinois, and from their homes throughout the United States. The Company's sales force is headed by a National Sales and Marketing Director, and is comprised of three categories: (i) regional sales directors, who are responsible for management of relationships with existing clients and the development of new clients; (ii) regional managers, who are responsible for sales in a particular geographic territory; and (iii) sales representatives, who provide day-to-day service to the Company's customers in a particular geographic territory.

    The Company's sales force is compensated by salary and bonus; no commissions are paid on either new insurance written or renewal premiums. Bonuses are based on a combination of the individual's performance and achievement of corporate annual performance objectives.

    The Company's marketing services group, which consisted of five individuals at September 30, 1996, has primary responsibility for advertising, sales materials, sales training and the creation of sales promotion programs. The lender operations group of the marketing department, which consisted of one individual at September 30, 1996, has primary responsibility for assisting clients in ordering and servicing the Company's mortgage insurance.

CUSTOMERS

    Amerin Guaranty's customers are mortgage originators. Mortgage originators include mortgage bankers, savings institutions, commercial banks and other mortgage lenders. Amerin Guaranty's customers include eight of the top 10 mortgage originators based on originations in the first nine months of 1966. Major customers include Bank of America, Bank United of Texas, Chase Manhattan Mortgage Corporation, Citicorp Mortgage, Countrywide Home Loans, First Nationwide, FT Mortgage Companies, Fleet Mortgage Group, North American Mortgage, and Norwest Mortgage, Inc. In addition, the Company has recently added GMAC Mortgage Corporation and PNC Mortgage Corporation of America as mortgage insurance customers. Amerin Guaranty is dependent on a small number of lenders for a substantial majority of its business. Through September 30, 1996 Amerin Guaranty had done business with 80 MASTER POLICYHOLDERS, of which it considered 44 to be active master policyholders (lenders which had submitted applications for insurance within the preceding 90 days, excluding branches, affiliates and companies acquired or merged into other lenders). Ten customers were responsible for 99.0%, 91.0%, 85.8% and 87.7% of the Company's net premiums written for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1996, respectively. Amerin Guaranty's three largest customers (including branches and affiliates of such customers) were Norwest Mortgage, Inc., Countrywide Home Loans and Bank of America, which accounted for 42.5%, 18.7% and 12.0%, respectively, of the Company's net premiums written for the nine months ended September 30, 1996. See "Risk Factors--Concentration of Business with Lenders" and "--Overview of Direct Risk in Force."

    To obtain primary insurance from Amerin Guaranty, a mortgage lender must first apply for and receive a MASTER POLICY from Amerin Guaranty. Amerin Guaranty's approval of a lender as a master policyholder is based upon an evaluation of the lender's capacity to originate, underwrite and service mortgage loans, its financial soundness and its management's demonstrated adherence to sound loan origination practices, among other factors. See "--Underwriting
Practices--Lender Approval." Substantially all of the Company's customers obtain mortgage insurance from more than one insurer.

    The master policy sets forth the general published terms and conditions of Amerin Guaranty's mortgage insurance policy. The master policy does not obligate the lender to secure insurance from Amerin Guaranty. Because Amerin Guaranty's master policyholders are granted delegated underwriting by Amerin Guaranty, they have the authority to approve coverage within certain guidelines. See "--Underwriting Practices."

    The mortgage lending industry has been experiencing an ongoing consolidation. The Company does not believe that the continuation of the recent trend of consolidation within the mortgage lending industry will adversely affect Amerin Guaranty's geographic dispersion of insurance written because Amerin Guaranty's largest customers do business on a national basis.

COVERAGE

    Generally, private mortgage insurers calculate claims payments by applying a stated coverage percentage to an aggregate amount consisting of (i) the outstanding principal loan balance at the date of default, (ii) accrued interest from the date of default to the date a claim is filed, (iii) advances made by the insured or the servicer with respect to normal and customary real estate property taxes, hazard insurance premiums, foreclosure costs, reasonable attorney's fees not exceeding 3% of the sum of such principal amount plus such accrued interest, and (iv) reasonable expenses (generally requiring prior approval by the insurer) necessary for the protection and preservation of the property. See "--Defaults and Claims--Claims."

    Through December 31, 1996, Amerin was the only private mortgage insurer that calculated claims payments by applying a specified coverage percentage to the original principal amount of the insured loan. While this method was designed to simplify claims processing for clients, most submitted claims reflected the claims calculation used by other mortgage insurers and some clients advised Amerin Guaranty that it was confusing to use more than one method of calculating claims. As a result, management concluded that Amerin's unique coverage method was not being integrated into most lenders' claims processing. In addition, technological developments in claims reporting and processing over the past few years have resulted in the establishment of a single industry standard for electronic transmission of claims data which would have prevented Amerin Guaranty from participating in standardized electronic claims processing using its unique coverage method.

    In light of the above, management decided to implement the industry claims payment method for all loans insured on and after January 1, 1997. Fannie Mae and Freddie Mac have agreed that, with respect to all loans owned or securitized by them, they will accept claims payments from Amerin Guaranty calculated under the industry claims method for all claims submitted on and after January 1, 1997, irrespective of when the related loan was originally insured by Amerin Guaranty. With respect to all other loans insured prior to January 1, 1997, Amerin Guaranty will continue to pay claims under its original coverage method. Management believes that it will still be able to offer streamlined claims processing to its clients and that the change will have no material impact on its business.

    In order to more easily compare Amerin Guaranty's portfolio characteristics to those of the private mortgage insurance industry in general, all coverages in this Prospectus (including Amerin Guaranty coverages, except as noted) are expressed in terms of the corresponding industry coverage percentages.

ROLE OF TECHNOLOGY

    Technology in the mortgage lending and mortgage insurance industries is evolving rapidly. The Company's management relies, and will continue to rely, upon the use of appropriate, cost-effective information technology to support the Company's low-cost, efficient approach to mortgage insurance. For the most part, the Company intends to utilize current and new products developed by vendors which specialize in information technology and which can devote far greater resources to research and development. Management will continue to monitor the development and introduction of new technologies, and will seek to incorporate those which optimize the cost-effectiveness of Amerin Guaranty's internal operations and improve service to lenders through increased use of automation.

    In addition to utilizing technology developed by outside vendors, Amerin Guaranty's Information Technology ("IT") group will also continue to develop certain proprietary products to enhance Amerin Guaranty's ability to process business and monitor and manage risk. Generally, such internal systems development will be undertaken only where management believes that technology required to meet the Company's specific needs is not available from outside vendors.

MORTGAGE INSURANCE INDUSTRY MARKET SHARE

    Amerin Guaranty's market share of new insurance written grew on a quarterly basis from .1% for the second quarter of 1993 to 6.4% for the first quarter of 1996, and declined to 6.0% and 5.9%, respectively, for the second and third quarters of 1996. Amerin Guaranty's market share of the industry's total insurance in force increased from .1% at December 31, 1993 to 1.8% at December 31, 1995, and was 2.7% at September 30, 1996. See "Risk Factors--Competition; Market Share." Management believes that Amerin Guaranty's growth has resulted from a number of factors, including: (i) basic product features such as the use of delegated underwriting and post-closing issuance of insurance certificates on substantially all of its business, and streamlined claims processing; (ii) the introduction of LPMI in 1993; and (iii) the introduction in 1994 of BPMI with premium rates lower than those generally available from the rest of the mortgage insurance industry. These factors have resulted in increasing levels of business from existing clients and also have enabled Amerin to attract new customers. Management believes that the slight decline in market share of new insurance written in the second and third quarters of 1996 was due primarily to increased originations by thrifts, particularly with respect to ARMs, resulting in a reduction in market share for mortgage bankers, which are Amerin's primary clients. Management believes that the reduction in Amerin's Guaranty's market share is consistent with the reduction in market share for mortgage bankers. Management further believes that the aggressive marketing of certain retail services to certain of Amerin Guaranty's clients by other mortgage insurers during this period also contributed to Amerin Guaranty's reduction in market share.

    The following table shows (i) the amount of primary insurance in force for the periods indicated and new primary insurance written for the periods indicated for all private mortgage insurers and for Amerin Guaranty and (ii) Amerin Guaranty's market share for each of those periods.


                                                           PRIMARY INSURANCE IN FORCE           NEW PRIMARY INSURANCE WRITTEN
                                                                (AT PERIOD END)                        (DURING PERIOD)
                                                     --------------------------------------  ------------------------------------
                                                         ALL                     AMERIN         ALL                     AMERIN
                                                       PRIVATE                  GUARANTY      PRIVATE                  GUARANTY
                                                      MORTGAGE      AMERIN       MARKET       MORTGAGE     AMERIN       MARKET
PERIOD                                               INSURERS(1)   GUARANTY       SHARE      INSURERS(2)  GUARANTY       SHARE
---------------------------------------------------  -----------  ----------  -------------  ----------  -----------  -----------
                                                                     (IN MILLIONS OF DOLLARS EXCEPT PERCENTAGES)
1993:
  1st quarter......................................   $ 293,795   $   --               --%   $   24,239   $  --               --%
  2nd quarter......................................     305,606           39           --%       32,933          39           .1%
  3rd quarter......................................     321,622          147           --%       38,877         109           .3%
  4th quarter......................................     337,780          273           .1%       40,717         127           .3%
                                                                                             ----------  -----------
  For the Year.....................................     337,780          273           .1%   $  136,766   $     274           .2%
1994:
  1st quarter......................................     352,679          367           .1%       35,375          96           .3%
  2nd quarter......................................     372,256          649           .2%       36,197         285           .8%
  3rd quarter......................................     390,903        1,718           .4%       32,518       1,076          3.3%
  4th quarter......................................     406,250        2,750           .7%       27,314       1,042          3.8%
                                                                                             ----------  -----------
  For the Year.....................................     406,250        2,750           .7%   $  131,404   $   2,499          1.9%
1995:
  1st quarter......................................     418,565        3,689           .9%       20,645         950          4.6%
  2nd quarter......................................     432,276        4,921          1.1%       24,688       1,265          5.1%
  3rd quarter......................................     446,730        6,581          1.5%       33,054       1,808          5.5%
  4th quarter......................................     464,560        8,262          1.8%       31,320       1,900          6.0%
                                                                                             ----------  -----------
  For the Year.....................................     464,560        8,262          1.8%   $  109,707   $   5,924          5.4%
1996:
  1st quarter......................................     469,854        9,791          2.1%       29,401       1,883          6.4%
  2nd quarter......................................     482,116       11,619          2.4%       35,150       2,104          6.0%
  3rd quarter......................................     495,956       13,380          2.7%       34,134       1,998          5.9%
                                                                                             ----------  -----------

  First nine months................................     495,956       13,380          2.7%   $   98,685   $   5,984          6.1%

COMPOUND ANNUAL GROWTH RATE
1993 through September 30, 1996....................        15.0%       312.3%


------------------------

(1) Amounts shown are at period end and include active and inactive private mortgage insurers. Sources: MICA FACT BOOK and MICA.

(2) Amounts shown are during period and do not include insurance written on seasoned loans (loans originated at least 12 months prior to the date on which they are insured with primary mortgage insurance). Sources: INSIDE MORTGAGE FINANCE and MICA.

OVERVIEW OF DIRECT RISK IN FORCE

    The Company believes that the risk of a claim on a low down payment mortgage loan is principally a function of the following factors: (i) economic conditions in the geographic market in which the property is located; (ii) the credit quality of the borrower; (iii) the loan to value ratio; (iv) the type of loan instrument (for example, whether the loan is a fixed rate mortgage or is an adjustable rate mortgage); (v) the purpose for which the loan is made (for example, a primary residence or a vacation home) and (vi) the underwriting practices of the lender originating the loan. Beginning in the second half of 1994, because of, among other factors, overcapacity in the home mortgage lending industry, increased competition among home mortgage lenders to expand their markets, particularly in response to affordable housing initiatives, and higher mortgage interest rates that prevailed through most of the first quarter of 1995, a higher proportion of new insurance written by the mortgage insurance industry generally contained factors (including reduced borrower credit quality and higher risk loan instruments) indicating a higher risk profile. Such higher risk loan instruments include 95s, ARMs, ARM 95s, ARMs with potential negative amortization, and mortgages with original loan amounts in excess of $207,000. Management believes that the proportion of new insurance written by the mortgage insurance industry containing such factors declined in the first nine months of 1996. While the proportion of Amerin Guaranty's new insurance written in 1995 and the first nine months of 1996 with these risk factors is slightly lower than the comparable proportion for the overall mortgage industry, the proportion of loans with such risk factors in Amerin Guaranty's risk in force is higher than the comparable proportion for the overall mortgage insurance industry due to Amerin's recent entry into the mortgage insurance business and an overall industry trend in recent years toward a greater percentage of 95s.

    The Company believes that the claim incidence for 95s is substantially higher than for loans with LTV ratios of 90% or less, that the claim incidence for mortgages in which the original loan amount exceeds $200,000 is substantially higher than for mortgages in which the original loan amount is $200,000 or less and that the claim incidence for ARMs, including ARMs with potential negative amortization, during a prolonged period of rising interest rates would be substantially higher than for fixed rate loans. While there is no meaningful data on claim incidence for 97s because this product has only been recently offered by the industry, the Company anticipates that claim incidence on 97s will be higher than on 95s. In addition, the Company believes that the presence of multiple higher risk factors in a single loan (for example, reduced borrower credit quality and a 95) materially increases the likelihood of a claim on such a loan as compared to a loan containing fewer higher risk factors. As a result of Fannie Mae and Freddie Mac's deep coverage requirements on 95s and 97s, the average claim amount on loans having such deep coverage is expected to increase.

    The Company believes that the introduction of monthly premium products throughout the mortgage insurance industry in 1993 and 1994, including by Amerin Guaranty in the first quarter of 1994, have increased the popularity of 95s by making these loans affordable to borrowers previously unable to obtain sufficient funds for closing costs. Amerin Guaranty's premium rates take certain risk factors, such as higher LTVs or ARMs, into account. However, the premiums earned on mortgage insurance covering such types of loans, and the associated investment income, may ultimately prove to be inadequate to compensate for related future losses.

    The Company believes there was a decline in the credit quality of newly-originated insured loans for the mortgage insurance generally beginning in the second half of 1994. The Company believes that this decline in credit quality resulted from, among other factors, overcapacity in the home mortgage lending industry, increased competition among home mortgage lenders to expand their markets, particularly in response to affordable housing initiatives, and higher mortgage interest rates that prevailed through most of the first quarter of 1995. The Company identified declining overall credit quality among insured loans originated by certain lenders with which it does business, and worked with these lenders to establish specific measures for the improvement of the credit quality of these lenders' originations. The Company believes that borrower credit quality has subsequently improved and that originations made in the second quarter of 1995 and thereafter have been of generally higher credit quality than those made in the second half of 1994 and the first quarter of 1995.

    The following table reflects certain characteristics of the Company's primary risk in force (as determined on the basis of information available on the date of mortgage insurance) by the categories and as of the dates indicated:

                    CHARACTERISTICS OF PRIMARY RISK IN FORCE

                                                                                             AT DECEMBER 31,
                                                                   AT SEPTEMBER 30,  -------------------------------
                                                                         1996          1995       1994       1993
                                                                   ----------------  ---------  ---------  ---------
                                                                      (IN MILLIONS OF DOLLARS EXCEPT PERCENTAGES)
DIRECT RISK IN FORCE:............................................     $  3,306.0     $ 1,989.3  $   580.3  $    57.0
LENDER CONCENTRATION:
  Top 3 lenders(1)...............................................           70.7%         70.8%      64.3%      88.6%
  Top 10 lenders(1)..............................................           87.0%         86.8%      89.9%      98.7%
LTV:
  97s............................................................             .2%           .1%        --%        --%
  95s............................................................           49.0%         50.6%      54.1%      50.3%
  90s(2).........................................................           46.5%         45.3%      42.4%      46.5%
  85s and below..................................................            4.3%          4.0%       3.5%       3.2%
AVERAGE COVERAGE PERCENTAGE:.....................................           24.7%         24.1%      21.1%      20.9%
LOAN TYPE:
  Fixed(3).......................................................           77.5%         72.3%      58.9%      90.5%
  ARMs...........................................................           12.3%         18.5%      36.2%       4.5%
  ARMs with potential negative amortization......................             .7%          1.2%        .3%        .1%
  Fixed/Adjustable(4)............................................            5.0%          5.2%       2.1%        --%
  Balloon........................................................            4.3%          2.6%       2.0%       2.2%
  Other..........................................................             .2%           .3%        .5%       2.7%
MORTGAGE TERM:
  15 years and under.............................................            2.6%          2.3%       2.1%       4.4%
  Over 15 years..................................................           97.4%         97.7%      97.9%      95.6%
PROPERTY TYPE:
  Single family detached.........................................           94.6%         94.5%      92.8%      90.6%
  Condominium....................................................            4.4%          4.3%       6.0%       8.7%
  Other(5).......................................................            1.0%          1.2%       1.2%        .7%
OCCUPANCY STATUS:
  Primary residence..............................................           99.3%         99.6%      99.8%     100.0%
  Second home....................................................             .7%           .4%        .2%        --%
  Non-owner occupied.............................................             --%           --%        --%        --%
LOAN AMOUNT:
  $100,000 or less...............................................           23.0%         24.0%      23.8%      30.4%
  Over $100,000 to $155,250(6)...................................           38.3%         37.6%      39.1%      40.5%
  Over $155,250 to $207,000(6)(7)................................           25.5%         24.3%      26.4%      27.8%
  Over $207,000 to $250,000(7)...................................            5.3%          5.9%       5.1%        .5%
  Over $250,000..................................................            7.8%          8.0%       5.3%        .5%

------------------------

(1) Based on original application volume.

(2) For the purposes of applying underwriting standards and determining premiums, Amerin Guaranty considers loans under which the borrower makes a down payment of at least 10% and finances the mortgage insurance premium as part of the loan (resulting in a final LTV over 90%) to be 90s. Such loans are classified as 95s in the above table, and are so classified by Fannie Mae. At September 30, 1996, .7% of Amerin Guaranty's risk in force consisted of these types of loans.

(3) Fixed rate loans with temporary buydowns are included as fixed loans.

(4) Loans with fixed interest rates for the first five years or more (and adjustable rates thereafter).

(5) Includes two-to-four unit dwellings.

(6) $151,725 was the maximum individual loan amount that the FHA could insure. Such amount was increased to $152,363 in the third quarter of 1994 and $155,250 in the first quarter of 1996.

(7) $207,000 is the maximum principal balance of loans originated after January 1, 1996 eligible for purchase by Fannie Mae and Freddie Mac. Such amount was increased to $214,700 for loans originated after January 1, 1997.

  LOAN TO VALUE

    Approximately 49.0% of Amerin Guaranty's risk in force at September 30, 1996 consisted of 95s, while approximately 50.6% and 54.1% of its risk in force at December 31, 1995 and 1994, respectively, consisted of 95s. The proportion of 95s among purchase money mortgages is generally higher than among refinancings, due to limited marketability of refinancing mortgages in excess of 90% LTV and the opportunity for property value appreciation in advance of a refinancing. The substantial majority of Amerin's risk in force has been written in the period beginning in the second quarter of 1994. During this period, refinancing activity has been relatively slow due to higher mortgage interest rates than were available in the preceding year. Management believes that the proportion of 95s in Amerin Guaranty's new business in 1995 and the first nine months of 1996 is similar to that of the overall mortgage insurance industry for the same period.

    In November 1994, Fannie Mae expanded its Community Homebuyer Program to include 97s. Freddie Mac began offering a 97 product in October 1996. Amerin Guaranty began offering 97s in the third quarter of 1994. 97s are likely to have even greater risk characteristics than 95s, and, although priced higher, also have greater uncertainty as to pricing adequacy. Management does not believe that 97s will constitute a significant portion of the mortgage insurance market due to the currently limited secondary market for this product and competition from the FHA's programs. At September 30, 1996, Amerin insured a total of 287 97s with a total risk in force of $7.4 million. Amerin generally does not permit 97s in its delegated underwriting program. See "--Underwriting Practices."

  AVERAGE COVERAGE PERCENTAGE

    Prior to 1995, the average coverage percentage of Amerin Guaranty's direct risk in force had not varied significantly. However, effective in the first quarter of 1995, Fannie Mae and Freddie Mac increased the required coverage level on 90s and 95s, which has resulted in an increase in Amerin Guaranty's average coverage percentage from 21.1% at December 31, 1994 to 24.7% at September 30, 1996. Amerin Guaranty expects that its average coverage percentage will continue to increase marginally in the future. See "Industry Overview--Fannie Mae and Freddie Mac."

  LOAN TYPE

    Amerin Guaranty, like other private mortgage insurers, generally experiences a major shift in the composition of new insurance written by loan type based on prevailing interest rate levels and related refinancing activity. In periods of low interest rates, new borrowers generally select fixed rate loans and existing holders of ARMs and higher fixed rate loans are more likely to refinance with lower fixed rate mortgages; in periods of high interest rates, new borrowers are more likely to select ARMs and refinancing activity is low.

    Claim frequency on ARMs is generally higher than on fixed rate loans. ARMs originated at a deep discount or special introductory rate (defined by the Company as more than 200 basis points below the relevant market rate) are likely to exhibit a higher claim frequency than other ARMs because of the potential "payment shock" associated with a steep increase in monthly mortgage payments as a result of an upward adjustment in the mortgage interest rate. However, Amerin Guaranty generally underwrites such ARMs on the basis of adjusted first year payments to address the potential for "payment shock."

    ARMs can be fully indexed, meaning that payments adjust fully with the interest rate adjustments or ARMs can allow for negative amortization. ARMs which allow for negative amortization may have scheduled negative amortization or potential negative amortization, in which the borrower has the option to pay less than the full interest due if the payment exceeds a cap. Amerin Guaranty's current underwriting policy is not to issue insurance coverage on ARMs with scheduled negative amortization. The mortgage insurance industry as a whole has experienced higher claims frequency and severity with respect to potential negative amortization loans on which the borrower has exercised an option to cap the amount of the monthly mortgage payment. In addition, Amerin Guaranty does not insure ARMs above 90% LTV which have the potential for negative amortization. At September 30, 1996, ARMs with potential negative amortization accounted for .7% of Amerin Guaranty's risk in force.

    At September 30, 1996, 13.0% of Amerin Guaranty's risk in force consisted of ARMs, including 95 ARMs (which constituted 7.5% of risk in force) and ARMs with potential negative amortization. Rising interest rates during 1994 made ARMs a significant percentage of new mortgage originations during that year. The subsequent decrease in interest rates in 1995, and relatively stable rates thereafter, reduced the percentage of Amerin Guaranty's new insurance written comprised of ARMs from 41.1% for the year ended December 31, 1994 to 14.6% for 1995 and 6.3% for the first nine months of 1996.

    Balloon payment mortgage loans constituted 4.3% of Amerin Guaranty's risk in force at September 30, 1996. A balloon payment mortgage loan has a maturity, typically five to seven years, that is shorter than the amortization schedule upon which monthly payments are based. The master policy excludes from coverage a borrower's default on the balloon payment unless, at maturity, the lender offers to refinance the principal balance of the loan at the then current market interest rate.

    Amerin Guaranty also insures fixed rate mortgage loans that allow temporary "buydowns" of the borrower's monthly payments during the early years of the mortgage loan. A "buydown" occurs when a buyer or seller pays points at closing which reduce the interest rate on a mortgage loan for a stated period of time. Typically, the interest rate is bought down 1% to 2% per year during the first one to three years of the loan term. Fixed rate mortgage loans with temporary "buydowns" constituted 3.4% of Amerin Guaranty's risk in force at September 30, 1996. To address the possibility of "payment shock" with this type of loan, Amerin Guaranty's underwriting guidelines take into account the borrower's ability to afford future scheduled payment increases. Amerin Guaranty charges higher premiums in respect to loans with temporary "buydowns" than for fixed rate loans.

  MORTGAGE TERM

    The Company believes that 15-year mortgages present a lower level of risk than 30-year mortgages, primarily as a result of the faster amortization of 15-year mortgages resulting in more rapid accumulation of borrower equity in the property. Accordingly, Amerin Guaranty charges lower premium rates on 15-year mortgages than on comparable 30-year mortgages. Because 15-year mortgages result in monthly payments which are significantly higher than those on 30-year mortgages, 15-year mortgages are more prevalent in low interest rate environments. For 1995 and the first nine months of 1996, 15-year mortgages constituted 3.2% and 4.3%, respectively, of Amerin Guaranty's new insurance written. The Company expects the percentage of 15-year mortgages to decrease if mortgage interest rates rise.

  PROPERTY TYPE

    The Company believes that the risk of claim is also affected by the type of property securing the insured loan. Based on the historical experience of the mortgage insurance industry as a whole, single-family detached housing has lower claim frequency than other types of properties. The term "single-family" applies to all single unit dwellings and includes detached and attached townhouse units with fee simple ownership, condominiums and cooperatives. The Company believes that attached housing types, particularly condominiums and cooperatives, are a higher risk because, in most areas, condominiums and cooperatives tend to appreciate more slowly and require a longer sale period than single-family detached housing, and for similar reasons, two-to-four unit dwellings are also considered by the Company to be a higher risk. Amerin Guaranty's current underwriting guidelines place restrictions on the insurability of condominiums and other forms of attached housing, including concentration limits by project type and geographic location, and ceilings on Amerin Guaranty's concentration in any one project.

  OCCUPANCY STATUS

    Based on the historical experience of the mortgage insurance industry as a whole, the Company believes that loans on non-owner-occupied homes, which are generally purchased for investment purposes, represent a substantially higher risk than loans on either primary or second homes, in part because non-owner-occupied homes are subject to greater value declines. For these reasons, Amerin Guaranty does not insure loans on homes that are non-owner-occupied at the time of loan origination. Amerin Guaranty insures loans on owner-occupied second homes at rates higher than those for primary residences.

  LOAN AMOUNT

    At September 30, 1996, the average original principal balance of all loans insured by Amerin Guaranty was approximately $122,701. At September 30, 1996, 86.8% of Amerin Guaranty's risk in force had original principal loan balances at or below the maximum balance established for purchase by Fannie Mae and Freddie Mac (commonly referred to as "conforming loans" and currently established at $214,700 for single family residences). Amerin Guaranty believes that mortgages with loan balances significantly exceeding conforming loan limits generally have a higher claim frequency because the underlying property values of such loans are subject to greater declines in the event of an economic downturn.

DEMOGRAPHIC FACTORS

    Demographic factors may affect housing and mortgage insurance demand because mortgage insurance is typically used by first time home buyers, who have historically been people in the 25 to 34 year-old age group. As a result of declining birthrates in the 1960s, the number of people currently in the 25 to 34 year-old age group will decline in the near future. However, management believes an increase in the number of single people buying homes has stimulated additional demand for low down payment loans and mortgage insurance in the 1990s. In addition, the Company believes that the growing immigrant population's demand for housing and the increased purchases by Fannie Mae and Freddie Mac of low-to-mod loans may increase the demand for mortgage insurance.

GEOGRAPHIC DISPERSION

    Amerin Guaranty's long-term strategy is to diversify the geographic mix of its portfolio to approximate the national distribution of high LTV loans. Amerin Guaranty seeks to implement this strategy by focusing its marketing efforts on high quality national and selected regional lenders to balance the geographic mix of its new business.

    In 1994, Amerin developed a high concentration of business in California, with 45.9% of that year's new insurance written in the state. This concentration resulted from greater early market penetration by Amerin Guaranty of lenders active in California relative to other regions. While this level of concentration exceeded Amerin Guaranty's long-term goals for geographic concentration, management determined that this concentration would be remedied by increased market penetration of lenders active in other regions, and has not sought to limit or reduce the amount of Amerin Guaranty's business in the state. Amerin achieved greater market share in other regions in 1995, and the percentages of new insurance written in California in 1995 and the first nine months of 1996 were 27.0% and 21.1%, respectively. Management expects that the proportion of Amerin Guaranty's business in California will continue to decline.

    The Company reviews and rates economic and real estate market conditions in large markets across the country on a quarterly basis. Amerin Guaranty has restricted and in the future may restrict its underwriting guidelines in certain areas where management believes it is prudent to reduce higher risk lending.

    The following table reflects Amerin Guaranty's percentage of primary risk in force and new primary insurance written at the dates and for the periods indicated for each of Amerin Guaranty's top 10 states and top 10 Metropolitan Statistical Areas ("MSAs").

                                                                                        NEW PRIMARY INSURANCE WRITTEN
                                             PRIMARY RISK IN FORCE                 ---------------------------------------
                               --------------------------------------------------     NINE MONTHS          YEAR ENDED
                                                           DECEMBER 31,                  ENDED            DECEMBER 31,
                                 SEPTEMBER 30,    -------------------------------    SEPTEMBER 30,    --------------------
                                     1996           1995       1994       1993           1996           1995       1994
                               -----------------  ---------  ---------  ---------  -----------------  ---------  ---------
TOP 10 STATES(1)
  California.................           26.4%          31.1%      43.2%      18.9%          21.1%          27.0%      45.9%
  Texas......................            5.2            4.3        4.5        6.6            5.9            4.1        4.1
  Florida....................            4.9            4.6        3.2        4.5            5.0            4.9        3.0
  Illinois...................            4.0            3.5        2.7        2.7            4.8            4.0        2.7
  Massachusetts..............            3.5            3.4        2.4        3.3            3.9            4.0        2.3
  New York...................            3.4            3.4        2.5        3.3            3.2            3.6        2.4
  Minnesota..................            3.4            2.7        1.5        2.0            4.2            3.1        1.5
  Colorado...................            3.2            3.3        3.0        5.0            3.4            3.5        2.8
  Arizona....................            3.0            3.3        3.3        6.0            2.7            3.3        2.9
  Ohio.......................            2.9            2.5        1.8        2.6            3.3            2.8        1.7
                                         ---            ---        ---        ---            ---            ---        ---
  Top 10 total...............           59.9%          62.1%      68.1%      54.9%          57.5%          60.3%      69.3%

TOP 10 MSAS(1)
  Los Angeles................            7.4%           9.0%      15.1%       8.2%           5.4%           6.5%      15.3%
  Orange County..............            3.4            4.2        6.7        3.4            2.4            3.3        7.1
  Chicago....................            3.1            2.7        1.9        1.7            3.9            3.1        2.0
  Oakland....................            2.7            3.3        3.9        1.0            2.0            3.2        4.3
  Minneapolis................            2.2            1.7        1.0        1.1            2.9            2.1        1.0
  Washington, D.C............            2.2            1.9        1.6        2.8            2.5            2.0        1.5
  Phoenix....................            2.2            2.4        2.4        3.8            2.0            2.4        2.2
  Boston.....................            2.1            2.1        1.5        2.0            2.3            2.5        1.5
  San Diego..................            2.0            2.3        3.2         .5            1.8            2.0        3.5
  San Francisco..............            1.9            2.3        2.7         .5            1.3            2.3        3.1
                                         ---            ---        ---        ---            ---            ---        ---
  Top 10 total...............           29.2%          31.9%      40.0%      25.0%          26.5%          29.4%      41.5%


                                 1993
                               ---------
TOP 10 STATES(1)
  California.................       21.9%
  Texas......................        6.2
  Florida....................        4.5
  Illinois...................        2.6
  Massachusetts..............        3.2
  New York...................        3.9
  Minnesota..................        1.9
  Colorado...................        4.7
  Arizona....................        5.6
  Ohio.......................        2.3
                                     ---
  Top 10 total...............       56.8%
TOP 10 MSAS(1)
  Los Angeles................        9.5%
  Orange County..............        3.9
  Chicago....................        1.6
  Oakland....................        1.2
  Minneapolis................        1.1
  Washington, D.C............        2.7
  Phoenix....................        3.5
  Boston.....................        1.9
  San Diego..................         .6
  San Francisco..............         .6
                                     ---
  Top 10 total...............       26.6%

------------------------

(1) Top 10 states and MSAs as determined by total risk in force as of September 30, 1996.

    The Company's total risk in force in its top 10 MSAs decreased from 40.0% at December 31, 1994 to 29.2% at September 30, 1996 and in its top 10 states decreased from 68.1% at December 31, 1994 to 59.9% at September 30, 1996.

UNDERWRITING PRACTICES

    The Company writes substantially all of its insurance on a delegated underwriting basis. Under delegated underwriting, participating lenders are permitted to commit a mortgage insurer to insure a loan based on mutually agreed criteria. Management believes that the Company's delegated underwriting approach is viewed by many lenders as easier and more efficient and as providing more certainty than traditional loan-by-loan underwriting, thereby providing the Company with a competitive advantage. Management further believes that the various underwriting and risk management features discussed below, taken together, provide acceptable protection to the Company against the possible risks associated with writing substantially all business on a delegated underwriting basis.

    Amerin Guaranty generally is not able to cancel coverage on loans which it insures under delegated underwriting, but may seek reimbursement from lenders in respect to claims on loans so insured which violate specific loan eligibility standards. The performance of loans insured through programs of delegated underwriting, including Amerin's program of delegated underwriting, has not been tested over an extended period of time or over portfolios almost exclusively written based on delegated underwriting, nor has the performance of such loans been tested in a period of adverse economic conditions. The Company does not generally offer delegated underwriting on 97s and certain other loans with specific risk factors. To date, the Company has not written any pool insurance, but may do so on a limited basis in the future, depending on market and competitive conditions.

  RISK MANAGEMENT APPROACH

    Although the Company has introduced a number of innovative product features and operating methods, since its inception the Company's goal has been to maintain underwriting and risk management standards similar to those of the overall mortgage insurance industry. The Company's lower pricing approach is the result of the Company's low cost structure and operating efficiencies, not the product of a more aggressive approach to underwriting and risk management. See "--Products--Pricing." The Company believes that its underwriting standards are generally consistent with the industry. In certain areas, the Company's underwriting standards are more restrictive than those required by Fannie Mae and Freddie Mac.

    The Company does not insure loans with certain characteristics that the Company believes involve unacceptable risk, such as loans secured by mortgages on non-owner occupied property and ARMs with scheduled negative amortization. Although the Company does insure qualifying 97s, it generally underwrites them on a loan-by-loan basis. At September 30, 1996 less than .3% of the Company's risk in force consisted of 97s. In addition, despite the Company's low cost structure, the Company does not offer rates on 97s, or on 95s where less than a 5% downpayment is provided from the borrower's own funds ("3/2s"), which are lower than those generally available from the rest of the mortgage insurance industry.

    Mortgage insurance coverage cannot be canceled by Amerin Guaranty, except for nonpayment of premiums or certain material violations of Amerin Guaranty's master policy, and remains renewable at the option of the insured for the life of the loan at a rate fixed when the insurance on the loan was initially issued. As a result, the impact of increased claims and incurred losses from policies originated in a particular year generally cannot be offset by renewal premium increases on policies in force or mitigated by nonrenewal of insurance coverage. If a lender should commit Amerin Guaranty to insure a loan which does not comply with the applicable underwriting guidelines, Amerin Guaranty is generally obligated to insure such loan.

    The Company's risk management objective is to build a portfolio of insured loans whose claims incidence is equal to or less than the long-term average expected claims rates on which its premium rates are based. In order to meet this objective, the Company's risk management efforts are concentrated in five principal areas: underwriting guidelines; lender approval; market analysis; loan and portfolio monitoring; and lender audits.

  UNDERWRITING GUIDELINES

    The Company publishes underwriting guidelines which are employed by lenders in determining if loans qualify for Amerin insurance under delegated underwriting, and are also employed by the Company's underwriters in evaluating loans submitted for insurance under non-delegated underwriting. Amerin seeks to closely align its underwriting guidelines with those published by Fannie Mae and Freddie Mac, in order to achieve the broadest applicability of its insurance. The Company imposes additional guidelines more restrictive than those of Fannie Mae or Freddie Mac where management believes such guidelines are prudent. Amerin regularly reviews its underwriting guidelines to address changes in the mortgage market and economic conditions.

  LENDER APPROVAL

    Because the Company writes substantially all of its insurance on a delegated underwriting basis, the Company has stringent lender approval requirements. The Company assigns delegated underwriting authority only to lenders with adequate financial resources, acceptable management and operations, and established records of originating good quality loans over a period of time. The Company's risk management personnel conduct a thorough review of each candidate lender, including reviews of the lender's financial statements, the historical performance of loans originated by the lender, on-site interviews with the lender's executive and line management, and review of the lender's policies, procedures and loan programs. Special attention is paid to the quality of a lender's underwriting, on-site quality control and servicing, and to its compliance with underwriting guidelines. The Company also performs an underwriting review of a statistically valid sample of loans recently closed by the candidate lender. This loan review provides the Company with a picture of the quality of the lender's originations and underwriting decisions. Following these reviews and investigations, in order for a lender to be accepted into the delegated underwriting program, the Company's risk management personnel must first recommend the candidate lender for approval, and approval must be granted by the Executive Committee of Amerin Guaranty.

    Upon approval of a lender, Amerin Guaranty executes a Lender Agreement with the lender which sets forth the lender's duties under Amerin Guaranty's delegated underwriting program, including the lender's obligation to reimburse Amerin for any claims paid in respect to loans insured under the delegated underwriting program which violate Amerin's specific loan eligibility requirements. Amerin Guaranty must approve each loan program in writing before a lender may approve loans under such program for Amerin insurance. Amerin may also grant specific waivers to certain of its underwriting guidelines to individual lenders, where Amerin believes such waivers are justified by the lender's prudent practices. Amerin Guaranty provides the lender with assistance in implementing its programs, including assistance in transmitting loan and servicing information to Amerin Guaranty. Pursuant to such implementation and the execution of the Lender Agreement, the lender is furnished with a master policy and may commence insuring loans with Amerin Guaranty.

  MARKET ANALYSIS

    Amerin Guaranty reviews economic and real estate market conditions in over 60 metropolitan areas on a quarterly basis. Amerin Guaranty employs the results of its market analysis in evaluating new business opportunities and the composition of its portfolio. Amerin Guaranty also may impose more restrictive underwriting guidelines on markets adversely rated in its National Housing Market Review.

  LOAN AND PORTFOLIO MONITORING

    In order for Amerin Guaranty to commit to insure a loan, it must receive a substantial amount of data in respect to such loan. This data includes all information needed to provide coverage on the loan, plus additional data elements used by Amerin Guaranty to assess the risk of the loan. Amerin Guaranty evaluates this data at several levels to determine the risk of its insured loans and take any actions required to maintain the quality of its portfolio. Where Amerin determines that a lender's mix of business presents an excessive level of risk, Amerin may take corrective actions with that lender. Such corrective actions may include greater training of lender personnel, limitation of loans with specific risk factors to a percentage of a lender's insured volume, reduction in the volume of insured loans Amerin Guaranty will accept from the lender, or termination of the lender's delegated underwriting authority.

    DAILY MONITORING. Amerin Guaranty's systems generate reports of all loans committed for insurance which possess certain high risk criteria. These criteria include elements such as high debt ratios, self-employed borrowers and attached housing. Risk management personnel review the data received by Amerin in respect to all such loans on a daily basis, and contact the lender to establish that the level of risk on these loans is acceptable. If it is determined that a lender is approving loans with excessive risk for Amerin insurance, Amerin's senior risk management personnel will promptly contact the lender's management and take appropriate corrective action with the lender, up to and including restrictions on or termination of the lender's delegated underwriting authority.

    CREDIT SCORING. Amerin obtains credit scores from a third-party vendor for all loans committed for insurance on a daily basis. Amerin uses these scores to provide a timely, objective evaluation of borrower creditworthiness. Amerin reviews the average scores of each lender's borrowers, the number of borrowers with scores below certain thresholds, and the percentage of borrowers with insufficient credit histories to score. Management believes that borrower creditworthiness is the greatest manageable source of risk to Amerin in current market conditions. Amerin Guaranty uses credit scores to evaluate the quality of a lender's business, and may take appropriate corrective action with a lender if credit scores indicate that the lender's business presents an undue level of risk to Amerin Guaranty.

    PORTFOLIO MONITORING. Amerin reviews the composition of its overall portfolio and its business by lender and within geographic markets to identify concentrations of risk. Specific elements which are reviewed by Amerin include LTV, loan type, loan amount, property type, occupancy status and borrower employment. Amerin may take appropriate corrective actions with a lender or adjust its underwriting guidelines on a regional or national basis to correct concentrations of risk at these levels.

  LENDER AUDITS

    Amerin Guaranty conducts thorough on-site review of each lender periodically. Lenders with significant insured volume are reviewed at least quarterly. These audits center on the re-underwriting of a statistically valid sample of the Amerin-insured loans originated by the lender in the preceding period. This sample is augmented by any loans with certain risk factors or insured under waivers to Amerin's underwriting guidelines, if any, granted to the lender, and may be further increased to target specific risk factors identified in the periodic monitoring of the lender's business. Loans are reviewed to identify errors in the loan data transmitted to Amerin, to determine compliance with Amerin's underwriting guidelines and eligible loan criteria, to assess the quality of a lender's underwriting decisions and to rate the risk of the loans. Audits are graded based on the risk ratings of the loans reviewed, lender compliance and data integrity. In addition to the re-underwriting, any changes in the lender's policies, procedures or management are examined and lender quality control reports are reviewed. The results of each audit are set forth in a report to the lender which requires the lender to address any deficiencies identified in the review. If issues raised by the report are not resolved in a manner and within a time period acceptable to Amerin Guaranty, the lender's delegated underwriting authority may be restricted or terminated.

UNDERWRITING PERSONNEL

    At September 30, 1996, Amerin Guaranty employed an underwriting staff of 15, of whom five are located in Amerin Guaranty's office in Chicago, Illinois, and 10 operate out of their homes in eight states. Amerin Guaranty's five portfolio managers have an average of over 15 years of loan underwriting experience. Amerin Guaranty's underwriting personnel are compensated by salary. In addition, the portfolio managers participate in a management incentive program based on Amerin Guaranty's profitability and individual performance.

DEFAULTS AND CLAIMS

  DEFAULTS

    The claim process begins with the insurer's receipt of notification of a default from the insured on an insured loan. Default is defined in the primary master policy as the failure by the borrower to pay when due an amount at least equal to the scheduled monthly mortgage payment under the terms of the mortgage. The master policy requires insureds to notify Amerin Guaranty of defaults, generally within 120 days after the initial default. Generally, defaults are reported sooner, and the average time for default reporting in the first nine months of 1996 by Amerin Guaranty insureds was approximately 60 days after initial default. Amerin Guaranty uses this earlier notification to facilitate workout analysis and loss mitigation efforts. The incidence of default is affected by a variety of factors, including the reduction of the borrower's income, unemployment, divorce, illness, the inability to manage credit and, in the case of ARMs, the level of interest rates. Defaults that are not cured result in a claim to Amerin Guaranty. See "--Claims." Borrowers may cure defaults by making all delinquent loan payments or by selling the property in full satisfaction of all amounts due under the mortgage.

    The following table shows the number of loans insured by Amerin Guaranty, related loans in default, default rate, dollar amount of insured loans in default and dollar amount of direct risk with respect to insured loans in default at the dates indicated.

                            HISTORICAL DEFAULT RATES
                          TOTAL INSURED LOANS IN FORCE

                                                                                           DECEMBER 31,
                                                                   SEPTEMBER 30,  -------------------------------
                                                                       1996         1995       1994       1993
                                                                   -------------  ---------  ---------  ---------
                                                                      (IN MILLIONS OF DOLLARS EXCEPT LOANS AND
                                                                                      RATIOS)

Number of insured loans in force.................................      109,383       68,112     22,937      2,473
Number of loans in default.......................................        1,174          605         42          4
Default rate.....................................................         1.07%         .89%       .18%       .16%
Dollar amounts of insurance in force.............................    $  13,380    $   8,262  $   2,750  $     272
Dollar amounts of risk in force..................................    $   3,306    $   1,989  $     580  $      57
Dollar amounts of risk in force with respect to insured loans in
  default........................................................    $    32.8    $    16.2  $     1.1  $      .1

    Default rates differ from region to region in the United States depending upon economic conditions and cyclical growth patterns. The table below sets forth the default rates in Amerin Guaranty's 10 largest states by risk in force as of September 30, 1996. Due to recessionary conditions in California in recent years and policy aging, the default rate on all policies in force in that state was 1.81% at September 30, 1996, compared to 1.42% at December 31, 1995 and .30% at December 31, 1994. Claim sizes on California policies tend to be larger than the average claim size due to high loan balances relative to other states.

                    DEFAULT RATES BY TOTAL RISK IN FORCE(1)

                                                                                     DEFAULT RATE AS OF
                                              PERCENT OF AMERIN      --------------------------------------------------
                                           GUARANTY'S PRIMARY RISK                               DECEMBER 31,
                                               IN FORCE AS OF          SEPTEMBER 30,    -------------------------------
                                             SEPTEMBER 30, 1996            1996           1995       1994       1993
                                          -------------------------  -----------------  ---------  ---------  ---------
California..............................               26.4%                  1.81%          1.42%       .30%        --%
Texas...................................                5.2%                   .77%           .76%       .28%       .52%
Florida.................................                4.9%                  1.20%          1.17%        --%        --%
Illinois................................                4.0%                  1.13%           .96%        --%        --%
Massachusetts...........................                3.5%                   .62%           .39%        --%        --%
New York................................                3.4%                  1.70%          1.32%        --%        --%
Minnesota...............................                3.4%                   .45%           .45%       .23%        --%
Colorado................................                3.2%                   .58%           .45%        --%        --%
Arizona.................................                3.0%                   .91%           .86%       .57%        --%
Ohio....................................                2.9%                   .85%           .63%       .18%      1.49%
Total Portfolio.........................              100.0%                  1.07%           .89%       .18%       .16%

------------------------

(1) Top 10 states as determined by total risk in force as of September 30, 1996. Default rates are shown by state based on location of the underlying property.

  CLAIMS

    Claims result from defaults that are not cured. The frequency of claims does not directly correlate to the frequency of defaults due primarily to borrowers' ability to overcome temporary financial setbacks. Whether an uncured default leads to a claim principally depends on the borrower's equity at the time of default and the borrower's (or the insured's) ability to sell the home for an amount sufficient to satisfy all amounts due under the mortgage loan. In some cases, during the default period, Amerin Guaranty works with the insured for possible early disposal of the underlying property when the chance of the loan reinstating is minimal. Such dispositions typically result in a savings to Amerin Guaranty over the percentage coverage amount payable under the master policy.

    Generally, private mortgage insurers, including Amerin Guaranty since January 1, 1997, calculate claims payments by applying a stated coverage percentage to an aggregate amount consisting of (i) the outstanding principal loan balance at the date of default, (ii) accrued interest from the date of default to the date a claim is filed, (iii) advances made by the insured or the servicer with respect to normal and customary real estate property taxes, hazard insurance premiums, foreclosure costs, reasonable attorneys' fees not exceeding 3% of the sum of such principal amount plus such accrued interest, and (iv) reasonable expenses (generally requiring prior approval by the insurer) necessary for the protection and preservation of the property. See "--Coverage."

    Under the terms of Amerin Guaranty's new master policy, the lender is required to file a claim with Amerin Guaranty no later than approximately 60 days after it has acquired title to the underlying property, usually through foreclosure.

    Depending on the applicable state foreclosure law, an average of approximately 12 months elapses from the date of default to payment of a claim on an uncured default. To ensure continued coverage should the loan reinstate, the insured frequently continues to pay premiums after notice of default until the insured acquires title to the underlying property. Amerin Guaranty's current master policy excludes coverage on loans secured by property with physical damage, whether caused by fire, earthquake or other hazard, unless the property is restored to its condition at the time the policy was originated. See "--Regulation--Direct Regulation." Amerin Guaranty must pay each claim within 60 days after it has been filed. Before a claim is filed, Amerin Guaranty may also agree with a lender on a settlement amount based on a prearranged sale of the property, which settlement amount may be less than an amount equal to a claim payment calculated under the terms of Amerin Guaranty's master policy. Of the 186 claim payments paid by Amerin Guaranty from inception through September 30, 1996, 39 were settled on the basis of a prearranged sale.

    Claim activity is not spread evenly throughout the coverage period of a primary book of business. Based on historical overall mortgage insurance industry experience, the majority of claims occur in the third through sixth years after loan origination, and substantially fewer claims are paid during the first two years after loan origination. Insurance written by Amerin Guaranty since October 1, 1994 represented 91% of Amerin Guaranty's insurance in force as of September 30, 1996. This means that less than 10% of Amerin Guaranty's insurance in force has reached the beginning of its expected peak claims period. Because of the Company's limited operating history and historical industry claim experience, the Company's loss experience is expected to significantly increase as its policies continue to age.

LOSS RESERVES

    A significant period of time may elapse between the occurrence of the borrower's default on mortgage payments (the event triggering a potential future claims payment), the reporting of such default to Amerin Guaranty and the eventual payment of the claim related to such uncured default. To recognize the liability for unpaid losses related to the DEFAULT INVENTORY, in accordance with industry practice and GAAP, Amerin Guaranty establishes loss reserves in respect of defaults included in such inventory, based upon the estimated claim rate and estimated average claim amount. Included in loss reserves are LOSS ADJUSTMENT

EXPENSES ("LAE"), if any, and INCURRED BUT NOT REPORTED ("IBNR") reserves. These reserves are estimates and there can be no assurance that Amerin Guaranty's reserves will prove to be adequate to cover ultimate loss developments on reported defaults. The Company's profitability and financial condition would be adversely affected to the extent that the Company's loss reserves are insufficient to cover the actual related claims paid and expenses incurred. Consistent with industry practices and GAAP, Amerin Guaranty does not establish loss reserves in respect of estimated potential defaults that may occur in the future. See "Risk Factors--Potential Increase in Claims--Loss Experience; Loss Reserves."

    Amerin Guaranty's reserving process for primary insurance utilizes an industry data base of mortgage insurers' nationwide report year delinquency experience for over 10 years. Delinquencies of various ages for such report years are tracked to determine the rate at which such delinquencies convert to actual claims. Such rates are then applied to Amerin Guaranty's population of actual reported delinquencies, multiplying the covered amount for delinquencies of various ages by the appropriate rate. Amerin reviews its claim rate and claim amount assumptions on at least a semi-annual basis and adjusts its loss reserves accordingly. The impact of inflation is not explicitly isolated from other factors influencing the reserve estimates, although inflation is implicitly included in the estimates. Amerin Guaranty does not discount its loss reserves for financial reporting purposes.

    Amerin Guaranty's reserving process is based upon the assumption that past overall industry loss experience, adjusted for the anticipated effect of current economic conditions and projected future economic trends, provides a reasonable basis for estimating future events. However, estimation of loss reserves is a difficult process, especially in light of the rapidly changing economic conditions over the past few years in certain regions of the United States. In addition, economic conditions that have affected the development of the loss reserves in the past may not necessarily affect development patterns in the future. In accordance with statutory requirements, the Company's loss reserves are reviewed annually by a qualified actuary. Management believes that the reserve for losses at September 30, 1996 is appropriately established in the aggregate and adequate to cover the ultimate net cost of reported and unreported claims arising from defaults which had occurred by that date. Loss reserves are necessarily based on estimates; the ultimate net cost may vary from such estimates and such variation may be material. These estimates are regularly reviewed and updated using the most current information available. Any resulting adjustments are reflected in current operations.

    The following table is a reconciliation of the beginning and ending reserve for losses and loss adjustment expenses for the periods shown:

                                                               NINE             YEAR ENDED DECEMBER 31,
                                                           MONTHS ENDED     -------------------------------
                                                        SEPTEMBER 30, 1996    1995       1994       1993
                                                        ------------------  ---------  ---------  ---------
                                                                     (IN THOUSANDS OF DOLLARS)

Balance, January 1....................................      $    7,092      $     262  $  --      $  --
Less reinsurance recoverables.........................          --             --         --         --
                                                               -------      ---------  ---------  ---------
Net balance, January 1................................           7,092            262     --         --
                                                               -------      ---------  ---------  ---------
Losses and loss adjustment expenses (principally in
  respect of default notices occurring in)
  Current year........................................          13,346          7,037        262     --
  Prior years.........................................             612            720     --         --
                                                               -------      ---------  ---------  ---------
  Total losses and loss adjustment expense............          13,958          7,757        262     --
                                                               -------      ---------  ---------  ---------
Losses and loss adjustment expense payments
  (principally in respect of default notices occurring
  in)
  Current year........................................           1,348            520     --
  Prior years.........................................           4,327            407     --         --
                                                               -------      ---------  ---------  ---------
  Total payments......................................           5,675            927     --         --
                                                               -------      ---------  ---------  ---------
Net balance, end of period............................          15,375          7,092        262     --
                                                               -------      ---------  ---------  ---------
Plus reinsurance recoverables.........................          --             --         --         --
                                                               -------      ---------  ---------  ---------
Balance, end of period................................      $   15,375      $   7,092  $     262  $  --
                                                               -------      ---------  ---------  ---------
                                                               -------      ---------  ---------  ---------

REINSURANCE

    Amerin Guaranty currently uses reinsurance from Amerin Re to remain in compliance with the insurance regulations of certain states requiring that a mortgage insurer limit its coverage percentage of any single risk to 25%. Amerin Guaranty currently intends to use reinsurance provided by Amerin Re solely for purposes of such compliance. Amerin Re does not currently intend to provide reinsurance to other mortgage guaranty insurance companies.

    Amerin Guaranty has developed a program that permits mortgage lenders to participate on a limited basis in the risks and rewards of insuring loans originated by such lenders. To date, under this program, Amerin Guaranty has entered into reinsurance arrangements ("Captive Arrangements") with mortgage reinsurance affiliates of two of its mortgage lending customers. Such customers are not affiliated with a national bank or a federal savings and loan association and therefore are not subject to regulation by federal banking authorities.


    In October 1996, the OCC, which regulates banks, announced that Captive Arrangements were permissible for subsidiaries of banks, and that the OCC would consider applications from banks for approval of Captive Arrangements. On January 22, 1997, the OCC granted approval to Chase Manhattan Bank USA, NA ("Chase"), an affiliate of Chase Manhattan Mortgage Corporation, to enter into a Captive Arrangement. In December 1996, the OTS, which regulates thrifts, announced that it would consider applications from thrifts for approval of Captive Arrangements. Management believes that these announcements by the OCC and the OTS, and the approval by the OCC of the Chase Captive Arrangement, increase the likelihood of Captive Arrangements with Amerin Guaranty or other mortgage insurers. To date, the OTS has not approved any Captive Arrangements. No assurance can be given as to when or whether any approvals from the OTS or additional approvals from the OCC will be forthcoming or whether such approvals will contain any conditions on any Captive Arrangements. See "Risk Factors-- Certain Legal Matters Relating to Captive Mortgage Reinsurance Arrangements."


    In April 1996, Amerin Guaranty met with HUD and presented its position that Amerin Guaranty's Captive Arrangements are in compliance with RESPA. To date, HUD has not made any pronouncement with respect to Captive Arrangements. Based on the advice of Patton Boggs, L.L.P., Amerin believes that its Captive Arrangements comply with RESPA. There can be no assurance, however, that HUD will not challenge the compliance of Captive Arrangements under RESPA. A ruling by HUD that limits or prohibits the use of Captive Arrangements could have a material adverse effect on Amerin's business and financial results.

    To provide against the possibility that rapid growth of the Company's business may generate levels of risk in force that could not be supported solely by internally-generated capital, the Company entered into an excess loss agreement with a major reinsurer at the end of 1995, with coverage provided from January 1, 1996, and cancelable by the Company for a fee beginning in 2000. The claims-paying ability of the reinsurer is rated AA by S&P. This agreement provides additional capital support in the event that the Company's risk-to-capital ratio and its combined ratio both exceed specified levels and will be taken into account by S&P in measuring the Company's risk-to-capital ratio to the extent required by rapid growth. Premiums payable with respect to any quarterly period may vary to the extent that the Company's combined insurance risk-to-capital ratio exceeds certain specified levels.

    In the future Amerin Guaranty may elect to use additional reinsurance to maintain risk to capital ratios at acceptable levels by utilizing insurance involving the proportional sharing of risks, commonly known as quota share reinsurance, or may elect to use additional excess loss reinsurance to manage risk. Reinsurance that provides capital support also can be used to help support the claims-paying ability rating of the insurer.

    Reinsurance does not discharge Amerin Guaranty, as the primary insurer, from liability to a policyholder. The reinsurer agrees to indemnify Amerin Guaranty for the reinsurer's share of losses incurred under a reinsurance agreement, unlike an assumption arrangement, where the assuming reinsurer's liability to the policyholder is substituted for that of Amerin Guaranty.

AMERIN RE CORPORATION

    Pursuant to the deep coverage requirements that were imposed by Fannie Mae and Freddie Mac in the first quarter of 1995, 95s and 97s eligible for sale to such agencies require insurance with a coverage percentage of 30%, in contrast to the 25% and 28% coverages, respectively, previously required. Certain states limit the amount of risk a mortgage insurer may retain with respect to coverage of an insured loan to 25% of the claim amount, and, as a result, the deep coverage portion of such insurance must be reinsured. To minimize reliance on third party reinsurers and to permit the Company to retain the premiums (and related risk) on deep coverage business, the Company formed Amerin Re in November 1994 to provide reinsurance of such deep coverage to Amerin Guaranty. Amerin Guaranty currently intends to use reinsurance provided by Amerin Re solely for purposes of compliance with statutory coverage limits. Amerin Re does not currently intend to provide reinsurance to other mortgage guaranty insurance companies. Amerin Re was capitalized with a $5.3 million capital contribution from the Company, and the Company contributed $25.0 million of the net proceeds of the Initial Public Offering as additional capital to Amerin Re. Amerin Guaranty began ceding reinsurance to Amerin Re in the fourth quarter of 1994.

CLAIMS-PAYING ABILITY RATINGS

    Certain national mortgage lenders and a large segment of the mortgage securitization market, including Fannie Mae and Freddie Mac, generally will not purchase mortgages or mortgage-backed securities unless the private mortgage insurance on the mortgages has been issued by an insurer with a claims-paying ability rating of at least "Aa3" from Moody's or "AA-" from S&P, D&P or Fitch.

    Amerin Guaranty has its claims-paying ability rated by Moody's and S&P. These ratings are an indication to a mortgage insurer's customers of the insurer's present financial strength and its capacity to pay future claims. Ratings are generally considered an important element in a mortgage insurer's ability to compete for new insurance business. In September 1992, Moody's and S&P issued claims-paying ability ratings for Amerin Guaranty of "Aa3" and "AA," respectively. On January 4, 1996, S&P reaffirmed its "AA" rating of Amerin Guaranty's claims-paying ability.

    Moody's defines insurance companies whose claims-paying ability is rated "Aa" to offer excellent financial security. A claims-paying ability rating of "Aa" by Moody's is the second highest generic ranking possible from such agency out of nine possible rating categories ("Aaa" being the highest). Moody's further distinguishes the ranking of an insurer within its generic rating classification from Aa to B with "1," "2," or "3" ("1" being the highest). S&P defines insurers rated "AA" as offering excellent financial security and having capacity to meet policyholder obligations that is strong under a variety of economic and underwriting conditions. Such a claims-paying ability rating by S&P is the second highest ranking possible out of eight possible generic rating categories. Ratings from S&P may be modified with a "+" or "-" sign to indicate the relative position of a company within its category.

    When assigning a claims-paying ability rating, Moody's and S&P generally consider: (i) the specific risks associated with the mortgage insurance industry, such as regulatory climate, market demand, growth and competition;
(ii) management depth, corporate strategy and effectiveness of operations; (iii) historical operating results and expectations of current and future performance; and (iv) long-term capital structure, near-term liquidity and cash flow levels, as well as any reinsurance relationships and the claims-paying ability ratings of such reinsurers. Claims-paying ability ratings are based on factors relevant to policyholders, agents, insurance brokers and intermediaries. Such ratings are not directed to the protection of investors and do not apply to any securities issued by the Company, including the Common Stock offered hereby. Claims-paying ability ratings can be withdrawn or changed at any time by Moody's and S&P for any reason. Amerin Guaranty's claims-paying ability ratings by S&P and Moody's should be evaluated independently of each other.

    RATING AGENCY AGREEMENTS. The Company and Amerin Guaranty are parties to agreements (the "Rating Agency Agreements") required by Moody's and S&P as a condition of the issuance to Amerin Guaranty and maintenance of their respective claims-paying ratings of "Aa3" and "AA." Failure to comply with the provisions of either of the Rating Agency Agreements could result in the withdrawal or reduction of Amerin Guaranty's claims-paying rating by one or both of the rating agencies, which would have a material adverse effect on the Company. See "Risk Factors--Claims-Paying Ability Ratings."

    The Rating Agency Agreements each contain certain limitations on the ability of the Company and Amerin Guaranty to declare or pay dividends or other distributions on their capital stock or to redeem or repurchase capital stock, to issue additional stock, to enter into certain transactions which might result in a change of control (as defined) of Amerin Guaranty, or to incur indebtedness (subject to certain exceptions). The Rating Agency Agreements also contain certain risk to capital requirements which prohibit Amerin Guaranty from writing additional insurance if minimum ratios are not met. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Statutory Capital and Dividend Capacity of Amerin Guaranty." Upon an initial failure to observe certain of such limitations, the Company is obligated to take corrective action, which could include making adjustments to Amerin Guaranty's investment portfolio, entering into quota share reinsurance arrangements and limiting underwriting of further risks. Management believes that the limitations set forth in the Rating Agency Agreements are not materially more restrictive than those that would be otherwise imposed on the Company and Amerin Guaranty by the rating agencies as a condition of maintenance of Amerin Guaranty's claims-paying ratings, absent such agreements.

INVESTMENT PORTFOLIO

  POLICY AND STRATEGY

    The income from the Company's investment portfolio is one of its primary sources of cash flow and earnings. All investments of the Company are managed by Scudder, Stevens & Clark pursuant to the terms of an agreement which provides for an annual management fee based on the average value of the portfolio under management. The agreement may be terminated earlier upon 90 days' notice by either party.

    Amerin Guaranty's investment strategy is the result of various interrelated investment considerations including protection of principal, appreciation potential, tax consequences and yield. The Company typically maintains its investment portfolio with a longer average duration than its anticipated claims development in order to achieve higher yields. The Company intends to meet any cash mismatch with cash generated from operations or sales of investments. The Company also seeks to maintain a diversified portfolio, and except for direct or indirect obligations of the U.S. Government, at September 30, 1996 no more than 2.2% of its investment portfolio and no more than 2.1% of its assets were invested in securities of a single issuer.

    At September 30, 1996, based on carrying value, 91.8% of the Company's investments were in fixed income securities, 98.6% of which were invested in securities rated "A" or better, with 72.5% rated "AAA" and 15.1% rated "AA," in each case by at least one nationally recognized rating organization. The Company does not currently intend to invest in equity securities.

    The Company's long-term investment portfolio is principally invested in municipal, government and corporate obligations. However, all or a portion of the income derived from tax-exempt municipal bonds is included in the expanded income base on which the alternative minimum tax ("AMT") is calculated. If the Company were to have levels of underwriting income such that the Company's regular income tax (i.e., 35% of the Company's taxable income) were less than the Company's AMT (i.e., 20% of the expanded income base), the Company would incur an AMT liability. The Company will monitor the AMT effect of its investments in municipal bonds and may adjust its portfolio to include a greater proportion of taxable securities to avoid incurring AMT liability. To the extent the Company receives greater after-tax returns on tax-exempt municipal bonds, a shift in the investment portfolio from tax-exempt to taxable securities could have an adverse effect on net income.

    The Company's investment policies and strategies are subject to change depending upon regulatory, economic and market conditions and the existing or anticipated financial condition and operating requirements, including the tax position, of the Company.

    The Illinois insurance law contains rules governing the types and amounts of investments which are permitted for domestic insurers such as Amerin Guaranty and Amerin Re. The Illinois insurance law enumerates specific classes of eligible investments, including obligations of the United States government and its agencies, corporate debt obligations, preferred and common stock and obligations of state and local governments. Illinois also imposes certain quantitative limitations, including limitations on the percentage of assets invested in a single entity and invested in certain types of investments.

INVESTMENT OPERATIONS

    At September 30, 1996, the carrying value of the Company's investment portfolio was $311.7 million and amortized cost was $315.6 million. The diversification of the Company's investment portfolio at September 30, 1996 is shown in the table below.

                        CONSOLIDATED INVESTMENT POSITION

                                                                       AS OF SEPTEMBER 30, 1996
                                                               -----------------------------------------
                                                                CARRYING   PERCENT OF TOTAL   AMORTIZED
                                                                VALUE(2)    CARRYING VALUE       COST
                                                               ----------  -----------------  ----------
                                                                       (IN THOUSANDS OF DOLLARS)

Fixed income securities(1):
  Municipal bonds............................................  $  200,117           64.2%     $  202,169
  U.S. government............................................      57,552           18.5          59,301
  Corporate obligations......................................      28,342            9.1          28,454
Short-term...................................................      25,690            8.2          25,690
                                                               ----------          -----      ----------
  Total......................................................  $  311,701          100.0%     $  315,614
                                                               ----------          -----      ----------
                                                               ----------          -----      ----------
  Unrealized gain (loss).....................................  $   (3,913)
                                                               ----------
                                                               ----------

------------------------

(1) All fixed income securities have been designated as available for sale.

(2) All securities are carried at market value except for short-term securities, which are carried at amortized cost.

    The following table shows the scheduled maturities at September 30, 1996 of the fixed income securities held in the Company's investment portfolio.

                    INVESTMENT PORTFOLIO SCHEDULED MATURITY

                                                                             AS OF SEPTEMBER 30, 1996
                                                                            ---------------------------
                                                                            CARRYING VALUE  PERCENTAGE
                                                                            --------------  -----------
                                                                             (IN THOUSANDS OF DOLLARS)

Less than one year........................................................   $     12,345          4.3%
One to five years.........................................................         23,667          8.3
Five to ten years.........................................................         46,623         16.3
Ten to twenty years.......................................................        151,867         53.1
Over twenty years.........................................................         51,509         18.0
                                                                            --------------       -----
      Totals..............................................................   $    286,011        100.0%
                                                                            --------------       -----
                                                                            --------------       -----

    Expected maturities may differ from the contractual maturities shown in the foregoing table because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

    The following table shows the investment results of the Company's investment portfolio for the periods indicated.

                          INVESTMENT PORTFOLIO RESULTS

                                                                 NINE MONTHS          YEAR ENDED DECEMBER 31,
                                                                    ENDED         --------------------------------
                                                              SEPTEMBER 30, 1996     1995       1994       1993
                                                              ------------------  ----------  ---------  ---------
                                                                           (IN THOUSANDS OF DOLLARS)
Average invested assets(1)..................................     $    304,341     $  196,614  $  84,170  $  72,837
Net pre-tax investment income...............................           12,401          7,612      4,818      4,252
Pre-tax realized net capital gains (losses).................             (133)           491        435        707

------------------------

(1) Average of beginning of period and end of period balances. As of December 31, 1994, due to the implementation of SFAS No. 115, all fixed income securities are classified as "Available for Sale" and are carried at fair value in the Company's Consolidated Financial Statements. Amounts for prior years are carried at amortized cost.

    The following table summarizes net investment income from the Company's portfolio for the periods shown.

                                                                                           YEAR ENDED DECEMBER 31,
                                                                             ----------------------------------------------------
                                                NINE MONTHS ENDED
                                               SEPTEMBER 30, 1996                             1995                       1994
                                      -------------------------------------  ---------------------------------------  -----------
                                                                 REALIZED                                 REALIZED
                                                    PRE-TAX        GAINS                     PRE-TAX        GAINS
                                       INCOME      YIELD(1)      (LOSSES)      INCOME       YIELD(1)      (LOSSES)      INCOME
                                      ---------  -------------  -----------  -----------  -------------  -----------  -----------
                                                             (IN THOUSANDS OF DOLLARS EXCEPT PERCENTAGES)

Fixed income securities:
  Long-term tax-exempt..............  $   6,700          6.6%(2)  $    (245)  $   1,858           3.9%(2)  $      52   $   1,328
  Long-term taxable.................      4,699          7.6%          113        4,826           6.8%          444        3,368
  Short-term........................      1,273          2.0%           (1)       1,087           1.4%           (5)         239
                                      ---------                 -----------  -----------                      -----   -----------
      Total.........................  $  12,672          5.6%    $    (133)   $   7,771           4.0%    $     491    $   4,935
                                                                -----------                                   -----
                                                                -----------                                   -----
Less investment expense.............        271                                     159                                      117
                                      ---------                              -----------                              -----------
      Total.........................  $  12,401                               $   7,612                                $   4,818
                                      ---------                              -----------                              -----------
                                      ---------                              -----------                              -----------


                                                                                   1993
                                                                  ---------------------------------------
                                                      REALIZED                                 REALIZED
                                         PRE-TAX        GAINS                     PRE-TAX        GAINS
                                        YIELD(1)      (LOSSES)      INCOME       YIELD(1)      (LOSSES)
                                      -------------  -----------  -----------  -------------  -----------

Fixed income securities:
  Long-term tax-exempt..............          4.7%(2)  $     442   $   2,210           6.2%(2)  $      32
  Long-term taxable.................          6.7%           (7)       2,099           5.8%          675
  Short-term........................          4.4%       --               54           5.7%       --
                                                     -----------  -----------                      -----
      Total.........................          5.9%    $     435    $   4,363           6.0%    $     707
                                                     -----------                                   -----
                                                     -----------                                   -----
Less investment expense.............                                     111
                                                                  -----------
      Total.........................                               $   4,252
                                                                  -----------
                                                                  -----------


------------------------

(1) Pre-tax yield is calculated as investment income divided by the average of the beginning and end of period investment balances. For the purpose of this calculation, investment balances were carried at fair value at September 30, 1996 and December 31, 1995 and 1994 and at amortized cost at December 31, 1993.

(2) For purposes of comparison to yields on taxable securities, these yields on tax-exempt securities are equivalent to pre-tax yields of 9.6% for the nine months ended September 30, 1996, 5.7% for 1995, 6.8% for 1994 and 9.1% for 1993, assuming that the tax rate was 35% for the nine months ended September 30, 1996 and in 1995, 1994 and 1993, and further assuming that 15% of the tax-exempt interest was subject to federal income tax under certain provisions applicable only to insurance companies.

    MUNICIPAL BONDS. At September 30, 1996, the Company held $200.1 million of municipal bonds, constituting 64.2% of its total investments. At that date the portfolio had an average duration of 8.0 years. The Company's investment policy with respect to its municipal bond investments is to maintain an S&P average quality rating of "A," or better or equivalent rating of another nationally-recognized rating service, or equivalent ratings established by the Securities Valuation Office of the NAIC. At September 30, 1996, 100% of the municipal bond portfolio was rated investment grade. In addition, all municipal bond holdings were designated as available for sale. The portfolio is well-diversified and at September 30, 1996 consisted of 96 issues representing 85 issuers. The Company's largest exposure to a single municipal bond issuer is less than 3.4% of its municipal bond portfolio. The two largest types of municipal bonds, totaling 97.8% of the municipal bond portfolio at September 30, 1996, are general obligation issues and revenue bonds. General obligation and revenue bond issues constituted 20.6% and 77.2% of this portfolio, respectively, at September 30, 1996. Insured municipal bonds constituted 68.1% of the municipal bond portfolio at September 30, 1996.

    The table below shows the distribution of the municipal bond portfolio by the ten largest states as of September 30, 1996.

                                                           CARRYING   AMORTIZED     PERCENT OF
                         STATE                              VALUE        COST     CARRYING VALUE
--------------------------------------------------------  ----------  ----------  ---------------
                                                              (IN THOUSANDS OF DOLLARS EXCEPT
                                                                       PERCENTAGES)

Texas...................................................  $   20,826  $   20,928          10.4%
California..............................................      19,587      19,637           9.8
Illinois................................................      18,723      18,917           9.4
Florida.................................................      18,545      18,645           9.3
New York................................................      10,258      10,468           5.1
New Jersey..............................................       9,806       9,965           4.9
Massachusetts...........................................       8,896       9,092           4.4
Pennsylvania............................................       8,659       8,973           4.3
Kentucky................................................       8,549       8,646           4.3
Washington..............................................       6,460       6,446           3.2
Other...................................................      69,808      70,451          34.9
                                                          ----------  ----------         -----
Total...................................................  $  200,117  $  202,168         100.0%

REGULATION

  DIRECT REGULATION

    STATE REGULATION

    GENERAL. The Company and its insurance subsidiaries are subject to comprehensive, detailed regulation for the protection of policyholders, rather than for the benefit of investors, by the insurance departments of the various states in which they are licensed to transact business. Although their scope varies, state insurance laws in general grant broad powers to supervisory agencies or officials to examine companies and to enforce rules or exercise discretion touching almost every significant aspect of the insurance business. These include the licensing of companies to transact business and varying degrees of control over claims handling practices, reinsurance arrangements, premium rates, the forms and policies offered to customers, financial statements, periodic financial reporting, permissible investments (see "--Investment Portfolio") and adherence to financial standards relating to statutory surplus, establishment and maintenance of required reserves, dividends and other criteria of solvency intended to assure the satisfaction of obligations to policyholders.

    Mortgage insurers are generally restricted by state insurance laws and regulations to writing residential mortgage insurance business only. This restriction prohibits Amerin Guaranty and Amerin Re from directly writing other types of insurance.

    INSURANCE HOLDING COMPANY REGULATION. All states have enacted legislation that requires each insurance company in a holding company system to register with the insurance regulatory authority of its state of domicile and to furnish to such regulator financial and other information concerning the operations of companies within the holding company system that may materially affect the operations, management or financial condition of the insurers within the system. Most states also regulate transactions between insurance companies and their parents and affiliates.

    Because Amerin Corporation is an insurance holding company and Amerin Guaranty and Amerin Re are Illinois insurance companies, the Illinois insurance laws regulate, among other things, certain transactions in the Company's Common Stock and certain transactions between Amerin Guaranty and Amerin Re and their parent or affiliates. Specifically, no person may, directly or indirectly, offer to acquire or acquire "control" of Amerin Corporation, Amerin Guaranty or Amerin Re unless such person files a statement and other documents with the Illinois Director of Insurance and obtains the Director's prior approval. The Director may hold a public hearing on the matter. "Control" is presumed to exist if 10% or more of Amerin Guaranty's or Amerin Re's voting securities is owned or controlled, directly or indirectly, by a person, although the Illinois Director of Insurance may find that "control" in fact does or does not exist where a person owns or controls either a lesser or greater amount of securities. In addition, material transactions between Amerin Guaranty and Amerin Re and their parent or affiliates are subject to certain conditions, including that they be "fair and reasonable." These restrictions generally apply to all persons controlling or under common control with Amerin Guaranty or Amerin Re. Certain transactions between Amerin Guaranty or Amerin Re and their parent or affiliates may not be entered into unless the Illinois Director of Insurance is given 30 days prior notification and does not disapprove the transaction during such 30 day period.

    Amerin Guaranty currently is subject to the California Insurance Holding Company System Regulatory Act because Amerin Guaranty is considered to be commercially domiciled in California. An insurer is considered commercially domiciled in California if, during the preceding three fiscal years, (i) the insurer has, on average, written more gross premiums in California than in the state of the insurer's domicile, and (ii) the insurer's gross premiums written in California represent 20% or more of the insurer's gross written premiums on all business. The Company expects that Amerin Guaranty will continue to be deemed commercially domiciled in California for the foreseeable future. California, requires the prior approval of the California Commissioner of Insurance for any acquisition of control, with "control" presumed to be the acquisition of 10% or more of Amerin Guaranty's voting securities. An acquisition of control will be deemed to be approved if the California Commissioner of Insurance does not disapprove of the transaction within the applicable statutory period of time. California also regulates material transactions between a commercially domiciled insurer and its parent or affiliates. Such transactions that are statutorily defined to be of an extraordinary type must receive the prior approval of the California Commissioner of Insurance before they may be consummated.

    RESERVES. Amerin Guaranty is required under the insurance laws of Illinois and certain other states to establish a special contingency reserve with annual additions of amounts typically equal to 50% of premiums earned. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "--Statutory Capital and Dividend Capacity of Amerin Guaranty."

    RISK TO CAPITAL. For a discussion of risk to capital requirements affecting Amerin Guaranty, see "Risk Factors--Claims-Paying Ability Ratings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "--Statutory Capital and Dividend Capacity of Amerin Guaranty."

    DIVIDENDS. Amerin Guaranty's and Amerin Re's ability to pay dividends is limited under Illinois insurance laws and, so long as Amerin Guaranty continues to be commercially domiciled in California, Amerin Guaranty's ability to pay dividends is also limited under California insurance laws. The Company expects that Amerin Guaranty will continue to be deemed commercially domiciled in California for the foreseeable future. See "Risk Factors--No Intention to Pay Dividends" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and
"--Statutory Capital and Dividend Capacity of Amerin Guaranty."

    In addition to the dividend restrictions referred to above, insurance regulatory authorities have broad discretion to limit the payment of dividends by insurance companies. For example, if insurance regulators determine that payment of a dividend or any other payments to an affiliate (such as payments under a tax sharing agreement, payments for employee or other services, or payments pursuant to a surplus note) would, because of the financial condition of the paying insurance company or otherwise, be hazardous to such insurance company's policyholders or creditors, the regulators may block payments that would otherwise be permitted without prior approval.

    PREMIUM RATES AND POLICY FORMS. Amerin Guaranty's premium rates and policy forms are subject to regulation in every state in which it is licensed to transact business in order to protect policyholders against the adverse effects of excessive, inadequate or unfairly discriminatory rates and to encourage competition in the insurance marketplace. In most states, premium rates and policy forms must be filed prior to their use. In some states, such rates and forms must also be approved prior to use. Changes in premium rates are subject to being justified, generally on the basis of the insurer's loss experience, expenses and future trend analysis. The general default experience in the mortgage insurance industry may also be considered.

    REINSURANCE. Certain restrictions apply under the laws of several states to any licensed company ceding business to unlicensed reinsurer. Under such laws, if a reinsurer is not admitted or approved in such states, the company ceding business to the reinsurer cannot take credit in its statutory financial statements for the risk ceded to such reinsurer absent compliance with certain reinsurance security requirements. Amerin Re is admitted in Illinois, and therefore Amerin Guaranty receives credit on its statutory financials for business ceded to Amerin Re. In addition, several states also have special restrictions on mortgage guaranty insurance. Also, several states limit the amount of risk a mortgage insurer may retain with respect to coverage of an insured loan to 25% of the insured's claim amount. Coverage in excess of 25% (i.e., deep coverage) must be reinsured. All reinsurance agreements between Amerin Guaranty and Amerin Re are subject to approval by the Illinois Director of Insurance.

    EXAMINATION. Amerin Guaranty and Amerin Re are subject to examination of their affairs by the insurance departments of each of the states in which they are licensed to transact business. The Illinois Director of Insurance periodically conducts a financial examination of insurance companies domiciled in Illinois, not less frequently than once every five years. As of June 17, 1993, Amerin Guaranty changed its state of domicile from Pennsylvania to Illinois. To date, the Illinois Insurance Department has not conducted or scheduled an examination of Amerin Guaranty. See "Risk Factors--History of Losses; Limited Operating History." The most recent examination of Amerin Guaranty was conducted by the Pennsylvania Insurance Department for the period ended December 31, 1988, at which time Amerin Guaranty was named "U. S. Mortgage Insurance Company." This examination covered a period prior to the acquisition of Amerin Guaranty by Amerin Corporation in April 1992. Under the California Insurance Code the California Commissioner of Insurance may conduct an examination of an admitted insurance company as often as the Commissioner deems appropriate, but at a minimum, not less frequently than once every five years. The authority of the California Commissioner of Insurance includes the right to examine Amerin Guaranty, a foreign insurer admitted in California. In lieu of examining a foreign insurer, the California Commissioner may accept an examination report by a state which has been accredited by the NAIC. To date the California Commissioner has not conducted or scheduled an examination of Amerin Guaranty or Amerin Re.

  FEDERAL REGULATION

    POTENTIAL REGULATION OF INSURANCE. In early 1993, proposed federal legislation was introduced that would create new federal regulatory roles for oversight of the insurance industry. Alternative federal bills would establish federal agencies charged with some measure of responsibility for regulating the affairs of insurance companies. Federal regulation under these proposals would coexist with state insurance regulation, but certain state standards could be preempted. No prediction can be made as to the eventual disposition of these proposals by Congress or the impact of any such legislation on the mortgage industry.

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
    RESPA. Overruling prior case law, the Housing and Community Development Act of 1992 established that the origination of a federally related mortgage loan is a settlement service, and, therefore subject to the Real Estate Settlement Procedures Act of 1974, and the regulations promulgated thereunder (collectively, "RESPA") and, in addition, broadened the scope of RESPA to include refinanced loans and second lien loans. In December 1992, new regulations were issued which made clear that mortgage insurance is also a settlement service and, therefore, that mortgage insurers are subject to provisions of Section 8(a) of RESPA, which generally prohibits persons from accepting anything of value for referring real estate settlement services to any provider of such services. Although many states prohibit mortgage insurers from giving rebates, RESPA has been interpreted to cover many non-fee services as well. HUD's interest in pursuing violations of RESPA has increased awareness of both mortgage insurers and their customers of the possible sanctions of this law.

    In March 1993, Amerin Guaranty submitted a written request to HUD which asked that HUD provide written confirmation that Amerin Guaranty's lender-paid mortgage insurance and the Award Plus Plan were in compliance with the requirements of RESPA. In January 1996, Rick Lazio (R-NY), Chairman of the House Subcommittee on Banking and Community Opportunity, sent a letter to HUD asking for written guidance with respect to whether LPMI complies with RESPA. In August 1996, HUD responded to Representative Lazio. While not passing on the legality of any private mortgage insurer's LPMI product or marketing practice, the HUD response stated that regular, non-experience-based "LPMI products pose no RESPA concerns." With respect to LPMI products that offer mortgage lenders experience-based premiums, such as Amerin's Award Plus Plan, HUD further concluded that "there is nothing inherently violative of Section 8 of RESPA." The Company believes its Award Plus Plan satisfies the general criteria discussed in the HUD response regarding compliance with Section 8 of RESPA. See "--Products."

    HMDA. Most originators of mortgage loans are required to collect and report data relating to a mortgage loan applicant's race, nationality, gender, marital status and census tract to HUD or the Federal Reserve under the Home Mortgage Disclosure Act of 1975 ("HMDA"). The purpose of HMDA is to detect possible discrimination in home lending and, through disclosure, to discourage such discrimination. Mortgage insurers are not required pursuant to any law or regulation to report HMDA data, although under the laws of several states, mortgage insurers are currently prohibited from discriminating on the basis of certain classifications.

    The active mortgage insurers, through their trade association, MICA, have entered into an agreement with the Federal Financial Institutions Examinations Council ("FFIEC") to report the same data on loans submitted for insurance as is required for most mortgage lenders under HMDA. The first report of HMDA-type data was collected by MICA from its members for the fourth quarter of 1993 and reported to the FFIEC in the first quarter of 1994. Subsequent reports of 1994 HMDA-type data for the mortgage insurance industry were submitted by MICA to FFIEC in March 1995 and 1996. Management is not aware of any pending or expected actions by governmental agencies in response to the reports submitted by MICA to FFIEC.

    From time to time, proposals have been advanced in Congress which would permit or require cancellation of mortgage insurance under certain conditions. No prediction can be made as to the eventual disposition of such proposals by Congress or the impact of any such legislation on the mortgage insurance industry.

  OTHER DIRECT REGULATION

    NATIONAL ASSOCIATION OF INSURANCE COMMISSIONERS. The NAIC has developed a rating system, the Insurance Regulatory Information System ("IRIS"), primarily intended to assist state insurance departments in overseeing the statutory financial condition of all insurance companies operating within their respective states. IRIS consists of 11 financial ratios which are intended to indicate unusual fluctuations in an insurer's statutory financial position and/or operating results. A "usual range" of results for each ratio is developed by the NAIC and used as a benchmark. Each insurer's results are compared against these benchmarks and departures from the usual range in four or more of the ratios in any year could lead to inquiries from individual state insurance regulatory agencies. For the year ended December 31, 1995, Amerin Guaranty had three financial ratios outside of the "usual range." These unusual ratios were (i) change in surplus (due to the capital contributions to Amerin Guaranty by the Company from the proceeds of the Initial Public Offering), (ii) decrease in investment yield (due to the fact that the capital contributions were made in December 1995), and (iii) change in net writings (due to the significant increase in business in 1995 compared to 1994).

    In the fourth quarter of 1993, the NAIC adopted a risk-based capital ("RBC") formula designed to help regulators assess the capital adequacy of property and casualty insurers; however, mortgage insurers are currently exempt from the RBC formula.

    FANNIE MAE AND FREDDIE MAC. As the dominant purchasers and sellers of conventional mortgage loans and beneficiaries of private mortgage insurance, Fannie Mae and Freddie Mac are able to directly influence certain aspects of the operations of all private mortgage insurers, including the Company.

    In September 1992, Fannie Mae issued guidelines for mortgage insurance master policies covering loans eligible for purchase. Revisions to those guidelines were issued in November 1993. All active mortgage insurers, including Amerin Guaranty, received approval from Fannie Mae in 1994 for new policy forms and filed them in the various states in which they transact business. In 1994, Amerin Guaranty received approval from Fannie Mae and Freddie Mac of its new master policy, received approval from all states which require approval of policy forms, and commenced issuing coverage under its new master policy. In late 1996, Amerin Guaranty received approval from Fannie Mae and Freddie Mac of its new master policy which incorporated the industry coverage method, and received approval from all states which require approval of policy forms. Amerin Guaranty commenced issuing coverage under its new master policy on January 1, 1997. See "--Coverage."

    The new master policy first issued in 1997, like the prior master policy, provides an exclusion for coverage in the event of physical damage of the underlying property. Under the new master policy, the exclusion does not apply if (i) the borrower's default was not caused primarily by an uninsured casualty, or (ii) the property is restored to its condition at the time the policy was originated. Under the new master policy, the presence of radon gas, lead paint or asbestos on the property is deemed not to be physical damage. However, the new master policy is not materially different from Amerin Guaranty's prior master policy.

    Fannie Mae and Freddie Mac impose eligibility requirements, which may change from time to time, on private mortgage insurers in order for such insurers to be eligible to insure loans sold to such agencies, including limitations on the type of risk insured, standards for the geographic and customer diversification of risk, procedures for claims handling, acceptable underwriting practices and financial requirements which generally mirror state insurance regulatory requirements. In January 1994, Freddie Mac instituted a two-tier approach to approving mortgage insurers under its eligibility standards. Type I insurers are those rated at or above "AA-" or "Aa3" while Type II insurers are those insurers with lower ratings, no rating or that are in RUNOFF. As of January 1, 1996, Type I insurers are required to have minimum required ratings from at least two designated credit rating agencies. All approved mortgage insurers must comply generally with applicable state law, maintain a minimum of $5 million of statutory capital, and maintain contingency reserves and loss reserves either as required by applicable law if so regulated or in accordance with the NAIC Model Act provisions for these reserves. Amerin Guaranty is an approved Type I insurer by Freddie Mac and an approved mortgage insurer for Fannie Mae. See "Industry Overview--Fannie Mae and Freddie Mac."

    Legislation has been passed which reforms the oversight of Fannie Mae and Freddie Mac. This legislation requires Fannie Mae and Freddie Mac to conduct a study that would examine, among other topics, whether the underwriting standards used by private mortgage insurers inhibit the purchase of mortgages on homes located in mixed-use, urban center and predominantly minority neighborhoods or on homes occupied by low or moderate income families. It is possible that such a study could lead to legislation that could prohibit private mortgage insurers, including Amerin Guaranty, from using certain geographically-based underwriting restrictions and practices on loans insured and sold to Fannie Mae and Freddie Mac. See "--Underwriting Practices."

  INDIRECT REGULATION

    The Company and Amerin Guaranty are also indirectly, but significantly, impacted by laws and regulations affecting originators and purchasers of mortgage loans, particularly Fannie Mae and Freddie Mac, and regulations affecting governmental insurers such as the FHA and VA. Private mortgage insurers, including Amerin Guaranty, are highly dependent upon federal housing legislation and other laws and regulations which affect the demand for private mortgage insurance and the housing market generally. For example, housing legislation enacted in 1992 permits up to 100% of borrower closing costs to be financed by loans insured by the FHA, a significant increase from the previous 57% limit. Also, in April 1992, the FHA stopped charging renewal premiums if a loan insured by the FHA was refinanced, which made FHA insurance for refinancings relatively more attractive. In April 1994, HUD reduced the initial premium (payable at loan origination) for FHA insurance from 3.0% to 2.25%. This reduction has not had a significant effect to date on the relative market shares of FHA insurance and private mortgage insurance. In addition, in the third quarter of 1994, the maximum individual loan amount that the FHA could insure was increased from $151,725 to $152,363 and was recently increased to $155,250, and the maximum individual loan amount that the VA could insure was increased from $184,000 to $203,150 in the fourth quarter of 1994 and was since increased to $207,000. Legislation that increases the number of persons eligible for FHA or VA mortgages could have an adverse effect on the Company's ability to compete with the FHA or VA.

    Proposals have been advanced which would allow Fannie Mae and Freddie Mac additional flexibility in determining the amount and nature of alternative recourse arrangements or other credit enhancements which they could utilize as substitutes for private mortgage insurance. The Company cannot predict if or when any of the foregoing legislation or proposals will be adopted, but if adopted and depending upon the nature and extent of revisions made, demand for private mortgage insurance may be adversely affected. There can be no assurance that other federal laws affecting such institutions and entities will not change, or that new legislation or regulations will not be adopted. In addition, Fannie Mae and Freddie Mac have entered into, and may in the future seek to enter into, alternative recourse arrangements or other credit enhancements based on their existing legislative authority.

    The Cranston-Gonzalez National Affordable Housing Act and the Omnibus Budget Reconciliation Act of 1990 and the rules and regulations thereunder (collectively, the "1990 National Housing Legislation") made major revisions to the FHA's mortgage insurance programs, effective July 1, 1991. The revisions included requiring the FHA to charge additional premiums based on the LTV of the loan. For example, under FHA pricing for a 95% LTV loan, the new rules require
(i) an annual renewal premium of .5% of the mortgage principal amount payable for 12 years for loans originated in 1994 and for 30 years for loans originated in 1995 and thereafter, (ii) a premium payable at loan origination which is 3.0% for loans originated prior to April 17, 1994 and 2.25% for loans originated thereafter and (iii) renewal premium increases from .50% to .55% for LTVs over 95%. These revisions have increased the cost of FHA mortgage insurance and, therefore, made private mortgage insurance relatively more attractive. Accordingly, the Company believes that the 1990 National Housing Legislation increased demand for private mortgage insurance.

    Pursuant to FIRREA, the OTS issued risk-based capital rules in 1990 for savings institutions. These rules establish a lower capital requirement for a low down payment loan that is insured with private mortgage insurance, as opposed to remaining uninsured. Furthermore, the guidelines for real estate lending policies applicable to savings institutions and commercial banks provide that such institutions should require appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral for any mortgage with an LTV that equals or exceeds 85% at origination. See "Industry Overview--Legislative and Regulatory Changes." To the extent FIRREA's risk-based capital rules or the guidelines for real estate lending policies applicable to savings institutions and commercial banks are changed in the future, some of the anticipated benefits of FIRREA and the guidelines for real estate lending policies to the mortgage insurance industry, including Amerin Guaranty, may be curtailed or eliminated.

    Political and monetary pressures to reduce the nation's budget deficit could, among other things, result in the partial or entire loss of the U.S. federal income tax deduction for mortgage loan interest, which could result in downward pressure on housing prices. Any reduction or loss of such deduction could reduce the volume of low down payment mortgages originated and private mortgage insurance written and adversely impact mortgage default patterns, and would materially adversely affect the Company's LPMI business.

    There can be no assurance that the above-mentioned federal laws and regulations or other federal laws and regulations affecting lenders, private and governmental mortgage insurers, or purchasers of insured mortgage loans, will not be amended, or that new legislation or regulations will not be adopted, in either case in a manner which will adversely affect the demand for private mortgage insurance.

    For a discussion of certain other recent legislative and regulatory developments indirectly affecting private mortgage insurers, such as Amerin Guaranty, see "Industry Overview."

PROPERTIES

    The Company leases its principal executive offices in Chicago, Illinois, which consists of approximately 30,000 square feet of office space. The Company believes that its existing property is adequate for its present operations.

EMPLOYEES

    As of September 30, 1996, the Company employed approximately 91 individuals. Of its total work force, approximately 35 employees were engaged in sales and marketing and approximately 56 were devoted to risk management, support, finance and administrative activities. None of the Company's employees is a member of a labor union. The Company believes that it maintains good relations with its employees.

LEGAL PROCEEDINGS

    From time to time, the Company is involved in certain routine legal proceedings arising in the normal course of its business, none of which is currently expected to have a material adverse effect on the Company's consolidated financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information regarding Amerin Corporation's directors and executive officers.


NAME AND AGE                                                             POSITION
---------------------------------------  ------------------------------------------------------------------------
Gerald L. Friedman (59)................  Chairman of the Boards of Directors, President and Chief Executive
                                         Officer of Amerin Corporation and Amerin Guaranty
Roy J. Kasmar (40).....................  Executive Vice President, Operations, Chief Operating Officer and
                                         Director of Amerin Guaranty
George G. Freudenstein (43)............  Senior Vice President, Chief Financial Officer and Treasurer of Amerin
                                         Corporation and Amerin Guaranty and Director of Amerin Guaranty
Randolph C. Sailer II (42).............  Senior Vice President, General Counsel and Secretary of Amerin
                                         Corporation and Amerin Guaranty and Director of Amerin Guaranty
James G. Engelhardt (45)...............  Executive Vice President, Director of Risk Management of Amerin Guaranty
                                         and Director of Amerin Guaranty
Jerome J. Selitto (55).................  Executive Vice President, National Director of Marketing and Sales of
                                         Amerin Guaranty and Director of Amerin Guaranty
Ronald D. Gaither (38).................  Senior Vice President, Operations of Amerin Guaranty
John F. Peterson (49)..................  Senior Vice President, Western Regional Sales, of Amerin Guaranty
R. Bruce Van Fleet, III (45)...........  Senior Vice President, Eastern Regional Sales, of Amerin Guaranty
Philip P. Yee (43).....................  Senior Vice President, Marketing Services and Corporate Communications,
                                         of Amerin Guaranty
Peter H. Gleason (52)..................  Director of Amerin Corporation and Amerin Guaranty
Alan E. Goldberg (42)..................  Director of Amerin Corporation and Amerin Guaranty
Howard I. Hoffen (33)..................  Director of Amerin Corporation and Amerin Guaranty
Timothy A. Holt (43)...................  Director of Amerin Corporation and Amerin Guaranty
Larry E. Swedroe (45)..................  Director of Amerin Corporation



    Mr. Friedman founded the Company and has been Chairman of the Boards of Directors of Amerin Corporation and Amerin Guaranty since April 1992 and President of Amerin Corporation and Amerin Guaranty since December 1996. Prior thereto, he founded and served as Chairman and President of Financial Guaranty Insurance Corporation ("FGIC") (a AAA rated financial guarantor) from September 1983 to December 1990. Mr. Friedman began his career with MGIC in 1961, and, from 1978 to 1981, he was President of MGIC Investment Corporation, the holding company of MGIC.


    Mr. Kasmar has been Executive Vice President of Operations at Amerin Guaranty since May 1996 and Chief Operating Officer of Amerin Guaranty and a director of Amerin Guaranty since December 1996. Prior to joining Amerin Guaranty, Mr. Kasmar was Managing Director for Prudential Home Mortgage's Capital Markets from May 1988 to April 1996. He was Vice President in charge of Secondary Marketing and Chief Operating Officer at First Boston Capital Group from 1984 to 1988.

    Mr. Freudenstein has been Senior Vice President, Chief Financial Officer, Treasurer and Chief Administrative Officer of Amerin Corporation and Amerin Guaranty since July 1992. Prior thereto, he was an independent financial consultant in Israel from July 1987 to July 1992. From May 1984 to August 1986, Mr. Freudenstein served as chief accounting officer of FGIC, with primary responsibility for accounting, financial reporting and regulatory compliance. From February 1977 to May 1984, he served on the professional staff of Coopers & Lybrand, most recently as a general practice manager specializing in reporting for property and casualty companies. Mr. Freudenstein has been a member of Amerin Guaranty's board of directors since June 1993.

    Mr. Sailer has been Senior Vice President, General Counsel and Secretary of Amerin Corporation and Amerin Guaranty since November 1992 and Vice President, General Counsel and Secretary of Amerin Corporation and Amerin Guaranty from August 1992 to November 1992. Prior thereto, he was Vice President and Assistant General Counsel of Connie Lee Insurance Company in Washington, D.C. from February 1990 to July 1992. He served as Vice President and Assistant General Counsel of FGIC from October 1985 to January 1990, and worked in the securities law and corporate and municipal finance departments of three major New York firms from September 1980 to September 1985. Mr. Sailer has been a member of Amerin Guaranty's board of directors since September 1993.

    Mr. Engelhardt has been Executive Vice President and Director of Risk Management since December 1995 and Senior Vice President and Director of Risk Management of Amerin Guaranty from November 1992 through December 1995. Prior thereto he was Regional Director of MGIC's mid-Atlantic region from April 1990 to October 1992, and Director of Underwriting for the Northeast Division of MGIC from March 1987 to March 1990.

    Mr. Selitto has been Executive Vice President and National Director of Marketing and Sales of Amerin Guaranty since December 1995 and Senior Vice President and National Director of Marketing of Amerin Guaranty from September 1994 through December 1995 and a director of Amerin Guaranty since December 1996. Prior thereto he was Senior Vice President and Director of Marketing for Amerin Guaranty's Central Region from October 1992 to September 1994. Prior to joining Amerin Guaranty, Mr. Selitto was managing director and manager of the Asset-Backed Securities Group at First Chicago Capital Markets, Inc. from August 1989 to October 1992.

    Mr. Gaither has been Senior Vice President of Operations at Amerin Guaranty since May 1996. Prior thereto, he was Senior Vice President and Senior Credit Policy Officer at The Prudential Home Mortgage Company ("PHMC") from May 1994 to April 1996, Senior Vice President & Treasurer in the Treasury Department of PHMC from May 1992 to May 1994, and Vice President of Warehouse Lending for PHMC from January 1992 to June 1992. Mr. Gaither was Manager in Mortgage Banking Finance Division at First Union National Bank ("First Union") from August 1989 to January 1992, and was Vice President & Manager in First Union's Syndicated Credits Division from September 1988 to August 1989.

    Mr. Peterson has been Senior Vice President and Director of Marketing for Amerin Guaranty's Western Region since December 1992. Prior to joining Amerin Guaranty, Mr. Peterson was Vice President, Manager of Asset Sales and Acquisitions at Bank of America's Residential Loan Division from August 1989 to December 1992, and regional manager of sales in the western United States for Bear Stearns & Company, Mortgage Capital Division from May 1986 to July 1989.

    Mr. Van Fleet has been Senior Vice President and Director of Marketing for Amerin Guaranty's Eastern Region since December 1995. Prior to joining Amerin Guaranty, Mr. Van Fleet was Senior Vice President of Corporate Sales for Strategic Mortgage Services from August 1993 until December 1995, and a Director of National Accounts at PMI Mortgage Insurance Company from december 1990 until August 1993.

    Mr. Yee has been Senior Vice President, Marketing Services and Corporate Communications for Amerin Guaranty since December 1995 and Vice President, Director of Marketing Services and Corporate Communications from June 1994 to December 1995. Prior thereto, he was Director of Creative Services at Chemical Residential Mortgage Corporation from January 1993 to June 1994, and Director of Marketing for Bank of America's Residential Loan Division from January 1990 to April 1992.

    Mr. Gleason has been a director of Amerin Corporation and Amerin Guaranty since July 1995. He has been a director and a Manager of JPMCC since March 1991 and was a Vice President of J.P. Morgan & Co. Incorporated from 1989 through March 1991. He is also a director of Consep, Inc.

    Mr. Goldberg has been a director of Amerin Corporation and Amerin Guaranty since April 1992. He has been a Managing Director of MS&Co since January 1988, is Co-Head of MS&Co's Merchant Banking Division and Vice Chairman of Morgan Stanley Leveraged Equity Fund II, Inc. ("MSLEF, Inc."), which is the general partner of MSLEF, and of Morgan Stanley Capital Partners III, Inc. Mr. Goldberg also serves as director of CIMIC Holdings Limited, CAT Limited, Hamilton Services Limited, Jefferson Smurfit Corporation, Direct Response Corporation and several private companies.

    Mr. Hoffen has been a director of Amerin Corporation and Amerin Guaranty since January 1993. He is currently a Principal of MS&Co. From February 1994 through November 1996 he was a Vice President and from September 1989 through February 1994 he was an Associate at MS&Co. He is a Vice President of MSLEF, Inc. and a Director of Coho Energy Inc. and several private companies.

    Mr. Holt has been a director of Amerin Corporation and Amerin Guaranty since September 1992. He has been Senior Vice President of Aetna Life Insurance and Annuity Company since February 1996 and has been a Vice President of Aetna Life Insurance Company since June 1987.


    Mr. Swedroe has been a director of Amerin Corporation since April 1996. He has been a principal of Buckingham Asset Management, Inc., a personal investment advisory firm, since May 1996. From January 1994 through April 1996 he was Vice Chairman of Residential Services Corporation of America ("RSCA"), the holding company for Prudential Home Mortgage and Lender's Service, Inc. Prior thereto, Mr. Swedroe served as a Managing Director of RSCA from November 1986 through December 1993.


    There are no family relationships between any of the aforementioned persons.

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
                              CERTAIN TRANSACTIONS

STOCKHOLDERS AGREEMENT

    In connection with the Initial Public Offering, Amerin Corporation, the Principal Stockholders and Messrs. Friedman and Brafman entered into the Stockholders Agreement, which sets forth certain rights and obligations of the parties with respect to the Common Stock of the Company and the ownership and corporate governance of the Company, as described below.

    DESIGNATION AND ELECTION OF DIRECTORS. Each party to the Stockholders Agreement other than JPMCC and each Plan Grantee is required to vote its shares of Common Stock and each party to the Stockholders Agreement is required to take such other action necessary to elect to the board persons designated for election in accordance with the following procedures: (i) MSLEF may designate one member of the board so long as it and its "Permitted Transferees" (as defined in the Stockholders Agreement) hold at least 2.5% of the aggregate outstanding Common Equity and an additional member of the board so long as they hold at least 5% of the aggregate outstanding Common Equity; (ii) Aetna Life Insurance Company ("Aetna") may designate one member of the board so long as it and its Permitted Transferees hold at least 2.5% of the aggregate outstanding Common Equity; and (iii) a majority in number of the Principal Stockholders (other than JPMCC and MSLEF), acting together with their Permitted Transferees, may designate a representative or employee of any of the Principal Stockholders as an additional member of the board, provided that not more than two members of the board may be representatives, employees or affiliates of the same Principal Stockholder or its Permitted Transferees. In addition, each party to the Stockholders Agreement other than JPMCC and each Plan Grantee is required to vote its shares of Common Stock and each party to the Stockholders Agreement is required to take such other action necessary such that, so long as Mr. Friedman is an employee of the Company, Amerin Guaranty or Amerin Re, Mr. Friedman will be a member of the board. The foregoing provisions of the Stockholders Agreement terminate if the Original Stockholders, together with their Permitted Transferees and the Plan Grantees, collectively own less than 20% of the outstanding Common Equity.

    Notwithstanding the foregoing, any party to the Stockholders Agreement that holds (together with its Permitted Transferees) two-thirds of the outstanding shares of Common Equity held by the Original Stockholders is entitled to designate at least two-thirds of the members of the board. Upon consummation of the Offering, the largest Original Stockholder will own 38.6% of the outstanding Common Equity held by the Original Stockholders and, therefore, no party to the Stockholders Agreement will have the right to designate at least two-thirds of the board.

    Upon the request of a party to the Stockholders Agreement designating a director, each party to the Stockholders Agreement other than JPMCC and each Plan Grantee is required to vote its shares of Common Stock and each party to the Stockholders Agreement is required to take such other action necessary to remove and designate a replacement for such director.

    REGISTRATION RIGHTS. The stockholders party to the Stockholders Agreement have demand registration rights with respect to "Registrable Stock" (as defined therein) held by them. One or more of such stockholders may demand registration so long as (i) the Registrable Stock sought to be registered constitutes at least 10% of the outstanding Common Equity, or (ii) if such group includes Mr. Friedman or Mr. Brafman, the Registrable Stock sought to be registered by Mr. Friedman and Mr. Brafman, in the aggregate, constitutes at least 1% of the outstanding Common Equity, provided that no demand relying on the foregoing clause (ii) may be made within 12 months of the effective date of a registration statement filed pursuant to a demand registration relying on such clause (ii). This Offering is being effected pursuant to such demand registration rights. In addition, if at any time prior to the tenth anniversary of the consummation of the Inital Public Offering the Company proposes to file a registration statement under the Securities Act, either for its own account or the account of others (other than a registration statement relating to employee benefit or compensation plans, business combinations, exchange offers with existing security holders or certain other types of registrations), then each other party to the Stockholders

Agreement has the opportunity, subject to certain procedures, restrictions and priorities, to register such number of shares of Registrable Stock as such stockholder may request, in which case the Company is obligated to use its best efforts to permit the inclusion in the registration statement of the Registrable Stock so requested to be included on the same terms and conditions as any similar securities of the Company included therein.

    The Company has agreed to pay all expenses associated with the exercise of registration rights under the Stockholders Agreement other than underwriting fees, discounts or commissions attributable to the sale of Registrable Stock or any out-of-pocket expenses of the selling stockholders. Under the Stockholders Agreement, the Company on the one hand and each stockholder selling Registrable Stock on the other hand have agreed to indemnify each other for certain liabilities, including liabilities under the Securities Act.

    Pursuant to the Stockholders Agreement, holders of the foregoing registration rights may not exercise an additional demand registration right for a period of six months following the effective date of any registration statement relating to the Common Stock (including the registration statement relating to this Offering). The exercise or the perceived ability to exercise such registration rights in the future could adversely affect the market price for the Common Stock and could impair the Company's ability to raise capital through future offerings of equity securities. See "Shares Eligible for Future Sale."

    AFFILIATE TRANSACTIONS. The Stockholders Agreement requires that any transactions between the Company, Amerin Guaranty or Amerin Re on the one hand and any other party thereto or any of their affiliates on the other hand must be on an arm's length basis and requires the approval of the majority of the disinterested members of the board.

    OTHER PROVISIONS. The Stockholders Agreement provides certain "tag along" rights, allowing stockholders party thereto to participate in private and open market sales of Common Stock proposed by other stockholders party thereto, and certain "drag along" rights, allowing three (but not including JPMCC) of the five Principal Stockholders holding at least 55% of the Common Equity then held by the Principal Stockholders, Messrs. Friedman and Brafman and the Plan Grantees (but not including Common Equity held by JPMCC and its Permitted Transferees) to require the other stockholders party thereto to sell all or a portion of their shares of Common Equity, to the same purchaser and on the same terms as the stockholders originally proposing such sales. The "tag along" rights terminate at such time as less than 20% of the outstanding Common Equity is held by stockholders party to the Stockholders Agreement and the Plan Grantees.

    The Stockholders Agreement places a variety of other requirements and restrictions on transfers of Common Equity held by the stockholders party thereto. Any sales must be made in accordance with applicable securities laws. Any transfer other than to a permitted transferee must generally be a sale for cash unless each other stockholder party to the Stockholders Agreement consents. Transfers may not be made if the board has determined in its sole discretion and good faith judgment that the proposed transferee is or is potentially adverse to certain interests of the Company or a competitor of the Company.

    Messrs. Friedman and Brafman have agreed in the Stockholders Agreement not to compete with the Company, Amerin Guaranty, Amerin Re or any of their respective affiliates for, in the case of Mr. Friedman, 10 years following the termination of employment, and in the case of Mr. Brafman, 3 years following the termination of employment, except for certain passive investments.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth, as of December 31, 1996, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, certain information with respect to the beneficial ownership of the Company's Common Stock by (a) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock; (b) each Selling Stockholder;
(c) each director; (d) each of the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company; and (e) all executive officers and directors of the Company as a group. See "Management" and "Certain Transactions."

                                                   SHARES BENEFICIALLY OWNED         SHARES         SHARES BENEFICIALLY OWNED
                                                      BEFORE THE OFFERING          BEING SOLD         AFTER THE OFFERING(2)
                                                 -----------------------------       IN THE       -----------------------------
     NAME(1)                                          NUMBER         PERCENT      OFFERING(2)          NUMBER         PERCENT
-----------------------------------------------  ----------------  -----------  ----------------  ----------------  -----------
The Morgan Stanley Leveraged Equity
  Fund II, L.P.................................    4,654,625(3)          20.3%    1,639,278         3,015,347(3)          12.3%
  1221 Avenue of the Americas
  33rd Floor
  New York, NY 10020
Aetna Life Insurance Company...................    1,525,875(4)           6.7%      537,387           988,488(4)           4.0%
  Aetna Investment Group
  RC21 151 Farmington Ave.
  Hartford, CT 06156-9000
First Plaza Group Trust........................    1,606,125(5)           6.8%      565,649         1,040,476(5)           4.1%
  Mellon Bank, N.A., as Trustee
  One Mellon Bank Center
  Pittsburgh, PA 15258
J.P. Morgan Capital Corporation................    1,142,875(6)           4.9%      526,425           968,325(6)           3.9%
  60 Wall Street, 14th Floor
  New York, NY 10260-0060
Leeway & Co....................................      816,125(7)           3.6%      287,425           528,700(7)           2.1%
  AT&T Investment Management Organization
  One Oak Way, Room IED189
  Berkeley Heights, NJ 07922
Gerald L. Friedman.............................    1,485,068(8)           6.6%      523,015(8)        962,053(8)           3.9%
Stuart M. Brafman..............................      485,034(9)           2.2%      170,821(9)        314,213(9)           1.3%
Peter H. Gleason...............................    1,142,875(10)          4.9%                        968,325(10)          3.9%
Alan E. Goldberg...............................    4,654,625(11)         20.3%                      3,015,347(11)         12.3%
Howard I. Hoffen...............................    4,654,625(11)         20.3%                      3,015,347(11)         12.3%
Timothy A. Holt................................    1,525,875(12)          6.7%                        988,488(12)          4.0%
Larry E. Swedroe...............................          830              *                               830              *
James G. Engelhardt............................       49,288(13)          *                            49,288(13)          *
George G. Freudenstein.........................       37,938(14)          *                            37,938(14)          *
John F. Peterson...............................       83,438(15)          *                            83,438(15)          *
Jerome J. Selitto..............................      119,440(16)          *                           119,440(16)          *
All directors and executive officers as a group
  (15 persons).................................    9,634,981(17)         39.8%                       6,589,930(17)       26.0%
J. & W. Seligman
  & Co. Incorporated...........................
  100 Park Avenue
  New York, NY 10017                                1,466,288(19)         6.5%                        1,466,288(19)        6.0%

------------------------

  * Less than one percent.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

 (1) Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to the shares beneficially owned. All share amounts reflect beneficial ownership determined pursuant to Rule 13d-3 under the Exchange Act. All information with respect to beneficial ownership has been furnished by the respective director, executive officer or stockholder, as the case may be.

 (2) Assumes no exercise of the U.S. Underwriters' over-allotment option as to 637,500 shares of Common Stock held by the Selling Stockholders. If the over-allotment option is exercised in full, an additional 245,892 shares, 80,608 shares, 84,847 shares, 78,964 shares, 43,114 shares, 78,452 shares and 25,623 shares, respectively, will be sold by MSLEF, Aetna Life Insurance Company, First Plaza Group Trust, JPMCC, Leeway & Co., Mr. Friedman and Mr. Brafman, respectively.

 (3) Includes 510,000 shares of Common Stock before the Offering (0 shares after the Offering) issuable upon conversion of an equal number of shares of Nonvoting Common Stock. See note 18 below for a description of a certain stockholders agreement to which the beneficial owner is a party. MSLEF is an affiliate of both MS&Co, a representative of the U.S. Underwriters, and MS&Co International, a representative of the International Underwriters.

 (4) Includes 136,250 shares before the Offering (0 shares after the Offering) of Common Stock issuable upon conversion of an equal number of shares of Nonvoting Common Stock. See note 18 below for a description of a certain stockholders agreement to which the beneficial owner is a party.

 (5) Includes 1,288,250 shares before the Offering (722,601 shares after the Offering) of Common Stock issuable upon conversion of an equal number of shares of Nonvoting Common Stock. Mellon Bank, N.A., acts as the trustee (the "Trustee") for First Plaza Group Trust ("First Plaza"), a trust organized for the benefit of certain employee benefit plans of General Motors Corporation ("GM") and its subsidiaries. These shares may be deemed to be owned beneficially by General Motors Investment Management Corporation ("GMIMCo"), a wholly owned subsidiary of GM. GMIMCo's principal business is providing investment advice and investment management services with respect to the assets of certain employee benefit plans of GM and its subsidiaries and with respect to the assets of certain direct and indirect subsidiaries of GM and associated entities. GMIMCo is serving as First Plaza's investment manager with respect to these shares and in that capacity it has the sole power to direct the Trustee as to the voting and disposition of these shares. Because of the Trustee's limited role, beneficial ownership of the shares by the Trustee is disclaimed. See note 18 below for a description of a certain stockholders agreement to which the beneficial owner is a party.

 (6) Includes 825,000 shares before the Offering (650,450 shares after the Offering) of Common Stock issuable upon conversion of an equal number of shares of Nonvoting Common Stock. JPMCC also holds 351,875 shares before the Offering (0 shares after the Offering) of Nonvoting Common Stock which JPMCC is not permitted to convert to Common Stock under the terms of the Certificate and regulatory requirements applicable to JPMCC. See note 18 below for a description of a certain stockholders agreement to which the beneficial owner is a party. JPMCC is an affiliate of both J.P. Morgan Securities Inc., a representative of the U.S. Underwriters, and J.P. Morgan Securities Ltd., a representative of the International Underwriters.

 (7) As nominee for the AT&T Master Pension Trust, a trust under and for the benefit of certain pension plans of AT&T Corp. and certain of its affiliates. Includes 498,250 shares before the Offering (210,825 shares after the Offering) of Common Stock issuable upon conversion of an equal number of shares of Nonvoting Common Stock. See note 18 below for a description of a certain stockholders agreement to which the beneficial owner is a party.

 (8) Includes 45,000 shares held by the Friedman Family Foundation (the "Foundation"), a private charitable foundation, 160,000 shares held by the Gerald L. Friedman Charitable Remainder Unitrust

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)


    of 1997 (the "GLF Unitrust"), a charitable remainder trust, 160,000 shares held by the Sheree A. Friedman Charitable Remainder Unitrust of 1997 (the "SAF Unitrust"), a charitable reminder trust, 10,375 shares (as to which Mr. Friedman disclaims beneficial ownership) held by the Sarah Beth Friedman 1989 Trust (the "SBF Trust"), a trust created for the benefit of Mr. Friedman's daughter, 10,375 shares (as to which Mr. Friedman disclaims beneficial ownership) held by Rachael L. Friedman (Mr. Friedman's daughter), and 10,500 shares (as to which Mr. Friedman disclaims beneficial ownership) held by Daniel B. Rand (as to which Mr. Friedman disclaims beneficial ownership). All of the foregoing shares are subject to the provisions of the stockholders agreement described in note 18 with respect to transfer and sale. The 523,015 shares to be sold in the Offering by Mr. Friedman or related parties will be comprised of (i) all 365,000 shares held in the aggregate by the Foundation, the GLF Unitrust and the SAF Unitrust, (ii) 3,500 shares held by the SBF Trust, (iii) 3,500 shares held by Ms. Friedman,
    (iv) 3,500 shares held by Mr. Rand, and (v) 147,515 shares held by Mr. Friedman.



 (9) Includes 83,400 shares held by the Brafman Limited Partnership and 45,000 shares held by the Stuart Brafman Charitable Remainder Annuity Trust (the "SB Trust"). All of the foregoing shares are subject to the provisions of the stockholders agreement described in note 18 with respect to transfer and sale. The 170,821 shares to be sold in the Offering by Mr. Brafman or related parties will be comprised of (i) all 45,000 shares held by the SB Trust and (ii) 125,821 shares held by Mr. Brafman.


(10) All of the shares shown are held by JPMCC. They include 317,875 shares of Common Stock and 825,000 shares before the Offering (650,450 shares after the Offering) of Nonvoting Common Stock which are immediately convertible by JPMCC into Common Stock. JPMCC also holds 351,875 shares before the Offering (0 shares after the Offering) of Nonvoting Common Stock which JPMCC is not permitted to convert into Common Stock under the terms of the Certificate and regulatory requirements applicable to JPMCC. Mr. Gleason is an officer and director of JPMCC. He may be deemed to share the power to vote and dispose of the shares of Common Stock held by JPMCC and may therefore be deemed the beneficial owner of such shares. Mr. Gleason disclaims beneficial ownership of such shares.

(11) Mr. Goldberg and Mr. Hoffen are the Vice Chairman, and a Vice President, respectively, of MSLEF, Inc., the general partner of MSLEF. Share data shown for such individuals reflects shares shown as held by MSLEF as set forth in the table and note 3 above, as to which such individuals disclaim beneficial ownership.

(12) Mr. Holt is a Vice President of Aetna Life Insurance Company. Share data for Mr. Holt reflects shares shown as held by Aetna Life Insurance Company in the table and note 4 above, as to which Mr. Holt disclaims beneficial ownership.

(13) Includes 37,563 shares of Common Stock issuable upon exercise of stock options.

(14) Includes 33,063 shares of Common Stock issuable upon exercise of stock options.

(15) Includes 59,313 shares of Common Stock issuable upon exercise of stock options.

(16) Includes 91,250 shares of Common Stock issuable upon exercise of stock options.

(17) Includes 243,089 shares of Common Stock issuable upon exercise of stock options, 1,142,875 shares before the Offering and 968,325 shares after the Offering for Mr. Gleason, 4,654,625 shares before the Offering and 3,015,347 shares after the Offering in the aggregate for Messrs. Goldberg and Hoffen and 1,525,875 shares before the Offering and 988,488 shares after the Offering for Mr. Holt. Messrs. Gleason, Goldberg, Hoffen and Holt have disclaimed beneficial ownership of such shares as described in notes 10, 11 and 12.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

(18) The beneficial owner is a party to the Amended and Restated Shareholders Agreement, dated as of November 1, 1995, which sets forth certain rights and obligations of the parties with respect to the Common Stock of the Company and the ownership and corporate governance of the Company, as more fully described under "Certain Transactions--Stockholders Agreement."

(19) Based on information provided by J. & W. Seligman & Co. Incorporated ("Seligman") in its Form 13F for the quarter ended September 30, 1996. All such shares are Common Stock. Based on such Form 13F, Seligman has sole investment discretion with respect to all such shares, sole voting power with respect to 1,191,700 shares and no voting power with respect to 274,588 shares.

                        SHARES ELIGIBLE FOR FUTURE SALE


    The Company has 26,080,839 shares of Common Equity outstanding, consisting of 22,471,214 shares before the Offering (24,496,963 shares after the Offering) of Common Stock and 3,609,625 shares before the Offering (1,583,876 shares after the Offering) of Nonvoting Common Stock. Of these shares, the 4,250,000 shares of Common Stock sold by the Selling Stockholders in the Offering and 13,527,414 shares that were outstanding prior to the Offering will be freely tradeable in the public market without restriction or further registration under the Securities Act, except for any such shares held by "affiliates" (as defined in the Securities Act) of the Company.



    All the remaining shares (the "Restricted Shares") were issued and sold by the Company in private transactions in reliance upon the exemption contained in
Section 4(2) of the Act and are restricted securities under Rule 144 or Rule 701 under the Securities Act. Neither Restricted Shares nor shares held by an "affiliate" may be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including pursuant to Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, including affiliates of the Company, would be entitled to sell in brokers' transactions or to market makers within any three-month period a number of Restricted Shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 260,808 shares, based on the number of shares to be outstanding immediately after the Offering) or the average weekly trading volume of the Common Stock in the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about the Company. A person who is not an "affiliate" of the Company at any time during the 90 days preceding a sale and who has beneficially owned Restricted Shares for at least three years is currently entitled to sell such Restricted Shares under Rule 144 without regard to the availability of current public information, volume limitations, manner of sale provisions or notice requirements. However, under Rule 144, Restricted Shares held by "affiliates" must continue, after the three-year holding period, to be sold in brokers' transactions or to market makers and are subject to the volume and other limitations described above. Under Rule 701 under the Securities Act, persons who purchase shares upon the exercise of options granted prior to the effective date of the Initial Public Offering are entitled to sell such shares in reliance on Rule 144, without complying with the holding period requirements of Rule 144 and, except for "affiliates," without complying with the public information, volume limitation or notice provisions of Rule 144. None of the Restricted Shares are freely tradeable under Rule 701 or Rule 144 by the holder thereof without regard to the availability of public information, volume limitation or notice requirements. All 7,817,602 Restricted Shares are tradeable subject to compliance with volume and other limitations under Rule 144. In addition, if MSLEF, which will own 3,015,347 Restricted Shares following the Offering (assuming no exercise of the Underwriters' overallotment option), were to distribute to its partners all of its remaining holdings, such shares of Common Stock would generally be freely tradeable under Rule 144 by the partners thereof without regard to the availability of public information, volume limitations or notice requirements. In addition, following the

Offering, holders of 7,817,602 shares of Common Equity will be entitled to registration rights with respect to such shares. See "Certain
Transactions--Stockholders Agreement."


    No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or Nonvoting Common Stock, or the availability of such shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock or the ability of the Company to raise capital through a public offering of its equity securities.

    The Securities and Exchange Commission has proposed reducing the periods of beneficial ownership of "restricted securities" required by Rule 144. Under the proposal, persons who have beneficially owned restricted securities for at least one year, instead of two years as currently required, would be able to resell such securities by complying with the volume limitations described above. In the case of a person who is not deemed to be an affiliate of the Company during the preceding three months, the proposal would permit sales without regard to the limitations described above as long as such person had held the securities for at least two years, instead of three years as currently required. There can be no assurance that the proposed revisions to Rule 144 will be adopted by the Commission.

    The Company, the Original Stockholders, and the directors and other executive officers of the Company, have agreed, subject to certain limited exceptions, not to (i) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are now owned by such party or hereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise for a period of 90 days after the date of this Prospectus, without the prior written consent of the representatives of the U.S. Underwriters in the case of MSLEF, or of MS&Co, in the case of the Company and the other Selling Stockholders. See "Underwriters."

    As of December 31, 1996, the Company had outstanding options to purchase 943,180 shares of Common Stock pursuant to the Stock Incentive Plan. All stock and options to purchase stock issued under the Stock Incentive Plan (other than the 750,000 shares granted to Mr. Brafman in 1992), together with the 1,957,605 additional shares of Common Stock available for grant under the Stock Incentive Plan, have been registered under the Securities Act. Shares of Common Stock granted under the Plan and shares of Common stock issued upon exercise of outstanding stock options after the effective date of such registration statement (other than shares issued to affiliates) generally will be freely tradeable without restriction or further registration under the Securities Act.

    Pursuant to the Stockholders Agreement, subject to certain conditions, the Original Stockholders have certain demand registration rights with respect to the shares of Common Equity that they currently own and this Offering is being effected pursuant to such demand registration rights. See "Certain Transactions--Stockholders Agreement." Pursuant to the Stockholders Agreement, additional demand registration rights may not be exercised for six months after the effective date of the registration statement relating to this Offering. Subject to this six month limitation and the lock-up period described above, one or more of the Original Stockholders may choose to dispose of the Common Stock owned by them. The timing of such sales or other dispositions will depend on market and other conditions, but could occur relatively soon after the lock-up period described above, including pursuant to the exercise of their registration rights (subject to the six month limitation). Such dispositions could be privately negotiated transactions or public sales, or in the case of MSLEF, distributions to its limited partners, in whose hands such shares of Common Stock would generally be freely tradeable and not subject to the provisions of the Stockholders Agreement.

                          DESCRIPTION OF CAPITAL STOCK


    The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share, with the class of such common stock comprised of 50,000,000 authorized shares of voting common stock ("Common Stock"), of which 24,496,963 shares will be outstanding upon consummation of the Offering, and 50,000,000 authorized shares of nonvoting common stock ("Nonvoting Common Stock"), of which 1,583,876 shares will be outstanding upon consummation of the Offering. In addition, the Certificate authorizes the board of directors of the Company to authorize and issue up to 10,000,000 shares of preferred stock (see "--Preferred Stock").


    Reference is made to the Certificate and the Company's Amended and Restated By-Laws (the "By-Laws") which are included as exhibits to the Registration Statement of which this Prospectus is a part for a more complete description of the capital stock of the Company.

    For purposes of the discussion below, Common Stock and Nonvoting Common Stock are referred to collectively as "Common Equity."

COMMON EQUITY

    The holders of outstanding shares of Common Equity are entitled equally and ratably to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine. The shares of Common Equity are not redeemable, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company, except that holders of Nonvoting Common Stock may convert such Nonvoting Common Stock into Common Stock and Regulated Stockholders (as defined in the Certificate) or certain of their transferees may convert Common Stock into Nonvoting Common Stock, subject to certain limitations set forth in the Certificate. The shares of Common Stock being sold in the Offering are not convertible into shares of Nonvoting Common Stock, except by Regulated Stockholders in accordance with the terms of the Certificate. Shares of Nonvoting Common Stock may be transferred in the form of shares of Nonvoting Common Stock regardless of whether the transferee is a Restricted Stockholder; such shares do not automatically convert into shares of Common Stock upon transfer. Transferees of Nonvoting Common Stock may convert their shares of Nonvoting Common Stock into Common Stock, subject to certain limitations set forth in the Certificate. All of the outstanding shares of Common Equity are fully paid and nonassessable. Upon liquidation, dissolution or winding up of the Company, the holders of Common Equity are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

    Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. Except as set forth in this paragraph or as otherwise required by law, each outstanding share of Nonvoting Common Stock shall not be entitled to vote on any matter on which the stockholders of the Company shall be entitled to vote, and shares of Nonvoting Common Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters. On any matter on which the holders of shares of Common Stock and Nonvoting Common Stock are entitled to vote, the two classes of Common Equity entitled to vote shall vote together as a single class, and each holder of shares of Nonvoting Common Stock entitled to vote shall be entitled to one vote for each share of such stock held by such holder. Notwithstanding the foregoing, holders of shares of Nonvoting Common Stock shall be entitled to vote as a separate class on any amendment, repeal or modification of any provision of the Certificate that adversely affects the powers, preferences or special rights of holders of the Nonvoting Common Stock. There is no cumulative voting.

PREFERRED STOCK

    The Certificate authorizes the board of directors to issue up to 10,000,000 shares of preferred stock in classes or series and to fix the designations, preferences, qualifications, limitations or restrictions of any class or series with respect to the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the amount payable in the event of voluntary or involuntary liquidation, the terms and conditions for conversion or exchange into any other class or series of the stock, voting rights and other terms. The Company may issue, without the approval of the holders of Common Equity, preferred stock which has voting, dividend or liquidation rights superior to the Common Equity and which may adversely affect the rights of holders of Common Equity. Under certain circumstances, the issuance of such preferred stock may tend to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of the Company's securities, or the removal of incumbent management.

LISTING

    The Common Stock is listed on the Nasdaq National Market under the symbol "AMRN."

CERTAIN CERTIFICATE AND BY-LAW PROVISIONS

    Certain provisions of the Certificate and By-Laws could have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest. These provisions are intended to enhance the likelihood of continuity and stability in the composition of and in the policies formulated by the board of directors. In addition, these provisions also are intended to ensure that the board of directors will have sufficient time to act in what the board of directors believes to be the best interests of the Company and its stockholders.

    The Certificate and By-Laws require that (i) any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing and (ii) special meetings of the stockholders of the Company may be called only by the board of directors, the Chairman of the Board, or the President.

    The Certificate and By-Laws require that in order for action to be taken by the board of directors, such action must be duly approved by a two-thirds vote, that the vote of the holders of two-thirds of the Company's shares entitled to vote is required to amend the Certificate or By-Laws and that certain other actions, including the removal of directors and amending certain provisions of the By-Laws relating to calling special meetings of stockholders and nominating and removing directors, be approved by a vote of the holders of 85% of the Company's shares entitled to vote thereon.

    The By-Laws establish advance notice procedures with regard to the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of proposed stockholder nominations for the election of directors must be given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. In addition, the Company's By-Laws provide that the Company's stockholders (by the affirmative vote of two-thirds of the holders of the outstanding shares) and the board of directors (by the affirmative vote of two-thirds of the total number of directors if there were no vacancies) each have the power to amend or repeal the By-Laws or to adopt new By-Laws.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    The Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in a business combination (as defined therein) with an "interested stockholder" (defined generally as any person (other than a Principal Stockholder or Management Stockholder) who beneficially owns 15% or more of the outstanding voting stock of the Company or any person affiliated with such person) for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned (a) by directors who are also officers of the corporation and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or
(iii) on or subsequent to such date the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

    Additionally, the Certificate contains provisions analogous to Section 203 of the Delaware General Corporation Law.

LIMITATION ON DIRECTORS' AND OFFICERS' LIABILITY

    The Certificate limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, the By-Laws provide that the Company shall indemnify directors and officers of the Company to the fullest extent permitted by such law.

TRANSFER AGENT


    The transfer agent and registrar for the Common Stock is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001. Immediately after the Offering, the Company expects to appoint Norwest Bank Minnesota, N.A., 161 North Concord Exchange Street, South St. Paul, Minnesota 55075-0738, as transfer agent and registrar for the Common Stock.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Common Stock, and is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder (the "Treasury Regulations"), judicial authority and current administrative rulings and practice, all of which are subject to change at any time by legislative, judicial or administrative action. The U.S. federal income tax consequences to any particular holder of the Common Stock may be affected by matters not discussed below. For example, certain types of holders (including life insurance companies, tax exempt organizations and taxpayers who may be subject to the alternative maximum tax) may be subject to special rules not addressed herein. In addition, the discussion is limited to investors who will hold the Common Stock as "capital assets," within the meaning of the Code. There also may be state, local or foreign income tax or estate and gift tax considerations applicable to each holder. EACH PURCHASER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF THE COMMON STOCK UNDER U.S. FEDERAL AND ANY APPLICABLE STATE, LOCAL AND FOREIGN TAX LAWS.

U.S. HOLDERS

    The following is a general discussion of certain U.S. federal income tax consequences of the ownership and disposition of Common Stock by holders who are
(i) citizens or resident aliens (including certain former citizens and residents) of the United States, (ii) corporations or partnerships organized in the United States or under the laws of the United States or of any State, (iii) estates the income of which is includable in gross income for U.S. federal income tax purposes regardless of source or (iv) any trust having an administration that is subject to the primary supervision of a United States court and having at least one United States fiduciary with the authority to control all of such trusts' substantial decisions ("U.S. Holders").

    An individual who is not a U.S. citizen may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

    GAIN ON DISPOSITION OF COMMON STOCK. Upon the sale or exchange of shares of the Common Stock, a U.S. Holder will recognize capital gain or loss measured by the difference between the amount realized and the holder's tax basis in such shares. Further, if the U.S. Holder's holding period exceeds one year, such capital gain or loss will be long-term. A redemption of shares of Common Stock will be treated as a sale or exchange subject to the foregoing rules if it (i) results in a "complete termination" of the holder's interest in stock of the Company, (ii) is "substantially disproportionate" with respect to that interest, or (iii) is "not essentially equivalent to a dividend" to that holder, in each case within the meaning of the Code and the Treasury Regulations and taking certain indirect and constructive ownership attribution rules into account.

    DIVIDENDS. The Company does not currently intend to pay dividends on shares of Common Stock. See "Dividend Policy." In the event that dividends are paid on shares of Common Stock, such dividends will be subject to tax as ordinary income to the extent of the Company's current or accumulated earnings and profits as computed for U.S. federal income tax purposes. To the extent that the amount of any dividend paid on the Common Stock exceeds the Company's current and accumulated earnings and profits for U.S. federal income tax purposes, such dividend will be treated first as a nontaxable return of capital which will be applied against and reduce the adjusted tax basis of the Common Stock in the hands of the U.S. Holder. Any amount in excess of such U.S. Holder's adjusted tax basis would then be taxed as capital gain, and would be long-term capital gain if such U.S. Holder's holding period for the Common Stock exceeds one year.

    For purposes of the remainder of this discussion of U.S. federal income tax consequences, the term "dividend" refers to a distribution out of current or accumulated earnings and profits and taxed as ordinary income as described above, unless the context indicates otherwise.

    A partial dividends received deduction may be available with respect to dividends paid by the Company to U.S. Holders that are corporations. However, a corporate U.S. Holder that disposes of shares within 45 days of their date of acquisition cannot claim the dividends received deduction for dividends on such shares. (This time period is extended for periods during which the taxpayer's risk of loss with respect to such shares is diminished, for example, by an offsetting position.) In addition, under section 246A of the Code, if a corporation incurs indebtedness for the purpose of making or carrying a portfolio stock investment (which would include the Common Stock), the dividends received deduction will generally be disallowed with respect to the dividends on that portion of such stock which was acquired or carried by means of such indebtedness.

    Section 1059 of the Code imposes a special basis reduction rule that requires a corporate stockholder to reduce its basis (but not below zero) for stock owned by it to the extent of the nontaxed portion of any extraordinary dividend if, as of the earliest of the date on which the payor corporation declares, announces or agrees to the amount or payment of such dividend, the corporate stockholder has not held such stock for more than two years. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income under section 243 of the Code (relating to the deduction for dividends received by corporations). An extraordinary dividend is generally defined as a dividend equaling or exceeding a prescribed threshold percentage (10%, in the case of common stock) of the corporate stockholder's adjusted basis in such stock. Under certain circumstances the corporate stockholder may elect to use fair market value rather than adjusted basis in computing the threshold percentage for determining whether an extraordinary dividend has been received. In addition, a corporate stockholder shall recognize, in the year such stock is sold or otherwise disposed of, as gain from the sale or exchange of stock, an amount equal to the aggregate nontaxed portions of any extraordinary dividends with respect to such stock which did not reduce the basis of such stock by reason of the limitation on reducing basis below zero.

    President Clinton proposed legislation in his 1996 Budget Plan that would allow a dividends-received deduction only to those corporate stockholders that satisfy the 45 day holding period during the periods immediately before or immediately after such holders become entitled to receive each dividend. The proposal would have been effective for dividends paid or accrued more than 30 days after the date of enactment. In addition, President Clinton also proposed legislation that would require immediate recognition of gain by corporate holders (a) whenever the amount of an extraordinary dividend received exceeds such holder's basis in stock or (b) if a redemption of common stock is treated as a dividend due to stock options being treated as stock ownership and the nontaxed portion of such deemed dividend (in whole or in part) exceeds the basis of the shares surrendered. These proposals were not enacted during the 1996 legislative session; however, Kenneth J. Kies, the chief of staff of the Joint Committee on Taxation, has stated that the tax proposals will be reintroduced to Congress for approval as early as February 1997. The Company cannot predict whether these proposals, or others which may adversely affect holders of the Common Stock, will be enacted into law.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. A U.S. Holder of the Common Stock will be subject to backup withholding at the rate of 31% with respect to dividends paid with respect to the Common Stock, unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies that it has not lost its exemption from backup withholding and otherwise complies with applicable requirements of the Treasury Regulations.

    Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of a U.S. Holder subject to backup withholding will be reduced by the amount of tax withheld.

NON-U.S. HOLDERS

    The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock by "Non-U.S. Holders." In general, a "Non-U.S. Holder" is any individual or entity other than a U.S. Holder. This discussion does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position (including the tax position of certain former citizens or residents of the United States) and therefore does not address all aspects of U.S. federal tax that may be relevant to Non-U.S. Holders in light of their specific circumstances. This discussion also does not deal with U.S. state and local or non-U.S. tax consequences of a Non-U.S. Holder's ownership or disposition of Common Stock. EACH PROSPECTIVE NON-U.S. HOLDER OF COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE OR MUNICIPALITY OR ANY OTHER TAX JURISDICTION.

    GAIN ON DISPOSITION OF COMMON STOCK. A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain realized on a disposition of Common Stock unless: (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, or if an income tax treaty applies, is attributable to a U.S. permanent establishment of such Non-U.S. Holder; (ii) in the case of a Non-U.S. Holder who is an individual, such Holder is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions are met; or (iii) the Company has been at some time during the five-year period ending on the date of the disposition of the Common Stock a "U.S. real property holding corporation" for U.S. federal income tax purposes. The Company has not been and does not anticipate becoming a "U.S. real property holding corporation" for U.S. federal income tax purposes. If the Company is or has been a "U.S. real property holding corporation" at any time during the five-year period ending on the date of disposition (or such shorter period that the Common Stock was held), a Non-U.S. Holder will not be subject to U.S. federal income tax if the Common Stock is regularly quoted on an established securities market and such Non-U.S. Holder did not hold, directly or indirectly, more than 5% of the Common Stock.

    If a Non-U.S. Holder falls under clause (i) above, he or she will be taxed on the net gain derived from the sale of Common Stock under regular U.S. federal income tax rates (and, with respect to corporate Non-U.S. Holders, may also be subject to the branch profits tax described below). If an individual Non-U.S. Holder falls under clause (ii) above, he or she will generally be subject to a 30% tax on the gain derived from the sale.

    DIVIDENDS. The Company does not currently intend to pay dividends on shares of Common Stock. See "Dividend Policy." In the event that dividends are paid on shares of Common Stock, except as described below, such dividends paid to a Non-U.S. Holder of Common Stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business within the United States or, if an income tax treaty applies, are attributable to a U.S. permanent establishment of such Non-U.S. Holder. Dividends that are effectively connected with such Non-U.S. Holder's conduct of a trade or business in the United States or, if an income tax treaty applies, are attributable to a U.S. permanent establishment of such Non-U.S. Holder, are subject to tax on a net income basis at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations, and are not generally subject to withholding so long as such Non-U.S. Holder complies with certain certification and disclosure requirements. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances: (i) be entitled to the benefit of a dividends received deduction under U.S. federal income tax law; and (ii) be subject to an additional "branch profits tax" (which is generally imposed on a foreign corporation's effectively connected earnings and profits, subject to certain adjustments) at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

    Under current Treasury Regulations, dividends paid to an address in a foreign country may be presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of the Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under proposed Treasury Regulations (the "Proposed Regulations"), not currently in effect, however, a Non-U.S. Holder of Common Stock wishing to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. The Proposed Regulations would also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or those holding an interest in that entity. If such regulations are finally adopted, they are generally proposed to be effective with respect to dividends paid after December 31, 1997 (December 31, 1999 for certain certification requirements).

    Generally, the Company must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the recipient. Pursuant to certain tax treaties or other international agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

    A Non-U.S. Holder of Common Stock that is eligible for a reduced rate of U.S. withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the IRS.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. U.S. information reporting requirements, other than the reporting of dividend payments for purposes of the 30% withholding tax described above, and backup withholding tax generally will not apply to dividends paid to Non-U.S. Holders that are either subject to the 30% withholding discussed above or that are not so subject because any applicable tax treaty reduces such withholding. Otherwise, backup withholding of U.S. federal income tax at a rate of 31% may apply to dividends paid with respect to the Common Stock to Non-U.S. Holders that are not "exempt recipients" and that fail to provide certain information (including the Non-U.S. Holder's U.S. taxpayer identification number) in the manner required by U.S. law and applicable regulations or to report certain payments which are taxable for U.S. federal income tax purposes.

    Payment through a U.S. office of a broker of the proceeds of a sale of Common Stock is currently subject to both U.S. backup withholding and information reporting rules unless the Seller, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment made outside the United States of the proceeds of a sale of Common Stock through an office outside the United States of a foreign broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment made outside the United States of the proceeds of a sale of Common Stock through an office outside the United States of a broker that is a U.S. person, that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation" as determined under U.S. federal income tax law, unless the broker has documentary evidence in its records that the Seller is a Non-U.S. Holder and certain conditions are met, or the Seller otherwise establishes an exemption. The Proposed Regulations would alter the foregoing rules in certain respects. Among other things, the Proposed Regulations would provide certain presumptions under which a Non-U.S. Holder would be subject to backup withholding and information reporting unless the Company receives certification from the holder of its non-U.S. status.

    Backup withholding is not an additional tax. Rather, the tax liability of a Non-U.S. Holder subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a Non-U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

    FEDERAL ESTATE TAXES. Common Stock owned or treated as owned by an individual Non-U.S. Holder at the time of death will generally be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may be subject to U.S. federal estate tax.

                                  UNDERWRITERS

    Under the terms and subject to the conditions in the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the U.S. Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and J.P. Morgan Securities Inc. are serving as U.S. Representatives, have severally agreed to purchase, and the Selling Stockholders have severally agreed to sell to them, and the International Underwriters named below, for whom Morgan Stanley & Co. International Limited, Credit Suisse First Boston (Europe) Limited, Donaldson, Lufkin & Jenrette Securities Corporation and J.P. Morgan Securities Ltd. are serving as International Representatives, have severally agreed to purchase, and the Selling Stockholders have severally agreed to sell to them, the respective number of shares of the Common Stock set forth opposite the names of such Underwriters below:

     NAME                                                                              NUMBER OF SHARES
-------------------------------------------------------------------------------------  -----------------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated..................................................
  Credit Suisse First Boston Corporation.............................................
  Donaldson, Lufkin & Jenrette Securities Corporation................................
  J.P. Morgan Securities Inc. .......................................................

                                                                                       -----------------
    Subtotal.........................................................................       3,400,000
                                                                                       -----------------

International Underwriters:
  Morgan Stanley & Co. International Limited.........................................
  Credit Suisse First Boston (Europe) Limited........................................
  Donaldson, Lufkin & Jenrette Securities Corporation................................
  J.P. Morgan Securities Ltd.........................................................

                                                                                       -----------------
    Subtotal.........................................................................         850,000
                                                                                       -----------------
Total................................................................................       4,250,000
                                                                                       -----------------
                                                                                       -----------------

    The U.S. Underwriters and the International Underwriters are collectively referred to as the "Underwriters," and the U.S. Representatives and the International Representatives are collectively referred to as the "Representatives." The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the U.S. Underwriters' over-allotment option described below) if any such shares are taken.

    Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any U.S. Shares (as defined below) for the account of anyone other than a United States or Canadian Person (as defined below) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any U.S. Shares or distribute any prospectus relating to the U.S. Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any International Shares (as defined below) for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any International Shares or distribute any prospectus relating to the International Shares within the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S Underwriter and an International Underwriter, the foregoing representations or agreements (i) made by it in its capacity as a U.S. Underwriter shall apply only to shares of Common Stock purchased by it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Underwriter shall apply only to shares of Common Stock purchased by it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the U.S. Underwriters and the International Underwriters are referred to herein as the "U.S. Shares" and the "International Shares," respectively.


    Pursuant to the Agreement Between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of shares of Common Stock to be purchased pursuant to the Underwriting Agreement as may be mutually agreed. The per share price of any shares sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.


    Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares of Common Stock, directly or indirectly, in any province or territory of Canada or to or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any shares of Common Stock a notice stating in substance that, by purchasing such Common Stock, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Common Stock in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Common Stock a notice to the foregoing effect.



    Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, during the period of six months from the date hereof, will not offer or sell, any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations"); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the shares of Common Stock offered hereby in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the offer of the shares of Common Stock if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, or is a person to whom such document may otherwise lawfully be issued or passed on.


    The Underwriters initially propose to offer part of the Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price which represents a concession not
in excess of $    per share under the public offering price. The Underwriters
may allow, and such dealers may reallow, a concession not in excess of $    per
share to other Underwriters or to certain dealers. After the initial offering of the Common Stock offered hereby, the offering price and other selling terms may from time to time be varied by the Representatives.

    Pursuant to the Underwriting Agreement, the Selling Stockholders have granted to the U.S. Underwriters an option, exercisable for 30 days from the date of the Prospectus, to purchase up to 637,500 additional shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with the Offering. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered by the U.S. Underwriters hereby.

    The Common Stock is listed on the Nasdaq National Market under the symbol "AMRN."

    Pursuant to regulations promulgated by the Commission, market makers in the Common Stock who are Underwriters of prospective underwriters ("passive market makers") may, subject to certain limitations, make bids for or purchases of shares of Common Stock until the earlier of the time of commencement (the "Commencement Date") of offers or sales of the Common Stock contemplated by this Prospectus or the time at which a stabilizing bid for such shares is made. In general, on and after the date two days prior to the Commencement Date (1) such market maker's net daily purchases of the Common Stock may not exceed 30% of the average daily trading volume in such stock for the two full consecutive calendar months immediately preceding the filing date of the registration statement of which this Prospectus forms a part, (2) such market maker may not effect transactions in, or display bids for, the Common Stock by persons who are not passive market makers and (3) bids made by passive market makers must be identified as such.

    The Company, the Original Stockholders, and the directors and other executive officers of the Company, have agreed, subject to certain limited exceptions, not to (i) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are now owned by such party or hereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, for a period of 90 days after the date of this Prospectus, without the prior written consent of the representatives of the U.S. Underwriters in the case of MSLEF, or of MS&Co, in the case of the Company and the other Selling Stockholders. See "Shares Eligible for Future Sale."

    The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    Affiliates of MS&Co, MS&Co International, J.P. Morgan Securities Inc. and J.P. Morgan Securities Ltd. are selling shares in the Offering. See "Principal and Selling Stockholders." Upon consummation of the Offering, affiliates of MS&Co will own approximately 12.3% and 11.6%, of the outstanding shares of Common Stock and Common Equity, respectively (11.2% and 10.6%, respectively, if the U.S. Underwriters' over-allotment option is exercised in full). Upon consummation of the Offering, affiliates of J.P. Morgan Securities Inc. will own 1.3% and 3.7% of the Common Stock and Common Equity, respectively (1.3% and 3.5%, respectively, if the U.S. Underwriters' over-allotment option is exercised in full). See "Principal and Selling Stockholders."


                             VALIDITY OF SECURITIES

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, New York, New York, and certain insurance regulatory matters will be passed upon for the Company by Lord, Bissell & Brook, Chicago, Illinois. Certain legal matters will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York. Davis Polk & Wardwell has in the past provided, and continues to provide, legal services to the Company and its subsidiaries.

                                    EXPERTS

    The consolidated financial statements of Amerin Corporation at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement and appearing in Amerin Corporation's Annual Report on Form 10-K for the year ended December 31, 1995 (incorporated herein by reference), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein or incorporated herein by reference. Such consolidated financial statements are included herein or incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006, on which the Company's Common Stock is listed. In addition, the Commission maintains a Website on the Internet (http://www.sec.gov) that contains such reports, proxy statements and other information.

    The Company has filed with the Commission a Registration Statement on Form S-3 (of which this Prospectus is a part) under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit or schedule to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement and the exhibits are on file with the Commission and the Nasdaq National Market and may be obtained at the above locations.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, heretofore filed by the Company with the Commission (File No. 0-27146) pursuant to the Exchange Act, are incorporated herein by reference and made a part hereof:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

    2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996.

    3. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996.

    4. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996.

    5. The Description of the Company's Capital Stock contained in Company's Registration Statement on Form 8-A dated November 3, 1995.

    Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus.

    Any statements contained in a document incorporated by reference herein shall be deemed to be modified, replaced or superseded for all purposes of this Prospectus to the extent that a statement contained herein modifies, replaces or supersedes such statement. Any such statement so modified, replaced or superseded shall not be deemed, except as so modified, replaced or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any document incorporated by reference in this Prospectus (other than exhibits unless such exhibits are expressly incorporated by reference in such documents). Requests should be directed to the Company at 200 East Randolph Drive, 49th Floor, Chicago, Illinois 60601-7125, Attention: Investor Relations (telephone: (312) 540-0078).

                 GLOSSARY OF SELECTED MORTGAGE INSURANCE TERMS
              (OTHER DEFINED TERMS ARE PRINTED IN BOLD FACE TYPE)

ANNUAL PREMIUM PLAN          A premium payment plan that requires the payment of an initial annual premium at loan closing and the payment of an annual renewal premium in advance each year thereafter.
BORROWER                     A person who borrows money in the form of a mortgage loan with his or her home pledged as collateral security for the note by a mortgage or deed of trust.
BORROWER-PAID MORTGAGE       Mortgage insurance which is paid for by the borrower, and for
INSURANCE ("BPMI")           which the lender maintains a separate escrow account in the name of the borrower.
CEDE OR CEDING               The ceding or reinsurance by an insurer to a reinsurer (a
                             "cession") of all or a portion of the insurer's risk, in
                             consideration of the payment of a portion of the insurer's premium (generally net of a CEDING COMMISSION) to the
                             reinsurer. The insurer remains primarily liable for its
                             obligations under the underlying policies unless such policies are also assumed by the reinsurer.
CEDING COMMISSION            The amount of commission received by an insurer from a
                             reinsurer in payment for the business CEDED.
CLAIM AMOUNT                 The total of the outstanding loan principal, delinquent
                             interest and certain expenses associated with a default and the subsequent foreclosure of a mortgage loan. See "Loss Adjustment
                             Expenses."
CLAIM FREQUENCY              The percentage of insured loans that have resulted in a paid claim.
CLAIM RATE                   The estimated percentage of insured mortgage loans then in default that the insurer believes will eventually result in a paid claim.
CLAIM SEVERITY               The ratio (expressed as a percentage) of the dollar amount of a paid claim on an insured loan to the original RISK IN FORCE relating to such loan.
COMBINED RATIO               The sum of the LOSS RATIO and the EXPENSE RATIO. The COMBINED
                             RATIO is a principal indicator of a private mortgage insurer's profitability. In respect of any year, the lower the COMBINED
                             RATIO, the higher an insurer's earnings from its insurance underwriting activities, with a COMBINED RATIO of less than
                             100% indicating an UNDERWRITING profit for such year.
COMMERCIALLY DOMICILED       Subject to certain insurance laws of a jurisdiction other than the state of domicile due to the amount of premium written in such jurisdiction over certain periods.
CONTINGENCY RESERVE          A SAP balance sheet reserve required by statute or regulation generally equal to 50% of PREMIUMS EARNED for a particular year, which amount must be maintained in the reserve for a period of 10 years, unless earlier released to the extent
                             incurred losses in any year exceed the greater of (i) 35% of
                             PREMIUMS EARNED for such year or (ii) 70% of the amount
                             contributed to the contingency reserve for such year.
COVERAGE PERCENTAGE          The percentage of the total CLAIM AMOUNT subject to payment by the mortgage insurer in the event of a claim on a mortgage loan that is the subject of primary insurance. For the industry in general, the COVERAGE PERCENTAGE has typically ranged from 12%
                             to 30%. For DEEP COVERAGE, the COVERAGE PERCENTAGES range up to
                             35%.

DEEP COVERAGE                Coverage provided by a primary mortgage guaranty insurance policy with a COVERAGE PERCENTAGE in excess of (or "deeper than") 25%, or that portion of such coverage in excess of 25%, as the context requires. Mortgage guaranty insurance laws
                             generally limit the COVERAGE PERCENTAGE that a mortgage insurer may retain with respect to any one mortgage to 25%,
                             necessitating that the excess portion of any risk be reinsured.
DEFAULT INVENTORY            The number of insured loans reported to be in default as of a specified date.
DEFAULT RATE                 The percentage of insured loans in force which are in default at any given date.
DELEGATED UNDERWRITING       A program whereby certain lenders are permitted to commit an insurer to insure loans utilizing UNDERWRITING guidelines that have been agreed to by the insurer and the lender.
DIRECT (WHEN USED WITH       The entire amount before REINSURANCE.
RESPECT TO INSURANCE,
PREMIUMS AND RISK IN FORCE)

ELECTRONIC DATA INTERCHANGE  The electronic exchange of business transaction information in
("EDI")                      a standardized computer-recognizable format. This technology allows the replacement of the current exchange of paper
                             documents with an electronic exchange between the computer systems of a mortgage insurer and its customers in a standard electronic format.
EXCESS LOSS OR EXCESS LOSS   REINSURANCE that indemnifies the CEDING company against all or
REINSURANCE                  a portion of losses in excess of a specified retention.
EXPENSE RATIO                The ratio (expressed as a percentage) of (i) UNDERWRITING
                             EXPENSES to (ii) NET PREMIUMS EARNED (when the ratio is being calculated in accordance with GAAP) or NET PREMIUMS WRITTEN
                             (when the ratio is being calculated in accordance with SAP).
                             The expense ratio is a key indicator of an insurer's efficiency of administration. Generally, the lower the expense ratio, the more cost efficient the insurer is in managing its business.
GAAP                         United States generally accepted accounting principles.
HIGH LTV                     With respect to mortgage loans, a loan with a ratio (expressed as a percentage) of the loan amount to the value of the real property greater than 80%.
INCURRED BUT NOT REPORTED    A liability for claims and loss adjustment expenses that it is
("IBNR") RESERVE             estimated will result from defaults that the mortgage insurer, based on past experience, anticipates have already occurred but have not yet been reported by the LOAN SERVICER to the mortgage insurer. The IBNR RESERVE is included in the LOSS RESERVE.
INCURRED LOSSES              The total amount of claims and LOSS ADJUSTMENT EXPENSES paid, plus the increase (or minus the decrease) in the LOSS RESERVE during the applicable period.
INSURANCE IN FORCE           The current principal balance of all mortgage loans that are currently insured.
INSURANCE WRITTEN            The aggregate principal amount of mortgages insured by an
                             insurer during a given period under PRIMARY INSURANCE policies.
LENDER-PAID MORTGAGE         Mortgage insurance for which the sole responsibility for
INSURANCE ("LPMI")           payment of the premium resides in the lender rather than the borrower.

LOAN SERVICER                A person or entity that services a mortgage loan on behalf of the mortgage owner.
LOAN TO VALUE RATIO ("LTV")  The ratio (expressed as a percentage) of the dollar amount of the mortgage loan to the value of the property (at the lower of purchase price or appraised value) on the date of the loan.
LOSS ADJUSTMENT EXPENSES     The insurer's cost of investigating and settling claims,
("LAE")                      including legal fees, as well as certain expenses of
                             administering the claims adjustment process.
LOSS ADJUSTMENT EXPENSE      A liability established for estimated unpaid LOSS ADJUSTMENT
RESERVE                      EXPENSES in respect of defaults reported on or prior to the applicable balance sheet date. The LOSS ADJUSTMENT EXPENSE
                             RESERVE is included in the LOSS RESERVE.
LOSS RATIO                   The ratio (expressed as a percentage) of (i) INCURRED LOSSES to
                             (ii) NET PREMIUMS EARNED, determined in accordance with SAP or
                             GAAP. In accordance with industry practices, the loss ratio is computed without regard to changes in the CONTINGENCY RESERVE.
                             The lower the loss ratio the better the insurer's loss
                             development on its portfolio.
LOSS RESERVE                 A liability equal to the total estimated cost of claims
                             payments and the related expenses that the insurer will
                             ultimately be required to pay in the future in respect of
                             losses relating to defaults reported on or prior to the
                             applicable balance sheet date. The LOSS RESERVE also includes the IBNR RESERVE and the LOSS ADJUSTMENT EXPENSE RESERVE.
LOW DOWN PAYMENT             A down payment made by a home buyer that is less than 20% of the purchase price for the property.
LOW-TO-MODERATE              A mortgage loan to a BORROWER having 80% to 100% of the median
("LOW-TO-MOD") LOAN          income for the relevant census tract as reported by the United
                             States Bureau of the Census.
MASTER POLICY                The contract of PRIMARY INSURANCE issued to a lender in the form of an insurance policy, setting forth the general
                             published terms and conditions for PRIMARY INSURANCE on
                             mortgage loans.
MASTER POLICYHOLDER          An entity that originates or purchases residential mortgage loans and has applied for and been granted a master policy.
MONTHLY PREMIUM PLAN         A premium payment plan in which premiums are paid monthly over the term of the coverage.
MORTGAGE BROKER              A person or an entity who originates loans for funding by other mortgage lenders, and who typically does not service such
                             loans.
MORTGAGE ORIGINATOR          Any entity that generates residential mortgage loans including, but not limited to, mortgage bankers, MORTGAGE BROKERS,
                             commercial banks and savings institutions.
NEGATIVE AMORTIZATION        An increase in the principal balance of a loan due to
                             contractual loan payments being in an amount insufficient to pay the interest accruing on such loan. A scheduled negative amortization loan is a loan for which an increase in the
                             principal loan balance is predetermined and assured as of the first payment. All other negative amortization loans are
                             potential negative amortization loans. In the case of potential negative amortization loans, negative amortization usually results when the BORROWER exercises an option to cap the amount of the monthly payment under the terms of his or her mortgage.

NET (WHEN USED WITH RESPECT  The amount retained after third-party REINSURANCE.
TO INSURANCE, PREMIUMS AND
RISK IN FORCE)
PERSISTENCY                  As of any date, the percentage of insurance policies in force
                             12 months prior to such date which remain in force on such date.
POLICYHOLDERS' SURPLUS       The dollar amount remaining after all liabilities, including the LOSS RESERVE, are subtracted from all assets permitted to be included on the insurer's balance sheet, all as determined in accordance with SAP.
POOL INSURANCE               A type of mortgage insurance that, in the case of traditional pool insurance, covers the full amount of loss (less the
                             proceeds from any primary mortgage insurance coverage that may be in place) on individual mortgage loans held within a group or pool of loans, with an aggregate loss limit usually
                             expressed as a percentage of the initial aggregate loan
                             balances of the pool of loans. Modified pool insurance covers a percentage of the balance of each loan determined at the time the insurance is issued up to an agreed upon aggregate loss limit. Unless otherwise specified, pool insurance as used
                             herein refers to both traditional pool insurance and modified pool insurance.
PREMIUMS EARNED              The amount of premiums recognized as revenue for accounting purposes during a given period. Generally, premiums are earned ratably over the term of the related policy.
PREMIUMS WRITTEN             The amount of gross premiums received by an insurer during a given period in respect of insurance written by it.
PRIMARY INSURANCE            A type of insurance protection offered to mortgage lenders to protect them against losses on an individual mortgage loan with a stated COVERAGE PERCENTAGE applicable to such loan.
QUOTA SHARE REINSURANCE      A form of REINSURANCE whereby an insurer CEDES a fixed
                             percentage of premiums and losses on insurance written by such insurer to one or more reinsurers.
REINSURANCE                  A contract whereby a reinsurer agrees to indemnify an insurer for part or all of the losses incurred under a policy or
                             policies of insurance issued by such insurer. The insurer pays the reinsurer a portion of the underlying premium, generally net of a CEDING COMMISSION.
RENEWAL PREMIUM              The amount of insurance premium received which relates to the continuation of coverage subsequent to the initial coverage period (one month for MONTHLY PREMIUM PLANS and one year for
                             ANNUAL PREMIUM PLANS).
RISK IN FORCE                The dollar amount equal to, in the case of PRIMARY INSURANCE, the product of each insured mortgage loan's current principal balance multiplied by such loan's COVERAGE PERCENTAGE.
RISK TO CAPITAL RATIO        NET RISK IN FORCE divided by STATUTORY CAPITAL.
RUNOFF                       The period during which an insurance company is not writing new insurance but has risk in force greater than zero.
SINGLE PREMIUM PLAN          A premium payment plan where the initial premium payment
                             purchases coverage that extends for more than one year. The premium is typically financed as part of the underlying
                             mortgage loan.

STATUTORY ACCOUNTING         Recording accounting transactions and preparing financial
PRACTICES OR "SAP"           statements in accordance with the rules and procedures
                             prescribed or permitted by state insurance regulatory agencies.
                             For an explanation of certain differences between generally accepted accounting principles and statutory accounting
                             practices, see Note 3 of Notes to Consolidated Financial
                             Statements.
STATUTORY CAPITAL            The sum of POLICYHOLDERS' SURPLUS plus the CONTINGENCY RESERVE calculated in accordance with STATUTORY ACCOUNTING PRACTICES.
                             This total is used in the calculation of the RISK TO CAPITAL
                             RATIO.
UNASSIGNED SURPLUS           Refers to unassigned funds (surplus), a statutory balance sheet item equal to POLICYHOLDERS' SURPLUS less certain items,
                             principally paid-in capital. As Illinois insurance
                             corporations, Amerin Guaranty and Amerin Re may pay dividends only from unassigned surplus.
UNDERWRITING                 The process established by an insurance company to apply a set of standards to the risks presented to it to determine whether or not to insure such risks. Underwriting also enables an
                             insurance company to evaluate and shape the risk profile of its insurance portfolio.
UNDERWRITING EXPENSES        All operating expenses of a mortgage insurer, exclusive of LAE and investment expenses.
UNDERWRITING INCOME          The pre-tax income or loss experienced by an insurance company after deducting incurred losses and LAE and operating expenses from NET PREMIUMS EARNED. This profit or loss calculation
                             includes REINSURANCE assumed and CEDED but excludes investment income.

                               AMERIN CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Auditors.............................................................................  F-2
Consolidated Balance Sheets at December 31, 1995 and 1994..................................................  F-3
Consolidated Statements of Operations For the Years Ended December 31, 1995, 1994 and 1993.................  F-4
Consolidated Statements of Redeemable Preferred Stock and Common Stockholders'
  Equity for the Years Ended December 31, 1995, 1994 and 1993..............................................  F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 1995,
  1994 and 1993............................................................................................  F-6
Notes to Consolidated Financial Statements.................................................................  F-7

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Condensed Consolidated Balance Sheets at September 30, 1996 (Unaudited) and
  December 31, 1995........................................................................................  F-22
Condensed Consolidated Statements of Operations for the Nine Months Ended
  September 30, 1996 and 1995 (Unaudited)..................................................................  F-23
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended
  September 30, 1996 and 1995 (Unaudited)..................................................................  F-24
Notes to Condensed Consolidated Financial Statements (Unaudited)...........................................  F-25

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
  AMERIN CORPORATION

    We have audited the accompanying consolidated balance sheets of Amerin Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, redeemable preferred stock and common stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Amerin Corporation and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

    As discussed in Note 2 to the consolidated financial statements, in 1994, the Company changed its method of accounting for investments in debt securities.

                                          ERNST & YOUNG LLP

Chicago, Illinois
February 21, 1996

                      AMERIN CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1995        1994
                                                                                            ----------  ----------

                                                                                               (IN THOUSANDS OF
                                                                                                   DOLLARS)
    ASSETS
Investments (NOTES 2 AND 4):
  Fixed maturities available-for-sale, at fair value......................................  $  151,021  $   86,296
  Short-term investments..................................................................     145,961       9,950
                                                                                            ----------  ----------
Total investments.........................................................................     296,982      96,246
Cash and cash equivalents.................................................................       1,054         694
Accrued investment income.................................................................       2,376       1,551
Premiums receivable.......................................................................       2,375       1,144
Deferred policy acquisition costs.........................................................       4,419       2,874
Other receivables.........................................................................         345         112
Leasehold improvements, furniture and equipment, at cost, net of accumulated depreciation
  of $939 in 1995 and $466 in 1994 (NOTE 2)...............................................       4,199       1,041
Goodwill, net of accumulated amortization of $546 in 1995 and $397 in 1994 (NOTE 2).......       2,431       2,580
Other intangibles, net of accumulated amortization of $1,137 in 1995 and $814 in 1994.....         478         802
Other assets..............................................................................       1,669         217
                                                                                            ----------  ----------
Total assets..............................................................................  $  316,328  $  107,261
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    LIABILITIES, REDEEMABLE PREFERRED STOCK,
        AND COMMON STOCKHOLDERS' EQUITY
Liabilities:
  Unearned premiums.......................................................................  $   12,710  $    6,323
  Loss reserves...........................................................................       7,092         262
  Current income taxes....................................................................         600      --
  Deferred income taxes...................................................................       1,783      --
  Payable for securities..................................................................      15,724      --
  Accrued expenses and other liabilities..................................................       4,282       1,840
                                                                                            ----------  ----------
  Total liabilities.......................................................................      42,191       8,425
Commitments and contingencies (NOTES 7, 11, 12 AND 13)....................................
Redeemable preferred stock (NOTE 10):
  13.5% Redeemable Cumulative Convertible Preferred Stock, $.01 par value, $1,000 stated
    value, 113,173 shares authorized, 40,754.74 shares issued and outstanding in 1994.....      --          40,755
Common stockholders' equity (NOTES 10 AND 15):
  Voting Common Stock, $.01 par, 50,000,000 shares authorized, 22,381,818 and 17,789,500
    shares issued and outstanding in 1995 and 1994, respectively..........................         224         178
  Nonvoting Common Stock, $.01 par, 50,000,000 shares authorized, 3,609,625 shares issued
    and outstanding in 1995 and 1994......................................................          36          36
  Additional paid-in capital..............................................................     314,614      78,723
  Net unrealized investment gains (losses)................................................       3,229      (4,988)
  Retained-earnings deficit...............................................................     (43,966)    (15,868)
                                                                                            ----------  ----------
Total common stockholders' equity.........................................................     274,137      58,081
                                                                                            ----------  ----------
  Total liabilities, redeemable preferred stock, and common stockholders' equity..........  $  316,328  $  107,261
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                            See accompanying notes.

                      AMERIN CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   --------------------------------
                                                                                      1995       1994       1993
                                                                                   ----------  ---------  ---------

                                                                                   (IN THOUSANDS OF DOLLARS, EXCEPT
                                                                                           PER SHARE DATA)
Revenues:
  Net premiums written...........................................................  $   33,946  $  10,274  $   1,611
  Increase in unearned premiums..................................................      (6,387)    (5,037)    (1,285)
                                                                                   ----------  ---------  ---------
  Net premiums earned............................................................      27,559      5,237        326
  Net investment income (NOTE 4).................................................       7,612      4,818      4,252
  Realized investment gains (NOTE 4).............................................         491        435        707
                                                                                   ----------  ---------  ---------
Total revenues...................................................................      35,662     10,490      5,285

Expenses:
  Losses incurred................................................................       7,757        262     --
  Policy acquisition costs.......................................................       6,641      2,455      2,677
  Underwriting and other expenses (NOTES 8, 9, 11 AND 13)........................       6,915      5,765      5,403
  Compensation charge resulting from initial public offering
    (NOTE 15)....................................................................      35,741     --         --
                                                                                   ----------  ---------  ---------
Total expenses...................................................................      57,054      8,482      8,080
                                                                                   ----------  ---------  ---------
Income (loss) before income taxes................................................     (21,392)     2,008     (2,795)
                                                                                   ----------  ---------  ---------
Income tax expense:
  Current........................................................................       1,375     --         --
  Deferred.......................................................................          44     --         --
                                                                                   ----------  ---------  ---------
    Total........................................................................       1,419     --         --
                                                                                   ----------  ---------  ---------
Net income (loss)................................................................     (22,811)     2,008     (2,795)

Pay-in-kind dividends on preferred stock (NOTE 10)...............................       5,287      5,067      4,437
                                                                                   ----------  ---------  ---------
Net loss applicable to common stockholders.......................................  $  (28,098) $  (3,059) $  (7,232)
                                                                                   ----------  ---------  ---------
                                                                                   ----------  ---------  ---------
Net loss per common share (NOTE 15)..............................................  $    (2.32) $    (.36) $    (.99)
                                                                                   ----------  ---------  ---------
                                                                                   ----------  ---------  ---------
Average common and common equivalent shares outstanding
  (in thousands) (NOTE 15).......................................................      12,106      8,467      7,328

                            See accompanying notes.

                      AMERIN CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED
                     STOCK AND COMMON STOCKHOLDERS' EQUITY

                                                                             COMMON STOCKHOLDERS' EQUITY (NOTE 15)
                                                               ------------------------------------------------------------------
                                                  REDEEMABLE     VOTING       NONVOTING    ADDITIONAL  NET UNREALIZED  RETAINED-
                                                   PREFERRED     COMMON        COMMON       PAID-IN      INVESTMENT     EARNINGS
                                                     STOCK        STOCK         STOCK       CAPITAL    GAINS (LOSSES)   DEFICIT
                                                  -----------  -----------  -------------  ----------  --------------  ----------

                                                                             (IN THOUSANDS OF DOLLARS)
Balance, January 1, 1993........................   $  31,251    $     171     $      11    $   53,372    $   --        $   (5,577)
Net loss........................................      --           --            --            --            --            (2,795)
Pay-in-kind dividends on preferred stock........       4,437       --            --            --            --            (4,437)
Shares issued under long-term incentive plan....      --           --            --                94        --            --
                                                  -----------       -----           ---    ----------       -------    ----------
Balance, December 31, 1993......................      35,688          171            11        53,466        --           (12,809)
Net income......................................      --           --            --            --            --             2,008
Issuance of common stock........................      --                6            25        24,979        --            --
Pay-in-kind dividends on preferred stock........       5,067       --            --            --            --            (5,067)
Shares issued under long-term incentive plan....      --                1        --               278        --            --
Cumulative effect of change in accounting
  principle (NOTE 2)............................      --           --            --            --             3,054        --
Net unrealized investment losses................      --           --            --            --            (8,042)       --
                                                  -----------       -----           ---    ----------       -------    ----------
Balance, December 31, 1994......................      40,755          178            36        78,723        (4,988)      (15,868)
Net loss........................................      --           --            --            --            --           (22,811)
Issuance of common stock (NOTES 10 AND 15)......      --               46        --           235,847        --            --
Pay-in-kind dividends on preferred stock........       5,287       --            --            --            --            (5,287)
Redemption of preferred stock (NOTE 15).........     (46,042)      --            --            --            --            --
Shares issued under long-term incentive plan....      --           --            --                44        --            --
Net unrealized investment gains.................      --           --            --            --             8,217        --
                                                  -----------       -----           ---    ----------       -------    ----------
Balance, December 31, 1995......................   $  --        $     224     $      36    $  314,614    $    3,229    $  (43,966)
                                                  -----------       -----           ---    ----------       -------    ----------
                                                  -----------       -----           ---    ----------       -------    ----------



                                                    TOTAL
                                                  ----------

Balance, January 1, 1993........................  $   47,977
Net loss........................................      (2,795)
Pay-in-kind dividends on preferred stock........      (4,437)
Shares issued under long-term incentive plan....          94
                                                  ----------
Balance, December 31, 1993......................      40,839
Net income......................................       2,008
Issuance of common stock........................      25,010
Pay-in-kind dividends on preferred stock........      (5,067)
Shares issued under long-term incentive plan....         279
Cumulative effect of change in accounting
  principle (NOTE 2)............................       3,054
Net unrealized investment losses................      (8,042)
                                                  ----------
Balance, December 31, 1994......................      58,081
Net loss........................................     (22,811)
Issuance of common stock (NOTES 10 AND 15)......     235,893
Pay-in-kind dividends on preferred stock........      (5,287)
Redemption of preferred stock (NOTE 15).........      --
Shares issued under long-term incentive plan....          44
Net unrealized investment gains.................       8,217
                                                  ----------
Balance, December 31, 1995......................  $  274,137
                                                  ----------
                                                  ----------

                            See accompanying notes.

                      AMERIN CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1995        1994        1993
                                                                                -----------  ---------  ----------

                                                                                    (IN THOUSANDS OF DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss).............................................................  $   (22,811) $   2,008  $   (2,795)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
  Change in:
    Accrued investment income.................................................         (825)      (446)        170
    Premiums receivable.......................................................       (1,231)    (1,046)        (97)
    Unearned premiums.........................................................        6,387      5,037       1,286
    Loss reserves.............................................................        6,830        262      --
    Other intangibles and other assets........................................      --             (24)     --
    Accrued expenses and other liabilities....................................          180      1,233        (291)
    Federal income taxes......................................................          644     --          --
Policy acquisition costs deferred.............................................       (6,812)    (4,006)       (322)
Policy acquisition costs amortized............................................        5,267      1,388          65
Amortization..................................................................          472        472         472
Depreciation..................................................................          501        264         178
Realized investment gains.....................................................         (491)      (435)       (708)
Non-cash compensation charge resulting from initial public offering...........       35,741     --          --
Other items, net..............................................................       (1,680)       384         (50)
                                                                                -----------  ---------  ----------
Net cash provided (used) by operating activities..............................       22,172      5,091      (2,092)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of:
  Fixed maturity securities...................................................      (70,842)   (38,749)    (40,010)
  Short-term investments, net.................................................     (136,011)    (8,988)        (40)
  Property and equipment......................................................       (1,383)      (292)       (529)
Sale or maturity of:
  Fixed maturity securities...................................................       32,271     18,059      43,164
  Property and equipment......................................................           43          1           7
                                                                                -----------  ---------  ----------
Net cash provided (used) by investing activities..............................     (175,922)   (29,969)      2,592

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock......................................................      200,152     25,010      --
Redemption of preferred stock.................................................      (46,042)    --          --
                                                                                -----------  ---------  ----------
Net cash provided by financing activities.....................................      154,110     25,010      --
                                                                                -----------  ---------  ----------
Net increase in cash and cash equivalents.....................................          360        132         500
Cash and cash equivalents at beginning of year................................          694        562          62
                                                                                -----------  ---------  ----------
Cash and cash equivalents at end of year......................................  $     1,054  $     694  $      562
                                                                                -----------  ---------  ----------
                                                                                -----------  ---------  ----------

                            See accompanying notes.

                      AMERIN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS

    Amerin Corporation (Company), through its primary insurance subsidiary, Amerin Guaranty Corporation (Amerin Guaranty), provides mortgage guaranty insurance through lending institutions on first mortgages secured by residential property. A second wholly owned insurance subsidiary, Amerin Re Corporation (Amerin Re) reinsures mortgage guaranty insurance written by Amerin Guaranty. The Company's three largest customers accounted for 67%, 66% and 89% of net premiums written in 1995, 1994 and 1993, respectively. Additionally, net premiums written in 1995 for the Company's three largest customers, each amounting to more than 10% of total net premiums written in 1995, were $12.7 million, $7.0 million and $3.5 million. Similarly, net premiums written in 1994 for the Company's four largest customers were $2.7 million $2.4 million, $1.6 million and $1.2 million, while in 1993, net premiums written for the Company's largest customer amounted to $1.2 million. Approximately 31% of the Company's risk in force at December 31, 1995 was concentrated in California.

    On November 28, 1995, the Company completed an initial public offering of its common stock (see Note 15).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accompanying consolidated financial statements include the accounts of the Company and its insurance subsidiaries. All significant intercompany accounts and transactions have been eliminated. These financial statements have been prepared in conformity with generally accepted accounting principles (GAAP) which, for the insurance subsidiaries, differ in certain respects from the accounting practices prescribed or permitted by state insurance regulatory authorities (statutory basis) (see Note 3). Significant accounting policies are as follows:

USE OF ESTIMATES

    The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INVESTMENTS

    The Company adopted the provisions of Financial Accounting Standards Board
(FASB) Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of January 1, 1994. As a result, fixed maturities that are available for sale are carried at fair value. For 1993, fixed maturities were carried at amortized cost. Unrealized gains and losses on fixed maturities available for sale are excluded from operations and are recorded directly to common stockholders' equity, net of related deferred income taxes. The cumulative effect of the adoption of Statement No. 115 increased common stockholders' equity by $3.1 million, net of deferred income taxes, to reflect the net unrealized gains on fixed maturities previously carried at amortized cost. In accordance with Statement No. 115, prior-period financial statements have not been restated to reflect the change in accounting principles.

    The amortized cost of fixed maturities is adjusted for amortization of premiums to the first call date and the accretion of discounts to maturity. Such adjustments are included in net investment income. Included in fixed maturities are investments in collateralized mortgage obligations whose amortized cost is

                      AMERIN CORPORATION AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) determined using the interest method including anticipated prepayments. Prepayment assumptions are obtained from dealer surveys.

    Short-term investments are carried at cost, which approximates fair value. Cash equivalents are highly liquid investments. Both short-term investments and cash equivalents have maturities of three months or less.

    Interest on fixed maturities is recognized in earnings as the interest accrues. Realized gains and losses on investments are computed using specific amortized costs of the securities sold and are reflected in the statements of operations.

PREMIUM REVENUE RECOGNITION

    Premiums are written on an annual, monthly and single premium basis. Annual and monthly premiums written with respect to a policy year are earned on a daily pro rata basis over the policy year. Portions of annual premiums which relate to risk periods extending beyond the policy year are amortized over the period at risk in correspondence with the expiration of risk. Single premiums written for a coverage period of more than one year are amortized over the entire coverage period, principally in correspondence with the expiration of risk.

POLICY ACQUISITION COSTS

    Policy acquisition costs include only those costs that relate directly to, and vary with, premium production. Such costs include compensation of employees involved in underwriting, marketing and policy issuance functions, state premium taxes, and certain other underwriting expenses. Net acquisition costs are deferred and amortized over the period in which the related premiums are earned. Anticipated claims and claim adjustment expenses are considered in determining the recoverability of acquisition costs.

LOSS RESERVES

    Reserves are established for reported insurance losses based on when notices of default of insured mortgage loans are received. Reserves also reflect estimates for losses incurred on notices of default not yet reported by the lender. Reserves are established by management using estimated claim rates and claim amounts in estimating the ultimate loss. Although considerable variability is inherent in such estimates, management believes that the reserves for losses are adequate. Adjustments to reserve estimates are reflected in the financial statements in the periods in which the adjustments are made.

LEASEHOLD IMPROVEMENTS, FURNITURE AND EQUIPMENT

    Leasehold improvements, furniture and equipment consist of office improvements, furniture and fixtures, office equipment, computer hardware and software, which are recorded at cost and charged against income principally over their estimated service lives or, in the case of leasehold improvements, over the term of the lease. Depreciation is computed on the straight-line method over a period of five to ten years. Maintenance and repairs are charged to expense as incurred.

                      AMERIN CORPORATION AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
GOODWILL AND OTHER INTANGIBLES

    Goodwill represents the excess of cost over net assets purchased in connection with the 1992 acquisition of Amerin Guaranty by the Company and is amortized on a straight-line basis over 20 years. The Company periodically evaluates the existence of goodwill impairment based principally on projected undiscounted net cash flows of Amerin Guaranty.

    Other intangibles include organizational and start-up costs incurred in the first year of operations. These costs are amortized using the straight-line method over five years.

INCOME TAXES

    Deferred income taxes are provided for temporary differences between the financial reporting and tax bases of assets and liabilities.

    Mortgage guaranty insurance companies are permitted to deduct from taxable income, subject to certain limitations, amounts added to statutory basis contingency loss reserves. The amounts deducted must be included in taxable income in the 10th year after being added to the contingency reserves or upon prior release of such reserves to cover excess losses as permitted by insurance regulators. The deductions from taxable income are only allowed to the extent that U.S. government non-interest-bearing tax and loss bonds are purchased and held in an amount equal to the tax benefit attributable to such deductions. At December 31, 1995 and 1994, the Company had no investment in U.S. government non-interest-bearing tax and loss bonds.

NET LOSS PER COMMON SHARE

    Net loss per share of common stock is determined by dividing net income or loss, less dividends on preferred stock, by the weighted-average number of common stock and common stock equivalents (dilutive stock options) outstanding. For 1995, the weighted average shares of common stock includes 13,340,000 shares issued on November 28, 1995, in conjunction with the Company's initial public offering. Weighted average shares in 1995 also includes 2,250,068 shares as of November 28, 1995 out of a total of 11,000,000 shares that were previously excluded from weighted average shares due to the fact that such shares were subject to contingent recall provisions and the conditions required for the removal of the recall provisions on the 11,000,000 shares had not been met. The Company's initial public offering removed the recall provisions on 2,250,068 of the 11,000,000 shares and resulted in the cancellation of the remaining 8,749,932 shares (see Note 15).

    Where the effect of common stock equivalents on net income or loss per share would be antidilutive, they are excluded from the average shares outstanding. During 1995, 1994 and 1993, all of the Company's common stock equivalents (stock options) are antidilutive and are excluded from average shares outstanding. However, common stock awards and options issued in the 12 months prior to the Company's initial public offering are treated as common stock equivalents for 1995, 1994 and 1993, even if antidilutive. Fully diluted net loss per share is equal to primary net loss per share for 1995, 1994 and 1993. Because preferred stock was not convertible until 2007 at which time it was mandatorily convertible, conversion is not assumed for purposes of calculating primary or fully-diluted net loss per share in 1995, 1994 and 1993. The preferred stock was redeemed in December, 1995.

                      AMERIN CORPORATION AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RECLASSIFICATIONS

    Certain amounts in these financial statements have been reclassified from amounts reported in previously issued financial statements to conform to the current presentation.

3. STATUTORY ACCOUNTING PRACTICES

    The consolidated financial statements are prepared in conformity with GAAP which, for Amerin Guaranty and Amerin Re, differ in certain respects from accounting practices prescribed or permitted by state insurance regulatory authorities (statutory basis). The following are the significant differences between statutory basis accounting practices and GAAP:

    - Investments in bonds are carried at amortized cost on a statutory basis. GAAP requires that such fixed-maturity securities be classified as held-to-maturity, trading, or available-for-sale. Held-to-maturity securities are carried at amortized cost, and securities classified as trading or available-for-sale are carried at fair value. Unrealized holding gains and losses are reported in income for those securities classified as trading and as a separate component of common stockholders' equity for those securities classified as available-for-sale.

    - Policy acquisition costs are charged to current operations on a statutory basis as incurred rather than deferred and amortized as related premiums are earned under GAAP.

    - A contingency reserve is computed on the basis of statutory requirements for the security of all policyholders, regardless of whether loss contingencies actually exist; such reserves are not permitted under GAAP.

    - Certain assets designated as "nonadmitted assets" are charged directly against surplus on a statutory basis but are reflected as assets under GAAP.

    - Federal income taxes on a statutory basis are only provided on taxable income for which income taxes are currently payable, while under GAAP, taxes are also provided for temporary differences between the financial reporting and tax bases of assets and liabilities.

    In connection with the Company's November 1995 initial public offering, a nonrecurring non-cash compensation charge was recorded under GAAP related to ownership of the Company's common stock by two employees of Amerin Guaranty. Such non-cash compensation charges, which have no effect on total stockholders' equity, are not recorded on a statutory basis.

                      AMERIN CORPORATION AND SUBSIDIARIES

3. STATUTORY ACCOUNTING PRACTICES (CONTINUED)
    The following is a reconciliation of the Company's 1995, 1994 and 1993 consolidated net income (loss) and common stockholders' equity presented on a GAAP basis to the corresponding amounts reported on a statutory basis for the insurance subsidiaries:

                                                                                     COMMON
                                                                     NET INCOME   STOCKHOLDERS'
                                                                       (LOSS)        EQUITY
                                                                     -----------  ------------
                                                                     (IN THOUSANDS OF DOLLARS)

1995:
  Consolidated GAAP basis amounts..................................   $ (22,811)   $  274,137
  Company only amounts and eliminations............................         258        (5,789)
                                                                     -----------  ------------
  Insurance subsidiaries GAAP basis amounts........................     (22,553)      268,348
  Fixed maturities available-for-sale..............................      --            (4,979)
  Deferred policy acquisition costs................................      (1,545)       (4,419)
  Compensation expense.............................................      35,741        --
  Contingency reserves.............................................      --           (18,892)
  Nonadmitted assets...............................................      --            (3,045)
  Deferred income taxes............................................          44         1,787
  Contingency reserve tax deduction................................         607           607
                                                                     -----------  ------------
  Statutory basis amounts..........................................   $  12,294    $  239,407
                                                                     -----------  ------------
                                                                     -----------  ------------

1994:
  Consolidated GAAP basis amounts..................................   $   2,008    $   58,081
  Company only amounts and eliminations............................         647        36,856
                                                                     -----------  ------------
  Insurance subsidiaries GAAP basis amounts........................       2,655        94,937
  Fixed maturities available-for-sale..............................      --             4,987
  Deferred policy acquisition costs................................      (2,617)       (2,874)
  Contingency reserves.............................................      --            (4,320)
  Nonadmitted assets...............................................      --            (1,186)
                                                                     -----------  ------------
  Statutory basis amounts..........................................   $      38    $   91,544
                                                                     -----------  ------------
                                                                     -----------  ------------

1993:
  Consolidated GAAP basis amounts..................................   $  (2,795)   $   40,840
  Company only amounts and eliminations............................         577        31,420
                                                                     -----------  ------------
  Insurance subsidiary GAAP basis amounts..........................      (2,218)       72,260
  Deferred policy acquisition costs................................        (257)         (257)
  Contingency reserves.............................................      --              (427)
  Nonadmitted assets...............................................      --            (1,196)
                                                                     -----------  ------------
  Statutory basis amounts..........................................   $  (2,475)   $   70,380
                                                                     -----------  ------------
                                                                     -----------  ------------

                      AMERIN CORPORATION AND SUBSIDIARIES

4. INVESTMENTS

    The amortized cost and fair value of investments in fixed-maturity securities are summarized as follows:

                                                                   AMORTIZED   UNREALIZED   UNREALIZED
                                                                      COST        GAIN         LOSS      FAIR VALUE
                                                                   ----------  -----------  -----------  ----------
                                                                              (IN THOUSANDS OF DOLLARS)

At December 31, 1995:
  U.S. Treasury..................................................  $   23,847   $     897    $      42   $   24,702
  Foreign governments............................................       1,559      --               99        1,460
  States and political subdivisions..............................      74,230       3,100           64       77,266
  Corporate securities...........................................      27,202         889            7       28,084
  Mortgage-backed securities.....................................      19,216         408          115       19,509
                                                                   ----------  -----------  -----------  ----------
Total fixed maturities...........................................  $  146,054   $   5,294    $     327   $  151,021
                                                                   ----------  -----------  -----------  ----------
                                                                   ----------  -----------  -----------  ----------
At December 31, 1994:
  U.S. Treasury..................................................  $   26,146   $      13    $   1,281   $   24,878
  Foreign governments............................................       1,561      --              367        1,194
  States and political subdivisions..............................      23,125          18          741       22,402
  Corporate securities...........................................      25,297      --            1,364       23,933
  Mortgage-backed securities.....................................      13,751      --            1,242       12,509
  Other securities...............................................       1,403      --               23        1,380
                                                                   ----------  -----------  -----------  ----------
Total fixed maturities...........................................  $   91,283   $      31    $   5,018   $   86,296
                                                                   ----------  -----------  -----------  ----------
                                                                   ----------  -----------  -----------  ----------

    The fair value of investments is determined by using public market quotations for such securities. The carrying amount of the Company's available-for-sale fixed-maturity investments can increase or decrease significantly in the near term as a result of changes in market interest rates.

    A summary of the amortized cost and fair value of investments in fixed-maturity securities at December 31, 1995, by contractual maturity, follows:

                                                                    AMORTIZED COST  FAIR VALUE
                                                                    --------------  ----------
                                                                    (IN THOUSANDS OF DOLLARS)

Due in one year or less...........................................    $    6,038    $    6,021
Due after one year through five years.............................        33,491        34,179
Due after five years through ten years............................        14,954        15,999
Due after ten years...............................................        72,355        75,312
Mortgage-backed securities........................................        19,216        19,510
                                                                    --------------  ----------
                                                                      $  146,054    $  151,021
                                                                    --------------  ----------
                                                                    --------------  ----------

    Expected maturities may differ from the contractual maturities shown in the foregoing table because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                      AMERIN CORPORATION AND SUBSIDIARIES

4. INVESTMENTS (CONTINUED)
    Proceeds from sales of fixed-maturity securities were $28.4 million, $17.4 million and $42.4 million in 1995, 1994 and 1993, respectively. Gross gains and losses realized on those sales are presented below:

                                                                      1995       1994       1993
                                                                    ---------  ---------  ---------
                                                                       (IN THOUSANDS OF DOLLARS)

Realized on sales of fixed-maturity securities:
  Gains...........................................................  $     520  $     442  $     775
  Losses..........................................................        (29)        (7)       (68)
                                                                    ---------  ---------  ---------
Net realized gains................................................  $     491  $     435  $     707
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

    The changes in net unrealized gains (losses) on investments in fixed-maturity securities were $10.0 million in 1995, ($8.0 million) in 1994 and $3.2 million in 1993.

    At December 31, 1995, investments with a carrying amount of $9.0 million were on deposit with state insurance departments to satisfy regulatory requirements.

    The composition of net investment income is as follows:

                                                                     1995       1994       1993
                                                                   ---------  ---------  ---------
                                                                      (IN THOUSANDS OF DOLLARS)
Fixed-maturity securities........................................  $   6,684  $   4,697  $   4,309
Short-term investments...........................................      1,087        238         54
                                                                   ---------  ---------  ---------
                                                                       7,771      4,935      4,363
Less: Investment expenses........................................        159        117        111
                                                                   ---------  ---------  ---------
Net investment income............................................  $   7,612  $   4,818  $   4,252
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

5. LOSS RESERVES

    The following table is a reconciliation of the beginning and ending reserve for losses and loss adjustment expenses for the years shown:

                                                                            YEAR ENDED
                                                                           DECEMBER 31,
                                                                       --------------------
                                                                         1995       1994
                                                                       ---------  ---------

                                                                         (IN THOUSANDS OF
                                                                             DOLLARS)
Balance, January 1...................................................  $     262  $  --
Losses and loss adjustment expenses, principally in respect of default notices occurring in:
    Current year.....................................................      7,037        262
    Prior years......................................................        720     --
                                                                       ---------  ---------
    Total losses and loss adjustment expenses........................      7,757        262
                                                                       ---------  ---------
Loss and loss adjustment expense payments principally in respect of default notices occurring in:
    Current year.....................................................        520     --
    Prior years......................................................        407     --
                                                                       ---------  ---------
    Total payments...................................................        927     --
                                                                       ---------  ---------
Balance, December 31.................................................  $   7,092  $     262
                                                                       ---------  ---------
                                                                       ---------  ---------

                      AMERIN CORPORATION AND SUBSIDIARIES

6. INCOME TAXES

    The Company and its subsidiaries file a consolidated federal income tax return. The Company increased its valuation allowance by $1.5 million in 1993 offsetting deferred tax assets principally relating to tax loss carryforwards. In 1994, the valuation allowance increased by $1.4 million, including an increase of $1.7 million relating to unrealized losses on investments reported as a component of common stockholders' equity. The 1994 provision for income taxes includes deferred tax expense of $.4 million related principally to increases in deferred policy acquisition costs and a decrease of $.4 million in the valuation allowance. The valuation allowances were provided because the Company's historical operating losses represented negative evidence that it was more likely than not that the Company would not be able to utilize the net operating loss carryforwards.

    For 1995, the Company decreased the valuation allowance by $4.5 million, including a decrease of $1.7 million related to unrealized gains on investments reported as a component of common stockholders' equity. The remaining decrease in the valuation allowance is related principally to the utilization of net operating loss carryforwards. Amerin also has an alternative minimum tax credit carryforward of $.3 million that has no expiration date.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                        1995       1994
                                                                      ---------  ---------
                                                                        (IN THOUSANDS OF
                                                                            DOLLARS)

Deferred tax liabilities:
Deferred policy acquisition costs...................................  $   1,547  $   1,006
  Unrealized gain on investments....................................      1,738     --
  Tax over book depreciation........................................        229        292
  Other.............................................................        133         21
                                                                      ---------  ---------
Total deferred tax liabilities......................................      3,647      1,319
Deferred tax assets:
  Net operating loss carryforwards..................................     --          3,566
  Unearned premium reserves.........................................        890        443
  Unrealized loss on investments....................................     --          1,746
  Accrued liabilities...............................................         43         55
  Reserve discounting...............................................        234          8
  Alternative minimum tax carryforward..............................        324     --
  Other.............................................................        373     --
                                                                      ---------  ---------
Total deferred tax assets...........................................      1,864      5,818
Valuation allowance for deferred tax assets.........................     --         (4,499)
                                                                      ---------  ---------
Deferred tax assets net of valuation allowance......................      1,864      1,319
                                                                      ---------  ---------
Net deferred tax amount.............................................  $   1,783  $  --
                                                                      ---------  ---------
                                                                      ---------  ---------

    The nature of the Company's deferred tax assets and liabilities at December 31, 1995 is such that the general reversal pattern for these temporary differences is expected to result in the full realization of the Company's deferred tax assets.

                      AMERIN CORPORATION AND SUBSIDIARIES

6. INCOME TAXES (CONTINUED)
    The Company has elected to purchase non-interest bearing United States Mortgage Guaranty Tax and Loss Bonds in lieu of paying federal income taxes to the extent permissible under Internal Revenue Code Section 832(e). The Company accounts for these purchases as a payment of current federal income taxes. Accordingly, at December 31, 1995 the Company was obligated to purchase $.6 million of United States Mortgage Guaranty Tax and Loss Bonds.

    The Company paid income taxes of $.8 million and $.02 million in 1995 and 1994, respectively, and no income taxes were paid in 1993.

    The Company's income tax provision varied from the statutory federal income tax rate applied to its net income (loss) before taxes as follows:

                                                                     1995       1994       1993
                                                                   ---------  ---------  ---------
                                                                      (IN THOUSANDS OF DOLLARS)

Statutory federal income tax rate applied to net income (loss)
  before taxes...................................................  $  (7,487) $     683  $    (950)
Add (deduct) tax effect of:
  Nondeductible compensation.....................................     12,510     --         --
  Nondeductible goodwill amortization and other nondeductible
  expenses.......................................................         77         75         73
  Tax-exempt interest............................................       (533)      (399)      (597)
  Increase (decrease) in valuation allowance.....................     (2,753)      (369)     1,518
  Other (net)....................................................       (395)        10        (44)
                                                                   ---------  ---------  ---------
Income tax provision.............................................  $   1,419  $  --      $  --
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

7. REINSURANCE

    Amerin Guaranty reinsures portions of its risks through reinsurance treaties. This process serves to limit Amerin Guaranty's exposure on such risks. Reinsurance ceded reduced premiums earned by $.4 million in 1995, $4,000 in 1994, and $170 in 1993. Amerin Guaranty would remain liable to its policyholders to the extent that such reinsurers do not meet their obligations under these arrangements.

                      AMERIN CORPORATION AND SUBSIDIARIES

8. RELATED PARTY TRANSACTIONS

    Prior to the Company's initial public offering, the Company utilized a directors and officers liability insurance program in which an affiliate of a principal common stockholder insured the first layer. Premiums paid in 1995, 1994 and 1993 for the first layer were $.08 million, $.01 million and $.1 million, respectively.

    During 1995 and 1994, both the Company and its subsidiaries maintained cash accounts at an affiliate of one of the principal stockholders.

    The Company also invested short-term funds with an affiliate of a principal stockholder. As of December 31, 1995 and 1994, the balance of such invested funds was $.2 million and $.4 million, respectively.

    Since 1992, the Company has utilized the services of two travel agencies for its business travel needs. The spouse of the President of the Company has been an employee of each such agency. The Company has spent $1.1 million, $.8 million and $.7 million on travel expenses in 1995, 1994 and 1993, respectively.

9. INCENTIVE COMPENSATION

    The Company has a long-term incentive plan (Plan), which provides additional compensation to officers of Amerin Guaranty. Under the Plan, an aggregate of 8,300,000 shares of common stock may be issued or sold as restricted stock or sold under incentive stock options, as the result of awards made to Plan participants. Incentive stock options awarded under the Plan vest over a five-year schedule. Plan participants are bound by an agreement not to vote any shares acquired under the Plan, until a future date determined by the Company's board of directors.

    Awards of shares made or approved in 1995, 1994 and 1993, including those approved pursuant to the Plan, resulted in compensation expense of $.07 million, $.4 million and $.1 million, respectively. All of such compensation expense represented the fair value of the shares of common stock awarded, together with related gross-up payments to certain Plan participants for the tax consequences of those share grants. Prior to 1993, such grants included an award of 750,000 shares of Voting Common Stock to an officer. Options to acquire 4,375,000 shares at a price of $.28 per share were also approved prior to 1993. The 750,000 award shares and the options to acquire 4,375,000 shares of Voting Common Stock were subject to certain restrictions including transfer limitations and contingent recall provisions as described in a stock and voting agreement. Prior to 1995, conditions required for the removal of the recall provisions had not been met. In 1995, in connection with the Company's initial public offering, the conditions for the removal of the recall provisions on the 750,000 award shares and 34 of the options were met and the recall provisions were removed. The remaining 4,374,966 options were cancelled. (See Note 15).

                      AMERIN CORPORATION AND SUBSIDIARIES

9. INCENTIVE COMPENSATION (CONTINUED)
    A summary of option activity for 1995 and 1994 is as follows:

                                                                     1995                        1994
                                                          ---------------------------  -------------------------
                                                            NO. OF                       NO. OF
                                                            SHARES      PRICE RANGE      SHARES     PRICE RANGE
                                                          -----------  --------------  ----------  -------------
Options outstanding at beginning of year................    5,053,125  $    .28-$5.26   4,859,500  $   .28-$4.24
  Granted...............................................       70,600  $  5.30-$23.25     220,250  $  4.24-$5.26
  Exercised.............................................      --                           --
  Canceled (Note 15)....................................   (4,431,966) $    .28-$5.26     (26,625)         $4.24
                                                          -----------  --------------  ----------  -------------
Options outstanding at end of year......................      691,759  $  4.24-$23.25   5,053,125  $   .28-$5.26
                                                          -----------  --------------  ----------  -------------
                                                          -----------  --------------  ----------  -------------
Options exercisable at end of year......................      197,750           $4.24     107,750          $4.24
                                                          -----------  --------------  ----------  -------------
                                                          -----------  --------------  ----------  -------------
Shares available for grant at end of year...............    6,679,366                   2,320,250
                                                          -----------                  ----------
                                                          -----------                  ----------

    In addition, bonuses are paid to certain officers of Amerin Guaranty pursuant to terms of employment or as a result of meritorious performance. Such bonuses amounted to $.5 million in 1995, $.6 million in 1994 and $.3 million in 1993.

    In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation," which will be effective for, and reflected in, financial statements of the Company for all periods commencing on or after January 1, 1996. Statement No. 123 allows companies to expense the fair value of employee stock options or to continue the Company's current practice of recognizing no compensation expense since the amount an employee must pay to acquire the Company's stock (the option exercise price) is equal to the stock's market value at the grant date. Companies not expensing the fair value of employee stock options will be required to disclose the pro forma effects on operations had the fair value of the options been expensed. The Company anticipates implementing the disclosure requirements of Statement No. 123 in its 1996 financial statements.

10. REDEEMABLE PREFERRED STOCK AND COMMON STOCKHOLDERS' EQUITY

REDEEMABLE CUMULATIVE CONVERTIBLE PREFERRED STOCK

    Activity for 1995, 1994 and 1993, with respect to shares of 13.5% Redeemable Cumulative Convertible Preferred Stock, par value $.01, stated value $1,000, is as follows:

                                                                                     NUMBER
                                                                                    OF SHARES
                                                                                   -----------
Shares outstanding, January 1, 1993..............................................    31,250.29
Pay-in-kind dividends............................................................     4,437.21
                                                                                   -----------
Shares outstanding, December 31, 1993............................................    35,687.50
Pay-in-kind dividends............................................................     5,067.24
                                                                                   -----------
Shares outstanding, December 31, 1994............................................    40,754.74
Pay-in-kind dividends............................................................     5,287.30
                                                                                   -----------
                                                                                     46,042.04
December 1, 1995 redemption (Note 15)............................................   (46,042.04)
                                                                                   -----------
Shares outstanding, December 31, 1995............................................      --
                                                                                   -----------
                                                                                   -----------

                      AMERIN CORPORATION AND SUBSIDIARIES

10. REDEEMABLE PREFERRED STOCK AND COMMON STOCKHOLDERS' EQUITY (CONTINUED)
    Prior to the redemption on December 1, 1995 of the outstanding shares of 13.5% Redeemable Cumulative Convertible Preferred Stock, each such share was convertible into Common Stock on June 30, 2007. The Company had the option to redeem the outstanding preferred shares at a price of $1,000 per share (plus all accrued and unpaid dividends); provided, however, that between July 1, 1995 and June 30, 2007, if preferred shares had been transferred under certain circumstances to a person other than any of the original institutional stockholders or their affiliates, the per share redemption price of such preferred shares would have ranged from $1,000 to $1,030 per share. The preferred shares were redeemable at the option of the holders upon a change of control of the Company. Pursuant to the restated certificate of incorporation, conversion was mandatory on June 30, 2007. The mandatory conversion formula provided for such preferred shares to be converted to the number of common shares equal to the liquidation value of the preferred shares plus accrued dividends divided by 70% of the fair market value of the Common Stock. This conversion formula was subject to certain adjustments as defined in the restated certificate of incorporation.

    Dividends on preferred shares were payable on the last day of each quarter. Dividends for 1995, 1994 and 1993 totaled $5.3 million, $5.1 million and $4.4 million, respectively, and were paid in additional shares (including fractional shares) of preferred stock. The preferred shares were nonvoting, unless dividends were in arrears. Assuming 2,547,170 shares of the common stock and related proceeds of the Company's November 1995 initial public offering had been used to redeem the Preferred Stock at the beginning of the year, the 1995 net loss per share would have been reduced to $(1.58).

COMMON STOCK

    Activity for 1995, 1994 and 1993, with respect to Amerin Corporation's outstanding Common Stock, $.01 par value (see Note 15), is as follows:

                                                                         NUMBER OF SHARES
                                                                     ------------------------
                                                                        VOTING     NONVOTING
                                                                        COMMON       COMMON
                                                                        STOCK        STOCK
                                                                     ------------  ----------
Outstanding at January 1, 1993.....................................    17,081,375   1,113,750
Shares issued under long-term incentive plan.......................        22,250      --
                                                                     ------------  ----------
Outstanding at December 31, 1993...................................    17,103,625   1,113,750
Shares issued under long-term incentive plan.......................        55,500      --
August 24, 1994 issuance...........................................       630,375   2,495,875
                                                                     ------------  ----------
Outstanding at December 31, 1994...................................    17,789,500   3,609,625
Shares issued under long-term incentive plan.......................         2,250      --
November 28, 1995 issuance.........................................    13,340,000      --
Cancellation of restricted shares (Note 15)........................    (8,749,932)     --
                                                                     ------------  ----------
Outstanding at December 31, 1995...................................    22,381,818   3,609,625
                                                                     ------------  ----------
                                                                     ------------  ----------

    Ten shares of formerly authorized common stock were recapitalized on April 15, 1992 into 82,000 shares of Voting Common Stock which in turn were recapitalized into 10,250,000 shares of Voting Common Stock per the recapitalization effected on November 2, 1995. Such shares were subject to certain restrictions including transfer limitations and contingent recall provisions as described in a stock and voting agreement. Prior to 1995, conditions required for the removal of the recall provisions had not been met. In

                      AMERIN CORPORATION AND SUBSIDIARIES

10. REDEEMABLE PREFERRED STOCK AND COMMON STOCKHOLDERS' EQUITY (CONTINUED)
1995, in connection with the Company's initial public offering, the conditions for the removal of the recall provisions on 2,250,068 of these 10,250,000 shares and the 750,000 shares held by an officer (see Note 9) were met and the recall provisions were removed. As a result, 8,749,932 of these shares were cancelled (see Note 15).

    Shares of Voting Common Stock and Nonvoting Common Stock shall rank equally as regards dividend rights, rights on liquidation, and winding up and dissolution.

    Each holder of shares of Voting Common Stock shall be entitled to one vote per share on each matter on which the stockholders of the Company shall be entitled to vote. Except as otherwise required by law, each outstanding share of Nonvoting Common Stock shall not be entitled to vote on any matter on which the stockholders of the Company shall be entitled to vote. On any matter on which the holders of shares of Voting Common Stock and the holders of Nonvoting Common Stock are entitled to vote, they shall vote together as a single class, and each holder of shares of Nonvoting Common Stock shall be entitled to one vote for each share of such stock. Notwithstanding the foregoing, holders of shares of Nonvoting Common Stock shall be entitled to vote as a separate class on any amendment, repeal or modification of any provision of the Certificate of Incorporation that adversely affects the powers, preferences or special rights of holders of the Nonvoting Common Stock.

    The Voting Common Stock is convertible into the same number of shares of Nonvoting Common Stock by any regulated stockholder, at any time, provided that the Company will not be required to effect a conversion that would result in a violation by the Company or its subsidiaries, of any law, rule, regulation, or requirement of any governmental authority at that time. Additional restrictions apply to this conversion as defined in the Certificate of Incorporation.

    The Nonvoting Common Stock is convertible into the same number of shares of Voting Common Stock by any stockholder, at any time, subject to restrictions as defined in the Certificate of Incorporation.

11. COMMITMENTS AND CONTINGENCIES

    During 1995, the Company entered into a noncancelable ten year operating lease for office space. In addition to base rental costs, the lease provides for rent escalations resulting from increased assessments for real estate taxes, utilities and maintenance. Aggregate minimum rental commitments under the lease are $.2 million in 1996, $.2 million in 1997, $.2 million in 1998, $.2 million in 1999, $.2 million in 2000, and $1.4 million thereafter. Rent expense for 1995 was $.3 million. Previously, the Company and its subsidiaries leased office space under a noncancelable operating lease that expired in 1995. Rental expense for this lease was $.2 million and $.1 million in 1994 and 1993, respectively.

    The Company has agreed to loan an officer an amount necessary to cover the potential tax liability, if any, that may be incurred by the officer in the event that a determination is made that the receipt of shares of Voting Common Stock constituted a taxable event.

12. DIVIDEND RESTRICTIONS

    Under Illinois insurance regulations, Amerin Guaranty and Amerin Re are each required to maintain statutory basis capital and surplus of $1.5 million. The statutory basis capital and surplus of Amerin Guaranty was $208.7 million and $86.2 million at December 31, 1995 and 1994, respectively. The statutory

                      AMERIN CORPORATION AND SUBSIDIARIES

12. DIVIDEND RESTRICTIONS (CONTINUED)
basis capital and surplus of Amerin Re was $30.7 million and $5.3 million at December 31, 1995 and 1994, respectively.

    Insurance regulations limit the writing of mortgage guaranty insurance to an aggregate amount of insured risk no greater than 25 times the total of statutory capital and surplus and the statutory basis contingency reserve. At December 31, 1995, the Company's insurance subsidiaries' risk-to-capital ratios were below these limits.

    The payment of dividends by the insurance subsidiaries without prior approval of the Illinois Insurance Department is subject to certain restrictions principally including those relating to the greater of 10% of the prior year's statutory basis earned surplus or net income. No dividends were paid in 1995, and no dividends are allowed in 1996 without prior approval.

    In addition, dividend restrictions have been placed on the Company and its subsidiaries by both Moody's Investors Services, Inc. and Standard & Poor's Corporation (collectively, Rating Agencies) as embodied in various support agreements (Agreements). Those restrictions require that no dividend will be declared or paid if the subsidiaries' net risk in force exceeds the maximum multiple of capital, as specified in the Agreements, or the subsidiaries' rating is less than the minimum rating allowed.

13. STANDBY COMMITMENTS

    The claims-paying ability of Amerin Guaranty is rated "AA" by Standard & Poor's Corporation and "Aa3" by Moody's Investor Services, Inc., based on the respective assessments by each rating service of the creditworthiness of Amerin Guaranty. Creditworthiness is a function of the level of paid-in and other capital, as well as other qualitative considerations. Prior to November 28, 1995, additional capital support was provided via standby capital in the form of standby commitments on the part of certain of the Company's stockholders. Such standby commitments terminated upon the consummation of the Company's initial public offering on November 28, 1995. The Company's stockholders had collateralized their standby commitments in the form of either an eight-year irrevocable nonrecourse letter of credit or via a market value security over-collateralization and trust vehicle in which collateral is pledged to a trustee in order to support the capital commitment. The Company was charged fees for the standby commitments. Such fees amounted to $.9 million, $.8 million and $.8 million in 1995, 1994 and 1993, respectively.

                      AMERIN CORPORATION AND SUBSIDIARIES

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

    A summary of unaudited quarterly results of operations for 1995 and 1994 is as follows:

                                                                            1ST        2ND        3RD        4TH
                                                                         ---------  ---------  ---------  ----------
                                                                                  (IN THOUSANDS OF DOLLARS)
1995
Net premiums earned....................................................  $   3,980  $   5,538  $   7,436  $   10,605
Net investment income and other........................................      1,671      1,958      1,848       2,626
Net income (loss)......................................................      1,582      2,491      4,662     (31,546)
Net income (loss) applicable to common stockholders....................        226      1,074      3,181     (32,578)

1994
Net premiums earned....................................................  $     307  $     484  $   1,503  $    2,943
Net investment income and other........................................      1,341      1,152      1,223       1,538
Net income (loss)......................................................       (397)      (177)     1,026       1,555
Net income (loss) applicable to common stockholders....................     (1,585)    (1,418)      (271)        214

15. RECAPITALIZATION AND INITIAL PUBLIC OFFERING

    On November 2, 1995, the Company effected a recapitalization of its common stock pursuant to which each previously issued and outstanding share of Class A Voting Common Stock and Voting Common Stock was reclassified into 125 new shares of Voting Common Stock and each previously issued and outstanding share of Class A Nonvoting Common Stock was reclassified into 125 new shares of Nonvoting Common Stock. In addition, the Company's three classes of authorized but unissued common stock were eliminated and a new class of 10,000,000 shares of preferred stock, $.01 par value, was authorized. The consolidated financial statements and the notes thereto have been restated to give retroactive effect to this recapitalization.

    On November 28, 1995, the Company completed an initial public offering of its common stock (the Initial Public Offering). The net proceeds of the Offering were $200.2 million and a portion of the proceeds were used to redeem all of the outstanding shares of the Company's Redeemable Preferred Stock. When the Initial Public Offering was consummated, the contingent recall provisions on 2,250,068 shares of common stock owned by the Company's Chairman and President were removed and 8,749,932 shares of common stock owned by such officers, which were in excess of the number of shares to which they were entitled upon consummation of the Initial Public Offering pursuant to the terms of a management agreement, were canceled without cost to the Company. Additionally, options to purchase 4,374,966 shares of common stock owned by the President prior to the Initial Public Offering were canceled. The removal of the contingent recall provisions for a portion of the shares owned by the officers resulted in compensation expense of $35.7 million and a corresponding increase in additional paid-in capital.

                      AMERIN CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                      SEPTEMBER 30,  DECEMBER 31,
                                                                                          1996           1995
                                                                                      -------------  ------------
                                                                                       (UNAUDITED)

                                                                                       (IN THOUSANDS OF DOLLARS)
    ASSETS
Investments:
  Fixed maturities available-for-sale at fair value.................................   $   286,011    $  151,021
  Short-term investments............................................................        25,690       145,961
                                                                                      -------------  ------------
Total investments...................................................................       311,701       296,982
Cash and cash equivalents...........................................................           737         1,054
Accrued investment income...........................................................         3,764         2,376
Premiums receivable.................................................................         5,374         2,375
Deferred policy acquisition costs...................................................         5,139         4,419
Leasehold improvements, furniture and equipment, at cost, net of accumulated
  depreciation......................................................................         3,953         4,199
Goodwill, net of accumulated amortization...........................................         2,319         2,431
Other intangibles, net of accumulated amortization..................................           236           478
Deferred income taxes...............................................................         1,555        --
Other assets........................................................................         2,051         2,014
                                                                                      -------------  ------------
Total assets........................................................................   $   336,829    $  316,328
                                                                                      -------------  ------------
                                                                                      -------------  ------------

    LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Liabilities:
  Unearned premiums.................................................................   $    19,141    $   12,710
  Loss reserves.....................................................................        15,375         7,092
  Current income taxes..............................................................           788           600
  Deferred income taxes.............................................................       --              1,783
  Payable for securities............................................................         8,830        15,724
  Accrued expenses and other liabilities............................................         3,669         4,282
                                                                                      -------------  ------------
  Total liabilities.................................................................        47,803        42,191
Common Stockholders' Equity (NOTE 1):
  Voting Common Stock, $.01 par, 50,000,000 shares authorized, 22,453,100 shares and
    22,381,818 shares issued and outstanding in 1996 and 1995, respectively.........           224           224
  Nonvoting Common Stock, $.01 par, 50,000,000 shares authorized, 3,609,625 issued
    and outstanding in 1996 and 1995................................................            36            36
  Additional paid-in capital........................................................       315,302       314,614
  Net unrealized investment gains (losses)..........................................        (2,543)        3,229
  Retained-earnings deficit.........................................................       (23,993)      (43,966)
                                                                                      -------------  ------------
Total common stockholders' equity...................................................       289,026       274,137
                                                                                      -------------  ------------
  Total liabilities and common stockholders' equity.................................   $   336,829    $  316,328
                                                                                      -------------  ------------
                                                                                      -------------  ------------

                            See accompanying notes.

                      AMERIN CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                         NINE MONTHS ENDED
                                                                                           SEPTEMBER 30,
                                                                                       ----------------------
                                                                                          1996        1995
                                                                                       ----------  ----------

                                                                                            (UNAUDITED)
                                                                                          (IN THOUSANDS OF
                                                                                        DOLLARS, EXCEPT PER
                                                                                            SHARE DATA)
Revenues:
  Net premiums written...............................................................  $   49,988  $   20,729
  Increase in unearned premiums......................................................      (6,431)     (3,775)
                                                                                       ----------  ----------
  Net premiums earned................................................................      43,557      16,954
  Net investment income..............................................................      12,401       4,984
  Realized investment gains (losses).................................................        (133)        493
                                                                                       ----------  ----------
Total revenues.......................................................................      55,825      22,431

Expenses:
  Losses incurred....................................................................      13,958       3,819
  Policy acquisition costs...........................................................       6,120       4,963
  Underwriting and other expenses....................................................       7,865       4,863
                                                                                       ----------  ----------
Total expenses.......................................................................      27,943      13,645
                                                                                       ----------  ----------
Net income before income taxes.......................................................      27,882       8,786
Income tax expense...................................................................       7,909          50
                                                                                       ----------  ----------
Net income...........................................................................      19,973       8,736

Pay-in-kind dividends on preferred stock.............................................      --           4,255
                                                                                       ----------  ----------
Net income applicable to common stockholders.........................................  $   19,973  $    4,481
                                                                                       ----------  ----------
                                                                                       ----------  ----------
Net income per common share..........................................................  $      .76  $      .42
                                                                                       ----------  ----------
                                                                                       ----------  ----------
Average common and common equivalent shares outstanding
  (in thousands).....................................................................      26,349      10,623

                            See accompanying notes.

                      AMERIN CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            NINE MONTHS ENDED
                                                                                              SEPTEMBER 30,
                                                                                         ------------------------
                                                                                            1996         1995
                                                                                         -----------  -----------
                                                                                               (UNAUDITED)
                                                                                             (IN THOUSANDS OF
                                                                                                 DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.............................................................................  $   19,973   $    8,736
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Change in:
    Accrued investment income and premiums receivable..................................      (4,387 )       (785 )
    Loss reserves......................................................................       8,283        3,399
    Unearned premiums..................................................................       6,431        3,775
    Accounts payable and accrued expenses..............................................          46          143
    Federal income taxes...............................................................         (43 )        (70 )
Policy acquisition costs deferred......................................................      (6,349 )     (5,004 )
Policy acquisition costs amortized.....................................................       5,629        3,829
Depreciation and other amortization....................................................         854          670
Realized investment losses (gains).....................................................         133         (493 )
Other items, net.......................................................................         199         (529 )
                                                                                         -----------  -----------
Net cash provided by operating activities..............................................      30,769       13,671

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of:
  Fixed maturity securities............................................................    (178,445 )    (49,024 )
  Property and equipment...............................................................        (787 )       (516 )
Sale or maturity of:
  Fixed maturity securities............................................................      27,469       30,833
  Short-term investments, net..........................................................     120,269        5,094
  Property and equipment...............................................................          --           20
                                                                                         -----------  -----------
Net cash used by investing activities..................................................     (31,494 )    (13,593 )

FINANCING ACTIVITIES
Issuance of common stock...............................................................         408           --
                                                                                         -----------  -----------
Net increase (decrease) in cash and cash equivalents...................................        (317 )         78
Cash and cash equivalents at beginning of period.......................................       1,054          694
                                                                                         -----------  -----------
Cash and cash equivalents at end of period.............................................  $      737   $      772
                                                                                         -----------  -----------
                                                                                         -----------  -----------

                            See accompanying notes.

                      AMERIN CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1996
                                  (UNAUDITED)

1. ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 1996, are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. For further information, refer to the audited consolidated financial statements and footnotes thereto included elsewhere in this Prospectus.

NET INCOME PER COMMON SHARE

    Net income per share of common stock is determined by dividing net income, less dividends on preferred stock, by the weighted-average number of shares of common stock and common stock equivalents (dilutive stock options) outstanding. For 1996, the weighted average shares of common stock includes 13,340,000 shares issued on November 28, 1995, in conjunction with Amerin Corporation's (the Company's) initial public offering in November 1995 (Initial Public Offering). Weighted average shares of common stock in 1996 also includes 2,250,068 shares as of November 28, 1995 out of a total of 11,000,000 shares that were previously excluded from weighted average shares due to the fact that such shares were subject to contingent recall provisions and the conditions required for the removal of the recall provisions on the 11,000,000 shares had not been met. The Company's Initial Public Offering removed the recall provisions on 2,250,068 of the 11,000,000 shares and resulted in the cancellation of the remaining 8,749,932 shares.

    Where the effect of common stock equivalents on net income per share would be antidilutive, they are excluded from the weighted average number of shares outstanding. Common stock awards and options issued in the 12 months prior to the Company's Initial Public Offering are treated as common stock equivalents for 1995. Fully diluted net income per share is equal to primary net income per share for the nine month periods ended September 30, 1996 and 1995.

COMMON STOCKHOLDERS' EQUITY

    For the nine months ended September 30, 1996, common stockholders' equity increased due to net income and the issuance of common stock under the Company's long-term incentive plan, and decreased due to unrealized investment losses.

2. INCOME TAXES

    The provision for income taxes varies from the statutory federal income tax rate applied to income before income taxes principally due to tax exempt interest and, in 1995, the effects of net operating loss carryforwards.

                                     [LOGO]

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                      [ALTERNATE INTERNATIONAL COVER PAGE]

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED JANUARY 24, 1997

                                4,250,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                               ------------------


OF THE 4,250,000 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "COMMON STOCK"), BEING OFFERED HEREBY, 850,000 SHARES ARE BEING OFFERED INITIALLY
 OUTSIDE OF THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS AND
  3,400,000 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS. SEE "UNDERWRITERS." ALL OF THE SHARES OF COMMON
   STOCK BEING OFFERED HEREBY ARE BEING SOLD BY THE SELLING STOCKHOLDERS.
    SEE "PRINCIPAL AND SELLING STOCKHOLDERS." THE COMPANY WILL NOT RECEIVE
    ANY PROCEEDS FROM THE SALE OF THE COMMON STOCK BY THE SELLING
     STOCKHOLDERS. THE COMMON STOCK IS LISTED ON THE NASDAQ NATIONAL
      MARKET UNDER THE SYMBOL "AMRN." ON JANUARY 23, 1997, THE REPORTED
      LAST SALE PRICE OF THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET
       WAS $22 3/4 PER SHARE.

                            ------------------------

            SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR INFORMATION
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------

                                PRICE $  A SHARE
                             ---------------------

                                                                UNDERWRITING      PROCEEDS TO
                                                PRICE TO       DISCOUNTS AND        SELLING
                                                 PUBLIC        COMMISSIONS(1)   STOCKHOLDERS(2)
                                            ----------------  ----------------  ----------------
PER SHARE.................................         $                 $                 $
TOTAL (3).................................         $                 $                 $

------------

(1) THE COMPANY AND THE SELLING STOCKHOLDERS HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(2) EXPENSES ESTIMATED AT $          WILL BE PAID BY THE COMPANY.

(3) THE SELLING STOCKHOLDERS HAVE GRANTED THE U.S. UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS FROM THE DATE HEREOF, TO PURCHASE UP TO 637,500 ADDITIONAL SHARES OF COMMON STOCK AT THE PRICE TO PUBLIC, LESS THE UNDERWRITING DISCOUNTS AND COMMISSIONS, FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE U.S. UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND
    PROCEEDS TO SELLING STOCKHOLDERS WILL BE $          , $          AND
    $          , RESPECTIVELY. SEE "UNDERWRITERS."

    THE SHARES OF COMMON STOCK ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY DAVIS POLK & WARDWELL, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT
DELIVERY OF THE SHARES OF COMMON STOCK WILL BE MADE ON OR ABOUT           , 1997
AT THE OFFICES OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, NEW YORK AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                            ------------------------

MORGAN STANLEY & CO.
       INTERNATIONAL
         CREDIT SUISSE FIRST BOSTON
                   DONALDSON, LUFKIN & JENRETTE
                         SECURITIES CORPORATION
                                                     J.P. MORGAN SECURITIES LTD.

              , 1997

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the Common Stock being registered hereby, other than underwriting discounts and commissions. All the amounts shown are estimates (except for SEC and NASD fees).


Securities and Exchange Commission registration fee.............  $  37,582
National Association of Securities Dealers, Inc. filing fee.....     12,903
Transfer Agent's and Registrar's fees...........................      7,000
Printing and engraving costs....................................    200,000
Accounting fees and expenses....................................     85,000
Legal fees (not including expenses).............................    125,000
Miscellaneous expenses..........................................     32,515
                                                                  ---------
      Total.....................................................  $ 500,000
                                                                  ---------
                                                                  ---------



    The Registrant will pay all expenses of registration, issuance and distribution (other than underwriting discounts and commissions) with respect to the shares being sold since the Selling Stockholders have certain contractual registration rights providing for the payment of such expenses.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Registrant's Amended and Restated Certificate of Incorporation (the "Certificate") provides that, to the fullest extent permitted by the Delaware General Corporation Law (the "GCL") or any other applicable law currently or hereafter in effect, no director of the Registrant will be personally liable to the Registrant or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Registrant. Section 102(b)(7) of the GCL, however, provides that the liability of a director shall not be eliminated or limited (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit.

    In addition, the Registrant's Amended and Restated By-laws provide that any person who is involved in any investigation, claim, action, suit or proceeding by reason of the fact that such person is or was or had agreed to become a director, officer, employee, or agent of the Registrant or is or was serving at the request of the board of directors or an officer of the Registrant as a director, officer, employee, or agent of another corporation, shall be indemnified by the Registrant to the fullest extent permitted by applicable law as then in effect against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection therewith. Such right of indemnification includes the right to be paid, in advance, any expenses incurred in connection with a proceeding (upon receipt of any required undertaking) and shall not be deemed exclusive of any other rights to which such person seeking indemnification may otherwise be entitled.

    Under the GCL, directors and officers as well as employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

    Reference is made to the Underwriting Agreement (Exhibit 1.1 to this Registration Statement) which provides for indemnification of the Company's officers, directors and controlling persons by the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    The Company maintains director and officer liability insurance which insures each director and certain officers of the Company against certain liabilities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) EXHIBITS. The following Exhibits are filed herewith and made a part hereof:


   EXHIBIT
   NUMBER                                              DESCRIPTION OF DOCUMENT
-------------  -------------------------------------------------------------------------------------------------------
        1.1    Form of Underwriting Agreement.
        3.1    Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to Amendment
                 No. 1 to the Registrant's Registration Statement on Form S-1 (Registration No. 33-97514) and
                 incorporated herein by reference).
        3.2    Amended and Restated By-laws of the Registrant (filed as Exhibit 3.2 to Amendment No. 1 to the
                 Registrant's Registration Statement on Form S-1 (Registration No. 33-97514) and incorporated herein by reference).
        4.1    Specimen certificate for the Common Stock, $.01 par value, of the Registrant (filed as Exhibit 4.1 to
                 Amendment No. 2 to the Registrant's Registration Statement on Form S-1 (Registration No. 33-97514)
                 and incorporated herein by reference).
        4.2*   Amended and Restated Shareholders Agreement dated as of November 1, 1995 among the Registrant, Gerald
                 L. Friedman, Stuart M. Brafman and the Investors party thereto.
        4.3    Amended and Restated Management Stock and Voting Agreement dated as of August 26, 1992 among Gerald L.
                 Friedman, Stuart M. Brafman and USMIC Corporation (filed as Exhibit 4.3 to Amendment No. 2 to the
                 Registrant's Registration Statement on Form S-1 (Registration No. 33-97514) and incorporated herein by reference).
        4.4*   Amendment No. 1 to the Amended and Restated Management Stock and Voting Agreement dated as of November
                 1, 1995 among the Company, Gerald L. Friedman and Stuart M. Brafman.
        4.5*   Amended and Restated Employee-Shareholders Agreement dated as of November 1, 1995 among the Company and the Employee Grantees party thereto.
        5.1    Opinion of Jones, Day, Reavis & Pogue.
       23.1    Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).
       23.2    Consent of Ernst & Young LLP.
       23.3    Consent of Davis Polk & Wardwell.
       23.4    Consent of Patton Boggs, L.L.P.
       24.1*   Powers of Attorney.


------------------------


*   Previously filed.


ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration

    Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (3) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (4) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on January 24, 1997.


                                          AMERIN CORPORATION


By:                     *
       ------------------------------------------
                   Gerald L. Friedman
    CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER



    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                                        TITLE                            DATE
------------------------------------------------  ------------------------------------------  -------------------

                       *                          Director; Chairman of the Board, President  January 24, 1997
--------------------------------------              and Chief Executive Officer (PRINCIPAL
               Gerald L. Friedman                   EXECUTIVE OFFICER)

                       *                          Senior Vice President, Chief Financial      January 24, 1997
--------------------------------------              Officer and Treasurer (PRINCIPAL
             George G. Freudenstein                 FINANCIAL OFFICER and PRINCIPAL
                                                    ACCOUNTING OFFICER)

                       *                          Director                                    January 24, 1997
--------------------------------------
                Peter H. Gleason

                       *                          Director                                    January 24, 1997
--------------------------------------
                Alan E. Goldberg

                       *                          Director                                    January 24, 1997
--------------------------------------
                Howard I. Hoffen

                       *                          Director                                    January 24, 1997
--------------------------------------
                Timothy A. Holt

                       *                          Director                                    January 24, 1997
--------------------------------------
                Larry E. Swedroe



*By:    RANDOLPH C. SAILER II
      -------------------------
        Randolph C. Sailer II
          ATTORNEY-IN FACT

                                 EXHIBIT INDEX


  EXHIBIT                                                                                                     PAGE
  NUMBER                                       DESCRIPTION OF DOCUMENT                                       NUMBER
-----------  --------------------------------------------------------------------------------------------  -----------
       1.1   Form of Underwriting Agreement.
       3.1   Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to
               Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Registration No.
               33-97514) and incorporated herein by reference).
       3.2   Amended and Restated By-laws of the Registrant (filed as Exhibit 3.2 to Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Registration No. 33-97514) and
               incorporated herein by reference).
       4.1*  Specimen certificate for the Common Stock, $.01 par value, of the Registrant (filed as
               Exhibit 4.1 to Amendment No. 2 to the Registrant's Registration Statement on Form S-1
               (Registration No. 33-97514) and incorporated herein by reference).
       4.2*  Amended and Restated Shareholders Agreement dated as of November 1, 1995 among the
               Registrant, Gerald L. Friedman, Stuart M. Brafman and the Investors party thereto.
       4.3   Amended and Restated Management Stock and Voting Agreement dated as of August 26, 1992 among
               Gerald L. Friedman, Stuart M. Brafman and USMIC Corporation (filed as Exhibit 4.3 to
               Amendment No. 2 to the Registrant's Registration Statement on Form S-1 (Registration No.
               33-97514) and incorporated herein by reference).
       4.4*  Amendment No. 1 to the Amended and Restated Management Stock and Voting Agreement dated as of November 1, 1995 among the Company, Gerald L. Friedman and Stuart M. Brafman.
       4.5*  Amended and Restated Employee-Shareholders Agreement dated as of November 1, 1995 among the
               Company and the Employee Grantees party thereto.
       5.1   Opinion of Jones, Day, Reavis & Pogue.
      23.1   Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).
      23.2   Consent of Ernst & Young LLP.
      23.3   Consent of Davis Polk & Wardwell.
      23.4   Consent of Patton Boggs, L.L.P.
      24.1*  Powers of Attorney.


------------------------


*   Previously filed.